Exhibit 10.11

EXECUTION VERSION

CREDIT AND GUARANTY AGREEMENT

dated as of July 23, 2014

among

TERRAFORM POWER OPERATING, LLC,

as Borrower,

TERRAFORM POWER, LLC,

as a Guarantor,

CERTAIN SUBSIDIARIES OF TERRAFORM POWER OPERATING, LLC,

as Guarantors,

VARIOUS LENDERS,

GOLDMAN SACHS BANK USA,

as Administrative Agent and Collateral Agent,

and

GOLDMAN SACHS BANK USA,

BARCLAYS BANK PLC,

CITIGROUP GLOBAL MARKETS INC.,

and

JPMORGAN CHASE BANK, N.A.

as Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents

and

SANTANDER BANK, N.A,

as Documentation Agent

$300 Million Term Loan and

$140 Million Revolving Loan

i

4.6.	Binding Obligation	83
4.7.	Historical Financial Statements	83
4.8.	Projections	84
4.9.	No Material Adverse Effect	84
4.10.	No Restricted Junior Payments	84
4.11.	Adverse Proceedings, Etc.	84
4.12.	Payment of Taxes	84
4.13.	Properties	85
4.14.	Environmental Matters	85
4.15.	No Defaults	86
4.16.	Material Contracts	86
4.17.	Governmental Regulation	86
4.18.	Federal Reserve Regulations; Exchange Act	86
4.19.	Employee Matters	86
4.20.	Employee Benefit Plans	87
4.21.	Certain Fees	87
4.22.	Solvency	87
4.23.	Compliance with Statutes, Etc.	87
4.24.	Disclosure	88
4.25.	PATRIOT Act	88
4.26.	Energy Regulatory Matters	89

Section 5.	AFFIRMATIVE COVENANTS	90
5.1.	Financial Statements and Other Reports	90
5.2.	Existence	94
5.3.	Payment of Taxes and Claims	94
5.4.	Maintenance of Properties	94
5.5.	Insurance	94
5.6.	Books and Records; Inspections	95
5.7.	Lenders Meetings	95
5.8.	Compliance with Laws	95
5.9.	Environmental	96
5.10.	Subsidiaries	97
5.11.	Additional Material Real Estate Assets	97
5.12.	Interest Rate Protection	99
5.13.	Further Assurances	99
5.14.	Cash Management Systems	100
5.15.	Designation of Subsidiaries	100
5.16.	Ratings	100
5.17.	Energy Regulatory Status	100
5.18.	Post-Closing Obligations	100

Section 6.	NEGATIVE COVENANTS	101
6.1.	Indebtedness	101
6.2.	Liens	103
6.3.	No Further Negative Pledges	105
6.4.	Restricted Junior Payments	106

6.5.	Restrictions on Subsidiary Distributions	106
6.6.	Investments	107
6.7.	Financial Covenants	108
6.8.	Fundamental Changes; Disposition of Assets	108
6.9.	Reserved	110
6.10.	Sales and Lease-Backs	110
6.11.	Transactions with Shareholders and Affiliates	110
6.12.	Conduct of Business	110
6.13.	Permitted Activities of Project Holdcos	110
6.14.	Amendments or Waivers of Organizational Documents and Certain Material Contracts	111
6.15.	Fiscal Year	111

Section 7.	GUARANTY	111
7.1.	Guaranty of the Obligations	111
7.2.	Contribution by Guarantors	111
7.3.	Payment by Guarantors	112
7.4.	Liability of Guarantors Absolute	112
7.5.	Waivers by Guarantors	114
7.6.	Guarantors’ Rights of Subrogation, Contribution, Etc.	115
7.7.	Subordination of Other Obligations	116
7.8.	Continuing Guaranty	116
7.9.	Authority of Guarantors or Borrower	116
7.10.	Financial Condition of Borrower	116
7.11.	Bankruptcy, Etc.	117
7.12.	Discharge of Guaranty Upon Sale of Guarantor	117
7.13.	Keepwell	118

Section 8.	EVENTS OF DEFAULT	118
8.1.	Events of Default	118

Section 9.	AGENTS	121
9.1.	Appointment of Agents	121
9.2.	Powers and Duties	122
9.3.	General Immunity	122
9.4.	Agents Entitled to Act as Lender	123
9.5.	Lenders’ Representations, Warranties and Acknowledgment	124
9.6.	Right to Indemnity	124
9.7.	Successor Administrative Agent, Collateral Agent and Swing Line Lender	125
9.8.	Collateral Documents and Guaranty	126
9.9.	Withholding Taxes	128
9.10.	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	128

Section 10.	MISCELLANEOUS	129
10.1.	Notices	129
10.2.	Expenses	131
10.3.	Indemnity	132
10.4.	Set-Off	133
10.5.	Amendments and Waivers	134
10.6.	Successors and Assigns; Participations	136
10.7.	Independence of Covenants	140
10.8.	Survival of Representations, Warranties and Agreements	140
10.9.	No Waiver; Remedies Cumulative	140
10.10.	Marshalling; Payments Set Aside	141
10.11.	Severability	141
10.12.	Obligations Several; Independent Nature of Lenders’ Rights	141
10.13.	Headings	141
10.14.	APPLICABLE LAW	141
10.15.	CONSENT TO JURISDICTION	142
10.16.	WAIVER OF JURY TRIAL	142
10.17.	Confidentiality	143
10.18.	Usury Savings Clause	144
10.19.	Effectiveness; Counterparts	144
10.20.	Entire Agreement	145
10.21.	PATRIOT Act	145
10.22.	Electronic Execution of Assignments	145
10.23.	No Fiduciary Duty	145
10.24.	Judgment Currency	146

APPENDICES:	A-1	Closing Date Term Loan Commitments
	A-2	Revolving Commitments
	B	Notice Addresses

SCHEDULES:	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.7	Historical Financial Statements
	4.13	Real Estate Assets
	4.16	Material Contracts
	4.26	Entities Regulated Under PURPA
	5.15	Required Restricted Subsidiaries
	6.2(r)	Certain Liens
	6.3	Certain Negative Pledges
	6.5	Certain Restrictions on Subsidiary Distributions
	6.6	Certain Investments
	6.11	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	A-3	Issuance Notice
	B-1	Revolving Loan Note
	B-2	Swing Line Note
	B-3	Term Loan Note
	C	Compliance Certificate
	D	Assignment Agreement
	E	Certificate re Non-Bank Status
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G	Counterpart Agreement
	H	Pledge and Security Agreement
	I	Mortgage
	J	Landlord Personal Property Collateral Access Agreement
	K	Intercompany Note
	L	Joinder Agreement
	M	Incumbency Certificate

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of July 23, 2014, is entered into by and among TERRAFORM POWER OPERATING, LLC, a Delaware limited liability company (“Borrower”), TERRAFORM POWER, LLC, a Delaware limited liability company (“Holdings”), CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the Lenders party hereto from time to time, GOLDMAN SACHS BANK USA (“Goldman Sachs”), BARCLAYS BANK PLC (“Barclays”), CITIGROUP GLOBAL MARKETS INC. (“Citigroup”) and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as Co-Syndication Agents (in such capacity, “Syndication Agents”), Goldman Sachs, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), and as Collateral Agent (together with its permitted successor in such capacity, “Collateral Agent”), Goldman Sachs, Barclays, Citigroup and JPMorgan, as Joint Lead Arrangers (in such capacity, “Arrangers”) and Joint Bookrunners, and SANTANDER BANK, N.A. (“Santander”), as Documentation Agent (in such capacity, “Documentation Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend certain credit facilities to Borrower, in an aggregate principal amount not to exceed $440 million, consisting of $300 million aggregate principal amount of Closing Date Term Loan Commitments and $140 million aggregate principal amount of Revolving Commitments, the proceeds of which will be used in accordance with Section 2.6(a);

WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Equity Interests of each of its Domestic Subsidiaries subject to the terms of the Pledge and Security Agreement; and

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Equity Interests of each of their respective Domestic Subsidiaries (including Borrower) subject to the terms of the Pledge and Security Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by JPMorgan Chase Bank, N.A. for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided, however, that notwithstanding the foregoing, the Adjusted Eurodollar Rate with respect to the Closing Date Term Loan shall at no time be less than 1.00% per annum.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened in writing against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 5% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of (i) Administrative Agent, (ii) each Syndication Agent, (iii) Collateral Agent, (iv) Documentation Agent, (v) each Bookrunner and (vi) any other Person appointed under the Credit Documents to serve in an agent or similar capacity.

“Agent Affiliates” as defined in Section 10.1(b)(iii).

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of July 23, 2014, as it may be amended, restated, supplemented or otherwise modified from time to time.

“ALTA” means the American Land and Title Association.

“Alternative Currency” means each of Canadian Dollars, Euros, Pounds Sterling, Chilean Pesos, and each other currency that is approved in accordance with Section 1.5(b).

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Applicable Margin” means (a) with respect to Base Rate Loans, 2.75% per annum and (b) with respect to Eurodollar Rate Loans, 3.75% per annum.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Applicable Revolving Commitment Fee Percentage” means 0.75% per annum.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents, Lenders or Issuing Bank by means of electronic communications pursuant to Section 10.1(b).

“Arrangers” as defined in the preamble hereto.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Guarantor), in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of Holdings’ Subsidiaries (but excluding, for the avoidance of doubt, the Equity Interests in Holdings), other than (i) inventory (or other assets, including energy and renewable energy credits, climate change levy exemption certificates, embedded benefits and other environmental attributes) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses of a Non-Recourse Subsidiary or out of a Non-Recourse Subsidiary of operations or divisions discontinued or to be discontinued), (ii) the sale by Holdings or any Subsidiary of property that is no longer useful or necessary to the conduct of the business of Holdings or any Subsidiary in the ordinary course of business (excluding sales of one or more Non-Recourse Subsidiaries), (iii) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business, (iv) the granting of Liens not prohibited by Section 6.2, (v) sale and leaseback transactions by Non-Recourse Subsidiaries permitted by Section 6.10 and dispositions by Non-Recourse Subsidiaries to tax equity investors in connection with tax equity financings, and (vi) sales, leases or sub-leases (as lessor or sublessor), sale and leasebacks, assignments, conveyances, exclusive licenses (as licensor or sublicensor), transfers or other dispositions to, or any exchanges of property with, any Person for aggregate consideration of less than $50,000,000 with respect to any transaction or series of related transactions and less than $100,000,000 in the aggregate in any Fiscal Year. In no event shall entering into a Hedge Agreement be considered to be an Asset Sale.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, treasurer or other authorized signatory of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to Administrative Agent as to the authority of such Authorized Officer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Barclays” as defined in the preamble hereto.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (iii) the sum of (a) the Adjusted Eurodollar Rate (after giving effect to any Adjusted Eurodollar Rate “floor”) that would be payable on such day for a Eurodollar Rate Loan with a one-month interest period plus (b) the difference between the Applicable Margin for Eurodollar Rate Loans and the Applicable Margin for Base Rate Loans. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively; provided, however, that notwithstanding the foregoing, the Base Rate with respect to the Closing Date Term Loan shall at no time be less than 2.00% per annum.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Issuing Bank, Lender and Lender Counterparty.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Bookrunners” means Arrangers, in their capacity as joint lead arrangers and joint bookrunners.

“Borrower” as defined in the preamble hereto.

“Borrower Debt Service Expense” means, for any period, an amount equal to the sum, without duplication, of (i) Borrower Interest Expense and (ii) scheduled payments of principal on Borrower Total Debt. Notwithstanding the foregoing, Borrower Debt Service Expense (x) for the Fiscal Quarter ended March 31, 2014 shall be deemed to be $4,500,000, (y) for the Fiscal Quarter ended June 30, 2014 shall be deemed to be $4,500,000, and (z) for the Fiscal Quarter ended September 30, 2014 shall be deemed to be $4,500,000.

“Borrower Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrower with respect to all outstanding Indebtedness of Borrower, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amount not payable in Cash and any amounts referred to in Section 2.11(d) payable on or before the Closing Date.

“Borrower Operating Cash Flow” means, for any period, an amount equal (a) Project CAFD, minus (b) the sum, without duplication, of the following expenses, in each case to the extent paid in cash by Borrower or Holdings during such period and regardless of whether any such amount was accrued during such period: (i) income tax expense and Permitted Tax Distributions of Holdings and its Subsidiaries and (ii) corporate overhead expense of Borrower and Holdings (including payments required to be made pursuant to the Management Services Agreement). Notwithstanding the foregoing, Borrower Operating Cash Flow (x) for the Fiscal Quarter ended March 31, 2014 shall be deemed to be $17,800,000, (y) for the Fiscal Quarter ended June 30, 2014 shall be deemed to be $32,700,000, and (z) for the Fiscal Quarter ended September 30, 2014 shall be deemed to be $38,500,000.

“Borrower Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Borrower (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) determined in accordance with GAAP, for the avoidance of doubt excluding Non-Recourse Project Indebtedness and the face amount of any undrawn Letter of Credit issued for the account of Borrower.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Canadian GAAP” means Canadian generally accepted accounting principles in effect as of the date of determination thereof.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance satisfactory to Administrative Agent and the Issuing Bank (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support. At the request of the Issuing Bank, if any Letter of Credit to be Cash Collateralized hereunder is denominated in an Alternative Currency, Borrower shall post such Cash Collateral in the same Alternative Currency as the Letter of Credit to be Cash Collateralized.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than three months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; and (vi) solely with respect to Non-Recourse Subsidiaries, other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit E.

“Change of Control” means (i) any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) other than SunEdison (a) shall have acquired Control of Parent; (ii) Parent shall cease to Control Holdings; (iii) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of Borrower; or (iv) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Parent cease to be occupied by Persons who either (a) were members of the board of directors of Parent on the Closing Date or (b) were nominated for election by the board of directors of Parent, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors.

“Citigroup” as defined in the preamble hereto.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Closing Date Term Loan Exposure, (b) Lenders having Revolving Exposure (including Swing Line Lender) and (c) Lenders having New Term Loan Exposure of each applicable Series, and (ii) with respect to Loans, each of the following classes of Loans: (a) Closing Date Term Loans, (b) Revolving Loans (including Swing Line Loans) and (c) each Series of New Term Loans.

“Clean Energy System” means a solar, wind, biomass, natural gas, hydroelectric, geothermal or other clean energy generating installation or a hybrid energy generating installation that utilizes a combination of solar, wind, biomass, natural gas, hydroelectric, geothermal or other clean fuel and an alternative fuel source, in each case whether commercial or residential in nature.

“Closing Date” means July 23, 2014.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.

“Closing Date Term Loan” means a Term Loan made by a Lender to Borrower pursuant to Section 2.1(a) on the Closing Date.

“Closing Date Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Closing Date Term Loan on the Closing Date, and “Closing Date Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Closing Date Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Closing Date Term Loan Commitments as of the Closing Date is $300 million.

“Closing Date Term Loan Exposure” means, with respect to any Lender as of any date of determination the outstanding principal amount of the Closing Date Term Loans of such Lender; provided, at any time prior to the making of the Closing Date Term Loans, the Closing Date Term Loan Exposure of any Lender shall be equal to such Lender’s Closing Date Term Loan Commitment.

“CMP Option Agreement” as defined in Section 2.14(a).

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages (if any), the Intellectual Property Security Agreements (if any), the Landlord Personal Property Collateral Access Agreements (if any), and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Commitment” means any Revolving Commitment or Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Foreign Corporation” means “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code; provided however, for the avoidance of doubt, none of Borrower, the Persons that are Guarantors as of the Closing Date or any Project Holdco shall be a Controlled Foreign Corporation.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, any documents or certificates executed by Borrower in favor of Issuing Bank relating to Letters of Credit, and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Credit Party for the benefit of any Agent, Issuing Bank or any Lender in connection herewith on or after the date hereof.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Party” means each Person (other than any Agent, Issuing Bank or any Lender or any other representative thereof) from time to time party to a Credit Document. Notwithstanding anything in the Credit Documents to the contrary, no Non-Recourse Subsidiary shall be a Credit Party.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement.

“Debt Service Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) (a) Borrower Operating Cash Flow plus (b) payments or contributions made by

SunEdison in respect of interest expenses of Borrower hereunder to (ii) Borrower Debt Service Expense, in each case for the four-Fiscal Quarter period ending on such date, provided, however, that the Debt Service Coverage Ratio for any Fiscal Quarter in which Holdings or any of its Subsidiaries has acquired, directly or indirectly, any Equity Interests in any Person or any property with a value in excess of $2,000,000 at any time after the first day of such Fiscal Quarter shall be calculated by giving pro forma effect to such acquisition as if such acquisition had occurred on the first day of such Fiscal Quarter, and by deeming historical financial performance of such Person or property for such Fiscal Quarter and each Fiscal Quarter prior thereto to be equal to the projected financial performance for the corresponding Fiscal Quarter in the following calendar year (as determined in the good faith reasonable judgment of Borrower).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means subject to Section 2.22(b), any Lender (a) that has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, Issuing Bank, Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) that has notified Borrower, Administrative Agent, Issuing Bank or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) that has failed, within three Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) for which Administrative Agent has received notification that such Lender is, or has a direct or indirect parent company that is, (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) contractually provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations, the cancellation or expiration of all Letters of Credit and the termination of the Commitments).

“Documentation Agent” as defined in the preamble hereto.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Issuing Bank at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Earn Out Indebtedness” has the meaning given to it in the definition of the term “Indebtedness”.

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, no Defaulting Lender, Credit Party or Affiliate of a Credit Party shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of the Guarantors or (solely with respect to an employee benefit plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA or is otherwise subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA) any of their respective ERISA Affiliates.

“Engagement Letter” as defined in Section 10.20.

“Environmental Claim” means any investigation, written notice, request for information, notice of potential liability, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with the presence, Release or threatened Release of Hazardous Materials; or (iii) in connection with any actual or alleged damage, injury, threat or harm to human health or safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) the protection of the environment; (ii) the generation, use, storage, transportation, disposal or Release of Hazardous Materials; (iii) occupational health and safety and industrial hygiene; or (iv) the protection of human, plant or animal health or natural resources, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that no Permitted Exchangeable Bond Indebtedness or Permitted Convertible Bond Indebtedness shall constitute an Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Internal Revenue Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Borrower or any of the Guarantors shall continue to be considered an ERISA Affiliate of Borrower or any such Guarantor within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Guarantor and with respect to liabilities arising after such period for which Borrower or such Guarantor could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Sections 412 or 430 of the Internal Revenue Code or Sections 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code or Section 303(j) of ERISA with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of the Guarantors or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of the Guarantors or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower, any of the Guarantors or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of the Guarantors or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Borrower, any of the Guarantors or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the receipt by the Borrower, any of the Guarantors or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA), (ix) the occurrence of an act or omission which could give rise to the imposition on Borrower, any of the Guarantors or (solely with respect to taxes imposed under Section 4971 of the Internal Revenue Code) any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4971 of ERISA in respect of any Employee Benefit Plan; (x) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of the Guarantors or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (xi) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xii) a determination that any Pension Plan is, or is expected to be in “at-risk” status (as defined in Section 303(i) of ERISA or Section 430(i) of the Internal Revenue Code), or (xiii) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Section 4068 of ERISA upon the property and rights to property belonging to the Borrower, any of the Guarantors or any of their respective ERISA Affiliates.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“EWG Status” as defined in Section 4.26(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Hedge Obligation” means, with respect to any Guarantor, (x) as it relates to all or a portion of the Guaranty of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Beneficiary or required to be withheld or deducted from a payment to a Beneficiary, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Beneficiary being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Commitment (other than pursuant to an assignment request by the Borrower under Section 2.23) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Beneficiary’s failure to comply with Section 2.20(c), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Indebtedness” means Indebtedness and other obligations outstanding under that certain Credit and Guaranty Agreement, dated as of March 28, 2014, by and among Holdings, certain subsidiaries of Holdings, Goldman Sachs, as administrative agent and lenders and other Persons party thereto, as amended prior to the Closing Date.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Energy Regulatory Authorizations, Exemptions, and Waivers” as defined in Section 4.26(d).

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“FERC’s” as defined in Section 4.26(a).

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(i).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Obligations with respect to Letters of Credit issued by Issuing Bank other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FPA” as defined in Section 4.26(c).

“FUCO” as defined in Section 4.26(b).

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means United States generally accepted accounting principles in effect as of the date of determination thereof.

“Global Engagement Letter” as defined in Section 10.23.

“Goldman Sachs” as defined in the preamble hereto.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, tariff, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means Holdings and each Domestic Subsidiary of Holdings (other than Borrower and any Non-Recourse Subsidiary).

“Guarantor Subsidiary” means each Guarantor other than Holdings.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which is reasonably likely to pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hedge Agreement” means an Interest Rate Agreement, a Currency Agreement, or a REC Hedge, in each case entered into by a Credit Party with a Lender Counterparty.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means the financial statements described in Schedule 4.7.

“Holdings” as defined in the preamble hereto.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements in effect as of the date of determination thereof.

“Immaterial Entity” means, as of any date, any Subsidiary (other than a Credit Party) at any time designated by Borrower as an “Immaterial Entity”; provided that the aggregate Project CAFD distributed or otherwise paid to Borrower or Holdings by all Immaterial Entities for the previous four Fiscal Quarters (or, if shorter, the period commencing on the latest date any such Subsidiary is acquired by a Subsidiary of Holdings and ending on the date of determination) shall not exceed 15.0% of the Project CAFD distributed or otherwise paid to Borrower and Holdings in the aggregate for such period.

“Immaterial Subsidiary” means, as of any date, any Subsidiary (other than a Credit Party) at any time designated by Borrower as an “Immaterial Subsidiary”; provided that (a) the aggregate Project CAFD distributed or otherwise paid to Borrower or Holdings by any individual Immaterial Subsidiary for the previous four Fiscal Quarters (or, if shorter, the period commencing on the date such Subsidiary is acquired by a Subsidiary of Holdings and ending on the date of determination) shall not exceed 5.0% of the Project CAFD distributed or otherwise paid to Borrower and Holdings in the aggregate for such period and (b) the aggregate Project CAFD distributed or otherwise paid to Borrower or Holdings by all Immaterial Subsidiaries for the previous four Fiscal Quarters (or, if shorter, the period commencing on the latest date any such Subsidiary is acquired by a Subsidiary of Holdings and ending on the date of determination) shall not exceed 20.0% of the Project CAFD distributed or otherwise paid to Borrower and Holdings in the aggregate for such period.

“Increased Amount Date” as defined in Section 2.24.

“Increased-Cost Lender” as defined in Section 2.23.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (A) any such obligations incurred under ERISA, (B) any earn-out obligations consisting of the deferred purchase price of property acquired until such obligation becomes a liability on the balance sheet of such person in accordance with GAAP (“Earn Out Indebtedness”) and (C) accounts payable in the ordinary course of business and not more than 120 days overdue), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings (but excluding letters of credit for the account of any Persons other than Credit Parties which are cash collateralized or with respect to which back-to-back letters of credit have been issued); (vii) Disqualified Equity Interests; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; (xi) any obligations with respect to tax equity or similar financing arrangements (other than any such obligations of Non-Recourse Subsidiaries); and (xii) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Hedge Agreement, whether entered into for hedging or speculative purposes or otherwise; provided, in no event shall obligations under any Hedge Agreement be deemed “Indebtedness” for any purpose under Section 6.7 unless such obligations relate to a derivatives transaction which has been terminated (or to the extent amounts under such Hedge Agreement are otherwise due and owing); provided further, that Permitted Equity Commitments, Permitted Project Undertakings, Permitted Deferred Acquisition Obligations, Permitted Call Transactions and Project Obligations shall not constitute Indebtedness. Notwithstanding the foregoing, the amount of any Permitted Convertible Bond Indebtedness Shareholder Loan shall not be included in the calculation of outstanding Indebtedness to the extent duplicative of the amount of guarantees of any Permitted Convertible Bond Indebtedness of Parent or Permitted Exchangeable Bond Indebtedness of Borrower or Holdings.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Release or threatened Release of Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the commitment letter (and any related fee or engagement letter) delivered by any Agent or any Lender to Borrower with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or the Release or threatened Release of Hazardous Materials relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries. Notwithstanding any other provision of this Agreement, but without limiting the Credit Parties’ obligations in the case of liabilities of Indemnitees to third parties and related losses, claims, damages and out-of-pocket expenses, the Credit Parties shall not be liable to any Indemnitee for any indirect, consequential, special or punitive damages in connection with this Agreement or the transactions contemplated hereby.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Beneficiary under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Initial Revolving Commitment Increase” means one or more increases to the existing Revolving Commitments pursuant to Section 2.24 in an aggregate amount not to exceed $75,000,000 and effective prior to March 31, 2015.

“Installment” as defined in Section 2.12.

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Credit Party in any Intellectual Property.

“Intellectual Property Security Agreements” has the meaning assigned to that term in the Pledge and Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit K evidencing Indebtedness owed among Credit Parties and their Subsidiaries.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six-months, as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such

Interest Period) shall, subject to clauses (c) and (d) of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Borrower or any Guarantor), of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Holdings or any of its Subsidiaries to any other Person (other than Borrower or any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes or otherwise. The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but deducting therefrom the amount of any repayments or distributions received on account of such Investment by, or the return on or of capital with respect to, such Investment to, the Person making such Investment. For the avoidance of doubt, neither any Permitted Project Undertakings nor any payment pursuant to and in accordance with the terms of Project Obligations shall be deemed to constitute an Investment. Notwithstanding the foregoing, the satisfaction by Parent, Borrower or Holdings of any obligation in connection with Permitted Convertible Bond Indebtedness or Permitted Exchangeable Bond Indebtedness (including in each case, for the avoidance of doubt, any guaranty thereof) shall not constitute an Investment. For the further avoidance of doubt, the purchase and consummation of any Permitted Call Transaction shall not constitute an Investment.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

“Issuing Bank” means JPMorgan as Issuing Bank hereunder, together with its permitted successors and assigns in such capacity, including any other Lender or Affiliate of any other Lender, reasonably acceptable to Administrative Agent and Borrower, in such capacity.

“Joinder Agreement” means an agreement substantially in the form of Exhibit L.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“JPMorgan” as defined in the preamble hereto.

“Judgment Currency” as defined in Section 10.24.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to Collateral Agent in its reasonable discretion, but in any event sufficient for Collateral Agent to obtain a Title Policy with respect to such Mortgage.

“Landlord Personal Property Collateral Access Agreement” means a Landlord Personal Property Collateral Access Agreement substantially in the form of Exhibit J with such amendments or modifications as may be approved by Collateral Agent.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any New Revolving Loan Commitments, New Term Loan Commitments, New Revolving Loans or New Term Loans, in each case as extended in accordance with this Agreement from time to time.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Joinder Agreement.

“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be an Agent or a Lender, as the case may be); provided, at the time of entering into a Hedge Agreement, no Lender Counterparty shall be a Defaulting Lender.

“Letter of Credit” means a commercial or standby letter of credit issued or to be issued by Issuing Bank pursuant to this Agreement.

“Letter of Credit Expiration Date” means the day that is 180 days after the Revolving Commitment Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day); provided that if any Letter of Credit remains outstanding on the day which is ten Business Days prior to the Revolving Commitment Termination Date, Borrower shall either provide Cash Collateral or backstop letters of credit satisfactory to the Issuing Bank in an amount equal to the Minimum Collateral Amount.

“Letter of Credit Sublimit” means the lesser of (i) $45,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the Dollar Equivalent of the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the Dollar Equivalent of the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of Borrower (including through Revolving Loans).

“Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Borrower Total Debt as of such day to (ii) Borrower Operating Cash Flow for the four-Fiscal Quarter period ending on such date, provided, however, that the Leverage Ratio for any Fiscal Quarter in which Holdings or any of its Subsidiaries has acquired, directly or indirectly, any Equity Interests in any Person or any property with a value in excess of $2,000,000 at any time after the first day of such Fiscal Quarter shall be calculated by giving pro forma effect to such acquisition as if such acquisition had occurred on the first day of such Fiscal Quarter, and by deeming historical financial performance of such Person or property for such Fiscal Quarter and each Fiscal Quarter prior thereto to be equal to the projected financial performance for the corresponding Fiscal Quarter in the following calendar year (as determined in the reasonable judgment of Borrower).

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Closing Date Term Loan, a Revolving Loan, a Swing Line Loan and a New Term Loan.

“M&A Transaction” means any acquisition, directly or indirectly, by a Project Holdco, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all or a portion of the Equity Interests of, or a business line or unit or a division of, any Person.

“Management Services Agreement” means that certain Management Services Agreement dated as of July 23, 2014 among Borrower, Holdings, Parent and SunEdison.

“Margin Stock” as defined in Regulation U.

“Market-Based Rate Authorizations” as defined in Section 4.26(d).

“Master Agreement” has the meaning specified in the definition of the term “Swap Contract”.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole; (ii) the ability of the Credit Parties (taken as a whole) to fully and timely perform their Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Material Contract” means any power purchase agreement, any material definitive credit or loan agreement with respect to Non-Recourse Project Indebtedness and any contract or other arrangement, in each case, to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Real Estate Asset” means (a) any fee-owned Real Estate Asset having a fair market value in excess of $5,000,000 as of the date of the acquisition thereof and (b) all Leasehold Properties other than those with respect to which the aggregate payments under the term of the lease are less than $5,000,000 per annum, other than those designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

“Maturity Date” means (i) with respect to the Closing Date Term Loans, the earlier of (a) the 5-year anniversary of the Closing Date, and (b) the date on which all Closing Date Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise, (ii) with respect to New Term Loans, the date on which New Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise and (iii) with respect to New Revolving Loans, the date on which New Revolving Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of Cash or Deposit Account balances or back to back letters of credit in form and substance, and from an issuer, satisfactory to the Issuing Bank, an amount equal to 102.5% of the Fronting Exposure of Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by Administrative Agent and Issuing Bank in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a Mortgage substantially in the form of Exhibit I, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise (including by way of milestone payment), but only as and when so received) received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale and customary and reasonable fees, legal fees, brokerage fees, commissions, costs and other expenses, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve established in accordance with GAAP for (x) any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale or (y) any other reasonable liabilities retained by Holdings or its Subsidiaries associated with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Equity Proceeds” means an amount equal to any Cash proceeds from the issuance of any Equity Interests of Holdings or any of its Subsidiaries (other than pursuant to any employee stock or stock option compensation plan), net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith and (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Non-Recourse Project Indebtedness that is secured by a Lien on the assets subject to the events described in clauses (i)(a) and (b) above that is required to be repaid under the terms thereof.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xii) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness was to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness was to be terminated as of that date).

“New Revolving Loan Commitments” as defined in Section 2.24.

“New Revolving Loan Lender” as defined in Section 2.24.

“New Revolving Loans” as defined in Section 2.24.

“New Term Loan Commitments” as defined in Section 2.24.

“New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender.

“New Term Loan Lender” as defined in Section 2.24.

“New Term Loans” as defined in Section 2.24.

“Non-Consenting Lender” as defined in Section 2.23.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Borrower or its Affiliates or their Securities.

“Non-Recourse Project Indebtedness” means Indebtedness of a Non-Recourse Subsidiary owed to an unrelated Person with respect to which the creditor has no recourse (including by virtue of a Lien, guarantee or otherwise) to Borrower or any other Credit Party other than recourse (a) in respect of any acquisition or contribution agreement with respect to any Investment permitted hereunder entered into by Borrower or any other Credit Party, (b) by virtue of rights of such Non-Recourse Subsidiary under a Project Obligation collaterally assigned to such creditor, which rights may be exercised pursuant to such Project Obligation against Holdings or any other Credit Party that is party to such Project Obligation or (c) pursuant to Permitted Project Undertakings or Permitted Equity Commitments.

“Non-Recourse Subsidiary” means:

(a) any Subsidiary of Borrower that (i) (x) is the owner, lessor and/or operator of one or more Clean Energy Systems, (y) the lessee or borrower in respect of Non-Recourse Project Indebtedness financing one or more Clean Energy Systems, and/or (z) develops or constructs one or more Clean Energy Systems, (ii) has no Subsidiaries and owns no material assets other than those assets necessary for the ownership, leasing, development, construction or operation of such Clean Energy Systems and (iii) has no Indebtedness other than intercompany Indebtedness to the extent permitted hereunder and Non-Recourse Project Indebtedness; and

(b) any Subsidiary that (i) is the direct or indirect owner of all or a portion of the Equity Interests in one or more Persons, each of which meets the qualifications set forth in clause (a) above, (ii) has no Subsidiaries other than Subsidiaries each of which meets the qualifications set forth in clause (a) or clause (b)(i) above, (iii) owns no material assets other than those assets necessary for the ownership, leasing, development, construction or operation of Clean Energy Systems, (iv) has no Indebtedness other than intercompany Indebtedness to the extent permitted hereunder and Non-Recourse Project Indebtedness and (v) is not a direct Subsidiary of Borrower. For the avoidance of doubt, no Project Holdco shall be deemed a Non-Recourse Subsidiary.

“Non-US Lender” as defined in Section 2.20(c).

“Note” means a Term Loan Note, a Revolving Loan Note or a Swing Line Note.

“Notice” means a Funding Notice, an Issuance Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), Lenders or any of them and Lender Counterparties, under any Credit Document or Hedge Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, settlement payments or payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise; provided, further, that Obligations of any Guarantor shall not include any Excluded Hedge Obligations of such Guarantor.

“Obligee Guarantor” as defined in Section 7.7.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such Organizational Document shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Beneficiary, Taxes imposed as a result of a present or former connection between such Beneficiary and the jurisdiction imposing such Tax (other than connections arising from such Beneficiary having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Commitment or Credit Document).

“Other Taxes” means any and all present or future stamp, court, recording, filing or documentary Taxes or any other excise or property Taxes, charges or similar levies (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery, perfection of a security interest under or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).

“Parent” means TerraForm Power, Inc., a Delaware corporation.

“Participant Register” as defined in Section 10.6(g)(i).

“PATRIOT Act” as defined in Section 3.1(p).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Sections 412 or 430 of the Internal Revenue Code or Sections 302 or 303 of ERISA.

“Permitted Call Transaction” means one or more call or capped call option transactions (or substantively equivalent derivative transactions) on the Parent’s common stock purchased by Holdings or Borrower in connection with an issuance of Permitted Convertible Bond Indebtedness or Permitted Exchangeable Bond Indebtedness (each, a “Permitted Hedge Transaction”) and, if applicable, one or more call option or warrant transactions (or substantively equivalent derivative transactions) on the Parent’s common stock sold by Holdings, Borrower or Parent substantially concurrently with any such purchase (each, a “Permitted Warrant Transaction”).

“Permitted Convertible Bond Indebtedness” means Indebtedness of Parent having a feature which entitles the holder thereof to exchange all or a portion of such Indebtedness into common stock of Parent (or other securities or property following a merger event or other change of the common stock of Parent) and/or cash (in an amount determined by reference to the price of such common stock (or such other securities or property following a merger event or other change of the common stock of Parent)).

“Permitted Convertible Bond Indebtedness Shareholder Loan” means a loan from Parent to Borrower or Holdings of the proceeds of Permitted Convertible Bond Indebtedness.

“Permitted Deferred Acquisition Obligation” means an obligation of Holdings or any of its Subsidiaries to pay the purchase price for the acquisition of a Person or assets over time or upon the satisfaction of certain conditions; provided that, with respect to each such acquisition, at the time Holdings or such Subsidiary undertakes such obligations, Borrower shall be in pro forma compliance with each of the covenants set forth in Section 6.7 (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 5.01(b)).

“Permitted Equity Commitments” means obligations of Holdings or any of its Subsidiaries to make any payment in respect of any Equity Interest in any Non-Recourse Subsidiary (and any guarantee by Holdings or any of its Subsidiaries of such obligations) as long as each such payment in respect of such Equity Interest constitutes an Investment expressly permitted by Section 6.6.

“Permitted Exchangeable Bond Indebtedness” means Indebtedness having a feature which entitles the holder thereof to exchange all or a portion of such Indebtedness into common stock of Parent (or other securities or property following a merger event or other change of the common stock of Parent) and/or cash (in an amount determined by reference to the price of such common stock (or such other securities or property following a merger event or other change of the common stock of Parent)).

“Permitted Hedge Transaction” has the meaning specified in the definition of the term “Permitted Call Transaction”.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted M&A Transaction” means any M&A Transaction; provided,

(i) immediately prior to, and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;

(ii) immediately prior to, and after giving effect thereto, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of the date of such acquisition to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(iii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iv) in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued at the time of such acquisition (which, for the avoidance of doubt, may be less than 100% of the issued and outstanding Equity Interests of the acquired Person), directly or indirectly, by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition shall be owned, directly or indirectly, 100% by Borrower or a Guarantor, and Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

(v) Borrower shall be in compliance with the financial covenants set forth in Section 6.7 by giving pro forma effect to such acquisition as if such acquisition had occurred on the first day of the current Fiscal Quarter, and by deeming historical financial performance of the acquired Person or property for such Fiscal Quarter to be equal to the projected financial performance for the corresponding Fiscal Quarter in the following calendar year (as determined in the good faith reasonable judgment of Borrower); and

(vi) Borrower shall have delivered to Administrative Agent (A) a certificate of an Authorized Officer of Borrower demonstrating compliance with the foregoing clauses (i) through (v) and, if applicable, Section 5.10 and Section 5.11, and attaching all of the data required to be set forth in Schedules 4.1 and 4.2 and the schedules to the Pledge and Security Agreement with respect to all assets and Subsidiaries acquired in connection with such Permitted M&A Transaction and such certificate shall be deemed to supplement Schedules 4.1 and 4.2 and the Schedules to the Pledge and Security Agreement for all purposes hereof and thereof, and (B) with respect to any proposed Permitted M&A Transaction as to which the aggregate total assets (measured in Project CAFD) to be acquired exceed 15.0% of the aggregate total assets of Borrower and its Subsidiaries prior to such Permitted M&A Transaction, a favorable written legal opinion as to such regulatory matters as Administrative Agent may reasonably request in form and substance reasonably satisfactory to Administrative Agent;

provided that each Permitted M&A Transaction, whether or not consummated in one or more transactions, shall be consummated by separate Project Holdcos. For the avoidance of doubt, the acquisition of a portfolio of Clean Energy Systems may be consummated by a single Project Holdco.

“Permitted Project Undertakings” means guaranties by or obligations of Holdings or any of its Subsidiaries in respect of Project Obligations or Permitted Deferred Acquisition Obligations.

“Permitted Tax Distributions” means cash dividends or other distributions declared and paid by Borrower to Holdings and cash dividends or other distributions declared and paid by Holdings to the members of Holdings, in each case, for the sole purpose of funding the payment by the members of Holdings of the Taxes owed with respect to their respective allocable shares of the taxable net income of Holdings and its Subsidiaries; provided that the members of Holdings shall promptly pay over any such tax distributions to the relevant Governmental Authority. Such dividends or other distributions shall not exceed, in any taxable period, the product of (a) the highest marginal income Tax rates then in effect under the Internal Revenue Code and under the laws of any state and local taxing jurisdictions in which any member is required to pay income Taxes with respect to Holdings’ and its Subsidiaries’ combined net income (taking into account any loss or credit carryovers or other tax attributes of Borrower or Holdings (computed as if it were a corporation)) and (b) such taxable income for such period.

“Permitted Warrant Transaction” has the meaning specified in the definition of the term “Permitted Call Transaction”.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 5.1(o).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Borrower and each Guarantor substantially in the form of Exhibit H, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for each of Administrative Agent, Swing Line Lender and Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Closing Date Term Loan of any Lender, the percentage obtained by dividing (a) the Closing Date Term Loan Exposure of that Lender by (b) the aggregate Closing Date Term Loan Exposure of all Lenders; (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders; and (iii) with respect to all payments, computations, and other matters relating to New Term Loan Commitments or New Term Loans of a particular Series, the percentage obtained by dividing (a) the New Term Loan Exposure of that Lender with respect to that Series by (b) the aggregate

New Term Loan Exposure of all Lenders with respect to that Series. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Closing Date Term Loan Exposure, the Revolving Exposure and the New Term Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Closing Date Term Loan Exposure, the aggregate Revolving Exposure and the aggregate New Term Loan Exposure of all Lenders.

“Project CAFD” means, for any period, an amount equal (a) the amount of dividends paid in cash to Borrower by its Subsidiaries during such period to the extent not funded directly with the proceeds of an Investment by Borrower, plus (b) the amount of payments received in cash by Borrower or Holdings in repayment of good faith loans made by Borrower or Holdings to Borrower’s Subsidiaries, plus (c) the amount of payments received in cash by Borrower or Holdings arising out of the settlement of Hedge Agreements (less any cash losses incurred by Borrower or Holdings relating to the settlement of Hedge Agreements), plus (d) the amount of payments received in cash by Borrower or Holdings from other Investments (to the extent not funded directly with the proceeds of an Investment by Borrower or Holdings) and good faith Contractual Obligations permitted by this Agreement.

“Project Holdco” means a wholly-owned Domestic Subsidiary of Borrower that is a Guarantor and 100% of the Equity Interests of which have been pledged to the Collateral Agent under the Pledge and Security Agreement.

“Project Obligations” means, as to Holdings or any subsidiary, any Contractual Obligation of such Person under power purchase agreements; agreements for the purchase and sale of energy and renewable energy credits, climate change levy exemption certificates, embedded benefits and other environmental attributes; decommissioning agreements; tax indemnities; operation and maintenance agreements; leases; development contracts; construction contracts; management services contracts; share retention agreements; warranties; bylaws, operating agreements, joint development agreements and other organizational documents; and other similar ordinary course contracts entered into in connection with owning, operating, developing or constructing Clean Energy Systems.

“Projections” as defined in Section 4.8.

“Public Lenders” means Lenders that do not wish to receive Non-Public Information with respect to Holdings, its Subsidiaries or their Securities.

“PUHCA” as defined in Section 4.26(a).

“PUHCA Exemption” as defined in Section 4.26(c).

“PUHCA Regulations” as defined in Section 4.26(a).

“PURPA” as defined in Section 4.26(a).

“PURPA Regulations” as defined in Section 4.26(a).

“QF” as defined in Section 4.26(a).

“QF Status” as defined in Section 4.26(a).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“REC Hedge” means any purchase, sale, swap, hedge, or similar arrangement relating to renewable energy credits.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Collateral Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property.

“Refunded Swing Line Loans” as defined in Section 2.3(b)(iv).

“Register” as defined in Section 2.7(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reimbursement Date” as defined in Section 2.4(d).

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.23.

“Repricing Transaction” as defined in Section 2.13(c).

“Requisite Lenders” means one or more Lenders having or holding Closing Date Term Loan Exposure, New Term Loan Exposure and/or Revolving Exposure and representing more than 50% of the aggregate Voting Power Determinants of all Lenders; provided that the amount of Voting Power Determinants shall be determined by disregarding the Voting Power Determinants of any Defaulting Lender.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings, Borrower or any of their respective Subsidiaries (or any direct or indirect parent of Borrower or Holdings to the extent paid, directly or indirectly, by Holdings, Borrower or any of their respective Subsidiaries) now or hereafter outstanding, other than a dividend payable solely in shares of a class of stock to the holders of that class, any payment by Borrower in respect of Borrower’s guarantee of any Permitted Convertible Bond Indebtedness issued by Parent or in respect of any Permitted Exchangeable Bond Indebtedness of Borrower and any payment by Holdings in respect of Holdings’ guarantee of any Permitted Convertible Bond Indebtedness issued by Parent or in respect of any Permitted Exchangeable Bond Indebtedness of Holdings; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or Borrower or any of their respective Subsidiaries (or any direct or indirect parent of Holdings or Borrower to the extent paid, directly or indirectly, by Holdings, Borrower or any of their respective Subsidiaries) now or hereafter outstanding, other than any payment by Borrower in respect of Borrower’s guarantee of any Permitted Convertible Bond Indebtedness issued by Parent or in respect of any Permitted Exchangeable Bond Indebtedness of Borrower and any payment by Holdings in respect of Holdings’ guarantee of any Permitted Convertible Bond Indebtedness issued by Parent or in respect of any Permitted Exchangeable Bond Indebtedness of Holdings; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings, Borrower or any of their respective Subsidiaries (or any direct or indirect parent of Borrower or Holdings to the extent paid, directly or indirectly, by Holdings, Borrower or any of their respective Subsidiaries (it being understood that none of the foregoing clauses shall prohibit any payments in connection with any Permitted Warrant Transaction to the extent such payments are equal to or less than any payments received in connection with any Permitted Hedge Transaction entered into substantially concurrently with such Permitted Warrant Transaction) now or hereafter outstanding. For the avoidance of doubt, none of (i) payments to or on behalf of Parent pursuant to the Management Services Agreement, (ii) payments by Borrower or Holdings of operating expenses of Parent to the extent allocable to the operations of Holdings and its Subsidiaries, (iii) payments to Parent in respect of Permitted Convertible Bond Indebtedness Shareholder Loans or (iv) payments to purchase Permitted Hedge Transactions shall constitute Restricted Junior Payments.

“Restricted Subsidiary” means any subsidiary other than an Unrestricted Subsidiary; provided that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Revaluation Date” means, with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the Issuing Bank shall determine.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate and, for the avoidance of doubt, includes any New Revolving Loan Commitments. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement or Joinder Agreement, as applicable, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $140 million.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) the 3-year anniversary of the Closing Date, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b) or 2.14, and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (b) after the termination of the Revolving Commitments, the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (ii) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (iii) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (iv) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (v) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.

“Revolving Lender” means a Lender having a Revolving Commitment.

“Revolving Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.2(a) and/or Section 2.24.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Sanctions” as defined in Section 4.25.

“Santander” as defined in the preamble hereto.

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Series” as defined in Section 2.24.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings substantially in the form of Exhibit F-2.

“Solvent” means, with respect to all Credit Parties, on a consolidated basis, that as of the date of determination, both (i) (a) the sum of the Credit Parties’ debt (including contingent liabilities) does not exceed the present fair saleable value of the Credit Parties’ present assets; (b) the Credit Parties’ capital is not unreasonably small in relation to their business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) the Credit Parties have not incurred and do not intend to incur, or believe (nor should it reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) the Credit Parties are “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the Issuing Bank, as applicable, as the spot rate for the purchase of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Bank, as applicable, may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank, as applicable, if it does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“State Electric Utility Regulations” as defined in Section 4.26(e).

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary” means, unless the context otherwise requires, a Restricted Subsidiary of Borrower. For purposes of Sections 4.2, 4.11, 4.12, 4.20, 4.23, 4.25, 4.26, 5.1(b), 5.1(c), 5.1(d), 5.1(e), 5.1(i), 5.1(n), 5.1(p), 5.3, 5.8, 5.9 and 5.17 only, references to Subsidiaries shall be deemed also to be references to Unrestricted Subsidiaries.

“SunEdison” means SunEdison, Inc., a Delaware corporation.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Lender” means Goldman Sachs in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by Swing Line Lender to Borrower pursuant to Section 2.3.

“Swing Line Note” means a promissory note in the form of Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Swing Line Sublimit” means the lesser of (i) $10 million, and (ii) the aggregate unused amount of Revolving Commitments then in effect.

“Syndication Agents” as defined in the preamble hereto.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

“Term Loan” means a Closing Date Term Loan and a New Term Loan.

“Term Loan Commitment” means the Closing Date Term Loan Commitment or the New Term Loan Commitment of a Lender, and “Term Loan Commitments” means such commitments of all Lenders.

“Term Loan Note” means a promissory note in the form of Exhibit B-3, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Terminated Lender” as defined in Section 2.23.

“Title Policy” as defined in Section 5.11.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Usage.

“Transaction Costs” means the fees, costs and expenses payable by Holdings, Borrower or any of Borrower’s Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents.

“Type of Loan” means (i) with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“UK GAAP” means generally accepted accounting principles in the United Kingdom set forth from time to time by the United Kingdom Accounting Standards, which are applicable to the circumstances and in effect as of the date of determination thereof.

“Unreimbursed Amount” as defined in Section 2.4(d).

“Unrestricted Subsidiary” means any subsidiary of Borrower designated on Schedule 4.1 as an Unrestricted Subsidiary as of the date hereof or designated by an Authorized Officer of Borrower as an Unrestricted Subsidiary pursuant to Section 5.15 subsequent to the date hereof, and any subsidiaries of any such designated Unrestricted Subsidiaries acquired or formed after such designation. Borrower may designate any subsidiary of Borrower (including any existing subsidiary and any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary or any of its subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Borrower or any subsidiary of Borrower (other than any subsidiary of the subsidiary to be so designated); provided that (i) each of (A) the subsidiary to be so designated and (B) its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Borrower or any Restricted Subsidiary and (ii) Borrower may not designate any Project Holdco set forth on Schedule 5.15 or any of their respective subsidiaries (other than subsidiaries permitted to be transferred by Section 6.8(m)) to be an Unrestricted Subsidiary.

“U.S. Lender” as defined in Section 2.20(c).

“Voting Power Determinants” means, collectively, Closing Date Term Loan Exposure, New Term Loan Exposure and/or Revolving Exposure.

“Weighted Average Yield” means with respect to any Loan, on any date of determination, the weighted average yield to maturity, in each case, based on the interest rate applicable to such Loan on such date and giving effect to all upfront or similar fees and original issue discount payable with respect to such Loan.

1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Section 5.1(b) and 5.1(c) shall be prepared in accordance with

GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

1.3. Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

1.4. Exchange Rates; Currency Equivalents.

(a) The Issuing Bank shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Letters of Credit and other amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Issuing Bank.

(b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

1.5. Letter of Credit Amounts.

(a) Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any documentation related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(b) Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Such request shall be subject to the approval of the Issuing Bank, which approval shall not be unreasonably withheld, conditioned or delayed. If the Issuing Bank consents to the issuance of Letters of Credit in such requested currency, the Issuing Bank shall so notify Borrower and the Administrative Agent, and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for the purposes of any Letter of Credit.

SECTION 2. LOANS AND LETTERS OF CREDIT

2.1. Term Loans.

(a) Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Closing Date Term Loan to Borrower in an amount equal to such Lender’s Closing Date Term Loan Commitment. Borrower may make only one borrowing under the Closing Date Term Loan Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Closing Date Term Loans shall be paid in full no later than the Maturity Date. Each Lender’s Closing Date Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Closing Date Term Loan Commitment on such date.

(b) Borrowing Mechanics for Term Loans.

(i) Subject to Section 3.2(b), Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than (x) on the Closing Date with respect to Base Rate Loans and (y) at least three Business Days prior to the Closing Date with respect to Eurodollar Rate Loans (or such shorter period as may be acceptable to Administrative Agent). Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii) Each Lender shall make its Closing Date Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the principal office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loan available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Borrower.

2.2. Revolving Loans.

(a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Revolving Loans.

(i) Except pursuant to Section 2.4(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $2,000,000 and integral multiples of $1,000,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $100,000 in excess of that amount.

(ii) Subject to Section 3.2(b), whenever Borrower desires that Lenders make Revolving Loans, Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan; provided that, if such Credit Date is the Closing Date, such Funding Notice may be delivered on the Closing Date with respect to Base Rate Loans and such period shorter than three Business Days as may be agreed by Administrative Agent with respect to Eurodollar Rate Loans. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.

(iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such Notice by 10:00 a.m. (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Borrower.

(iv) Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office of Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or such other account as may be designated in writing to Administrative Agent by Borrower.

2.3. Swing Line Loans.

(a) Swing Line Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, Swing Line Lender may, from time to time in its discretion, agree to make Swing Line Loans to Borrower in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed during the Revolving Commitment Period. Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Swing Line Loans.

(i) Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii) Subject to Section 3.2(b), whenever Borrower desires that Swing Line Lender make a Swing Line Loan, Borrower shall deliver to Administrative Agent a Funding Notice no later than 11:00 a.m. (New York City time) on the proposed Credit Date.

(iii) Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from Swing Line Lender to be credited to the account of Borrower at Administrative Agent’s Principal Office, or to such other account as may be designated in writing to Administrative Agent by Borrower.

(iv) With respect to any Swing Line Loans which have not been voluntarily prepaid by Borrower pursuant to Section 2.13, Swing Line Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Borrower), no later than 1:00 p.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to Borrower on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to Borrower and shall be due under the Revolving Loan Note issued by Borrower to Swing Line Lender. Borrower hereby authorizes Administrative Agent and Swing Line Lender to charge Borrower’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Borrower from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.17.

(v) If for any reason Revolving Loans are not made pursuant to Section 2.3(b)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(vi) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender had not received prior notice from Borrower or the Requisite Lenders that any of the conditions under Section 3.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) it does not in good faith believe that all conditions under Section 3.2 to the making of such Swing Line Loan have been satisfied or waived by the Requisite Lenders or (C) at a time when any Lender is a Defaulting Lender unless Swing Line Lender has entered into arrangements satisfactory to it and Borrower to eliminate Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by Cash Collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

(c) Resignation and Removal of Swing Line Lender. Swing Line Lender may resign as Swing Line Lender upon 30 days prior written notice to Administrative Agent, Lenders and Borrower. Swing Line Lender may be replaced at any time by written agreement among Borrower, Administrative Agent, the replaced Swing Line Lender (provided that no consent will be required if the replaced Swing Line Lender has no Swing Line Loans outstanding) and the successor Swing Line Lender. Administrative Agent shall notify the Lenders of any such replacement of Swing Line Lender. At the time any such replacement or resignation shall become effective, (i) Borrower shall prepay any outstanding Swing Line Loans made by the resigning or removed Swing Line Lender, (ii) upon such prepayment, the resigning or removed Swing Line Lender shall surrender any Swing Line Note held by it to Borrower for cancellation, and (iii) Borrower shall issue, if so requested by the successor Swing Line Lender, a new Swing Line Note to the successor Swing Line Lender, in the principal amount of the Swing Line Sublimit then in effect and with other appropriate insertions. From and after the effective date of any such replacement or resignation, (x) any successor Swing Line Lender shall have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require.

2.4. Issuance of Letters of Credit and Purchase of Participations Therein.

(a) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit for the account of Borrower in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars or one or more Alternative Currencies; (ii) the stated amount of each Letter of Credit shall not be less than $250,000 or such lesser amount as is acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) in no event shall any Letter of Credit have an expiration date later than the date which is one year from the date of issuance of such Letter of Credit; and (vi) in no event shall any Letter of Credit have an expiration date later than the Letter of Credit Expiration Date. Subject to the foregoing, Issuing Bank may agree that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Bank elects not to extend for any such additional period; provided, Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Bank must elect to allow such extension; provided further, if any Lender is a Defaulting Lender, Issuing Bank shall not be required to issue any Letter of Credit unless Issuing Bank has entered into arrangements satisfactory to it and Borrower to eliminate Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance. Subject to Section 3.2(b), whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent an Issuance Notice no later than 12:00 p.m. (New York City time) at least three Business Days (in the case of standby letters of credit) or five Business Days (in the case of commercial letters of credit), or in each case such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.2, Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank’s standard operating procedures. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, Issuing Bank shall promptly notify each Lender with a Revolving Commitment of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.4(e).

(c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between Borrower and Issuing Bank, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of

Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to Borrower. Notwithstanding anything to the contrary contained in this Section 2.4(c), Borrower shall retain any and all rights it may have against Issuing Bank for any liability arising out of the gross negligence or willful misconduct of Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d) Reimbursement by Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify Borrower and Administrative Agent, and Borrower shall reimburse Issuing Bank on or before the date which is three Business Days following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in (x) if such Letter of Credit is denominated in Dollars, Dollars and (y) if such Letter of Credit is denominated in an Alternative Currency, such Alternative Currency, unless (A) the Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the Issuing Bank promptly following receipt of the notice of drawing that the Borrower will reimburse the Issuing Bank in Dollars and, in each case of clause (x) and (y), in same day funds equal to the amount of such honored drawing (“Unreimbursed Amount”); provided, anything contained herein to the contrary notwithstanding, (i) unless Borrower shall have notified Administrative Agent and Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that Borrower intends to reimburse Issuing Bank for the Unreimbursed Amount with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders with Revolving Commitments to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the Dollar Equivalent of the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.2, Lenders with Revolving Commitments shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Borrower shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Issuing Bank shall notify Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof; provided, that the Reimbursement Date for such drawing shall be the date which is three Business Days following Borrower’s receipt of such notice. Nothing in this Section 2.4(d) shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Borrower shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.4(d).

(e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation (denominated in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Borrower does not for any reason reimburse Issuing Bank as provided in Section 2.4(d), Issuing Bank shall promptly notify each Lender with a Revolving Commitment of the Unreimbursed Amount and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender with a Revolving Commitment shall make available to Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first Business Day (under the laws of the jurisdiction in which such office of Issuing Bank is located) after the date notified by Issuing Bank. In the event that any Lender with a Revolving Commitment fails to make available to Issuing Bank on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.4(e), Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section 2.4(e) in the event that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Bank. In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute in Dollars to each Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

(f) Obligations Absolute. The obligation of Borrower to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.4(d) and the obligations of Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit or this Agreement; (ii) the existence of any claim, set-off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; (viii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to Borrower or any Subsidiary or in the relevant currency markets generally; or (ix) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Bank under the circumstances in question as determined by a final, non-appealable judgment of a court of competent jurisdiction. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Indemnification. Without duplication of any obligation of Borrower under Section 10.2 or 10.3, in addition to amounts payable as provided herein, Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) (A) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, (B) the issuance of any Letter of Credit by Issuing Bank or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (C) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether Issuing Bank is a party thereto, in each case other than as a result of the gross negligence or willful misconduct of Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h) Resignation and Removal of Issuing Bank. An Issuing Bank may resign as Issuing Bank upon 60 days prior written notice to Administrative Agent, Lenders and Borrower. An Issuing Bank may be replaced at any time by written agreement among Borrower, Administrative Agent, the replaced Issuing Bank (provided that no consent will be required if the replaced Issuing Bank has no Letters of Credit or reimbursement obligations with respect thereto outstanding) and the successor Issuing Bank. Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank. At the time any such replacement or resignation shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement or resignation of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(i) Cash Collateralization of Letters of Credit.

(i) If the Administrative Agent notifies Borrower at any time that the Letter of Credit Usage exceeds the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, Borrower shall Cash Collateralize Letters of Credit in an aggregate amount sufficient to reduce such Letter of Credit Usage (net of Cash Collateralized amounts) as of such date of payment to an amount not to exceed 100% of the Letter of Credit Sublimit then in effect.

(ii) With respect to any Letter of Credit with an expiration date on or after the Revolving Commitment Termination Date, no later than ten Business Days prior to the Revolving Commitment Termination Date, the Borrower shall either provide Cash Collateral or backstop letters of credit satisfactory to the Issuing Bank in an amount equal to the Minimum Collateral Amount.

(iii) In the event that Borrower does not for any reason comply with its obligation to provide Cash Collateral or backstop letters of credit as set forth in clause (ii) above, Issuing Bank shall promptly notify each Lender with a Revolving Commitment of the applicable Minimum Collateral Amount and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each

Lender with a Revolving Commitment shall, not later than 12:00 p.m. (New York City time) on the first Business Day after the date notified by Issuing Bank, make Revolving Loans that are Base Rate Loans in the amount of such Lender’s Pro Rata Share of the Minimum Collateral Amount, the proceeds of which shall be applied directly by Administrative Agent to satisfy Borrower’s obligation to provide Cash Collateral as set forth in clause (ii) above.

(j) Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of (i) any failure by Borrower to repay any drawing under any Letter of Credit denominated in an Alternative Currency which has not been converted to a Revolving Loan (or to pay interest due thereon) on its scheduled due date or (ii) any repayment by Borrower of such a drawing (or payment of interest thereon) in a currency other than the currency of such Letter of Credit or Dollars, including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its participation in such Letter of Credit, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

2.5. Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase participation required hereby.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event that (i) Administrative Agent declines to make a requested amount available to Borrower until such time as all applicable Lenders have made payment to Administrative Agent, (ii) a Lender fails to fund to Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (iii) such Lender’s failure results in Administrative Agent failing to make a corresponding amount available to Borrower on the Credit Date, at Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by the Borrower through and including the time of Borrower’s receipt of the requested amount. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.6. Use of Proceeds. The proceeds of the Term Loans and the Revolving Loans, if any, made on the Closing Date and Revolving Loans, Swing Line Loans and Letters of Credit made after the Closing Date shall be used by Borrower for general corporate purposes of the Borrower not in contravention of any law, including to (a) refinance all or a portion of the Existing Indebtedness, (b) fund fees and expenses payable hereunder, and (c) to provide for ongoing working capital requirements and for general corporate purposes; provided that at no time shall the proceeds of outstanding Revolving Loans be used to fund more than two Restricted Junior Payments permitted pursuant to Section 6.4(c). For the avoidance of doubt, Borrower shall not be limited in the aggregate number of Restricted Junior Payments it may fund with the proceeds of Revolving Loans so long as it does not at any time fund a third Restricted Junior Payment permitted pursuant to Section 6.4(c) with Revolving Loans without first repaying the Revolving Lenders an amount equal to the amount of Revolving Loans used to fund the previous two Restricted Junior Payments permitted pursuant to Section 6.4(c) that were funded with Revolving Loans.

2.7. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any applicable Loans; provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender (with respect to (i) any entry relating to such Lender’s Loans and (ii) the identity of the other Lender’s (but not any information with respect to such other Lenders’ Loans)) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans. The entries in the Register shall be conclusive, absent manifest error, and binding on Borrower, each Lender and Administrative Agent. The Borrower, each Lender and Administrative Agent shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Borrower hereby designates Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Closing Date Term Loan, New Term Loan, Revolving Loan or Swing Line Loan, as the case may be.

2.8. Interest on Loans.

(a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) in the case of Closing Date Term Loans and Revolving Loans:

(1) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(2) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin; and

(ii) in the case of Swing Line Loans, at the Base Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be; provided, until the date on which Syndication Agents notify Borrower that the primary syndication of the Loans and Revolving Commitments has been completed, as determined by the Syndication Agents, the Term Loans shall be maintained as either (1) Eurodollar Rate Loans having an Interest Period of no longer than one month or (2) Base Rate Loans.

(c) In connection with Eurodollar Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d) Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f) Borrower agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.

(g) Interest payable pursuant to Section 2.8(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on the date on which the related drawing under a Letter of Credit is reimbursed in full or, on and after the Reimbursement Date, on demand. Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.8(f), Issuing Bank shall distribute to each Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrower.

2.9. Conversion/Continuation.

(a) Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:

(i) to convert at any time all or any part of any Term Loan or Revolving Loan equal to $2,000,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.18 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $2,000,000 and integral multiples of $100,000 in excess of that amount as a Eurodollar Rate Loan.

(b) Subject to Section 3.2(b), Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

2.10. Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are Revolving Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.11. Fees.

(a) Borrower agrees to pay to Lenders having Revolving Exposure:

(i) commitment fees equal to (1) the average of the daily difference between (A) the Revolving Commitments and (B) the aggregate principal amount of (x) all outstanding Revolving Loans (for the avoidance of doubt, excluding Swing Line Loans) plus (y) the Letter of Credit Usage, times (2) the Applicable Revolving Commitment Fee Percentage; and

(ii) letter of credit fees equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (2) the Dollar Equivalent of the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.11(a) shall be paid to Administrative Agent in Dollars at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b) Borrower agrees to pay directly to Issuing Bank, for its own account, the following fees:

(i) a fronting fee equal to 0.25%, per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and

(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c) All fees referred to in Section 2.11(a) and 2.11(b)(i) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(d) Borrower agrees to pay on the Closing Date to each Term Loan Lender party to this Agreement as a Term Loan Lender on the Closing Date, as fee compensation for the funding of such Lender’s Term Loan, a closing fee in an amount equal to 0.50% of the stated principal amount of such Lender’s Term Loan, payable to such Lender from the proceeds of its Term Loan as and when funded on the Closing Date. Such closing fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(e) In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

2.12. Scheduled Payments. The principal amount of the Closing Date Term Loans shall be repaid in consecutive quarterly installments and at final maturity (each such payment, an “Installment”) in the aggregate amounts set forth below on the amortization dates set forth below, commencing September 30, 2014:

Amortization Date	Term Loan Installments
September 30, 2014	$750,000
December 31, 2014	$750,000
March 31, 2015	$750,000
June 30, 2015	$750,000
September 30, 2015	$750,000
December 31, 2015	$750,000
March 31, 2016	$750,000
June 30, 2016	$750,000
September 30, 2016	$750,000
December 31, 2016	$750,000
March 31, 2017	$750,000
June 30, 2017	$750,000
September 30, 2017	$750,000
December 31, 2017	$750,000
March 31, 2018	$750,000
June 30, 2018	$750,000
September 30, 2018	$750,000
December 31, 2018	$750,000
March 31, 2019	$750,000
June 30, 2019	$750,000
Maturity Date	Remainder

In the event any New Term Loans are made, such New Term Loans shall be repaid in the manner specified in the Joinder Agreement. Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Closing Date Term Loans in accordance with Sections 2.13, 2.14 and 2.15, as applicable, and (y) the Closing Date Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date.

2.13. Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) Any time and from time to time:

(1) with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $2,000,000 and integral multiples of $100,000 in excess of that amount (or such lesser amount which constitutes the full amount of such Loans outstanding);

(2) with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $2,000,000 and integral multiples of $100,000 in excess of that amount (or such lesser amount which constitutes the full amount of such Loans outstanding); and

(3) with respect to Swing Line Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000, and in integral multiples of $100,000 in excess of that amount (or such lesser amount which constitutes the full amount of such Loans outstanding).

(ii) All such prepayments shall be made:

(1) upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans;

(2) upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans; and

(3) upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans;

in each case given to Administrative Agent or Swing Line Lender, as the case may be, by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent (and Administrative Agent will promptly transmit such original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender) or Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided, that a notice of prepayment made in connection with a refinancing of the Loans or sale of the Borrower may be conditioned upon the consummation of such refinancing or sale (and if such refinancing or sale is not consummated, the principal amount of the Loans specified in such notice shall not be so due and payable on the prepayment date specified in such notice). Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

(b) Voluntary Commitment Reductions.

(i) Borrower may, upon not less than three Business Days’ prior written or telephonic notice promptly confirmed by delivery of written notice thereof to Administrative Agent (which original written notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be, unless otherwise agreed by the Administrative Agent, in an aggregate minimum amount of $2,000,000 and integral multiples of $100,000 in excess of that amount (or such lesser amount which constitutes the full amount of Revolving Commitments in excess of the Total Utilization of Revolving Commitments at such time). Any Revolving Commitments terminated under this Section 2.13(b) may not be re-established.

(ii) Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof; provided, that a notice of prepayment made in connection with a refinancing of the Loans or sale of the Borrower may be conditioned upon the consummation of such refinancing or sale (and if such refinancing or sale is not consummated, the principal amount of the Loans specified in such notice shall not be so due and payable on the prepayment date specified in such notice).

(c) Closing Date Term Loan Call Protection. In the event that all or any portion of the Closing Date Term Loans are (i) repaid, prepaid, refinanced or replaced through the incurrence of any debt financing having an effective interest cost or weighted average yield that is less than the effective interest cost or weighted average yield of the Closing Date Term Loans (or portion thereof) so repaid, prepaid, refinanced or replaced or (ii) repriced or effectively refinanced in connection with any waiver, consent or amendment to the Term Loans directed at, or the result of which would be, the lowering of the effective interest cost or the weighted average yield of the Closing Date Term Loans (each of (i) and (ii), a “Repricing Transaction”), on or prior to the six month anniversary of the Closing Date, such repayment, prepayment, refinancing, replacement or repricing will be made at 101.0% of the principal amount so repaid, prepaid, refinanced, replaced or repriced. If all or any portion of the Closing Date Term Loans held by any Lender is repaid, prepaid, refinanced or replaced pursuant to Section 2.23 as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such repayment, prepayment, refinancing or replacement will be made at 101.0% of the principal amount so repaid, prepaid, refinanced or replaced.

2.14. Mandatory Prepayments/Commitment Reductions.

(a) Asset Sales.

(i) No later than the third Business Day following the date of receipt by Holdings or any of its Subsidiaries (other than Non-Recourse Subsidiaries) of any Net Asset Sale Proceeds, Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to such Net Asset Sale Proceeds.

(ii) No later than the third Business Day following the date of receipt by Holdings or any of its Subsidiaries, including Amanecer Solar Holdings SPA, of any Net Asset Sale Proceeds from the exercise of the Opción (as defined in the CMP Option Agreement) under the Contrato de Opción Irrevocable de Compra de Acciones Relativo a la Sociedad “Amanecer Solar SpA,” dated as of January 28, 2013, between Amanecer Solar Holdings SPA and Compañia Minera del Pacifico S.A. (as in effect on the date hereof, the “CMP Option Agreement”), Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to such Net Asset Sale Proceeds.

(iii) Notwithstanding the foregoing clauses (i) and (ii), so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest Net Asset Sale Proceeds within three hundred sixty days of receipt thereof (or if committed to be reinvested within such three hundred sixty days, within one hundred eighty days thereafter) in long-term productive assets of the general type used in the business of Holdings and its Subsidiaries.

(b) Insurance/Condemnation Proceeds.

(i) No later than the third Business Day following the date of receipt by Borrower or any of its Subsidiaries (other than Non-Recourse Subsidiaries), or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, unless waived by Requisite Lenders, Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds

(ii) Notwithstanding the foregoing clause (i), so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within three hundred sixty days of receipt thereof (or, if committed to be reinvested within such three hundred sixty days, within one hundred eighty days thereafter) in long term productive assets of the general type used in the business of Holdings and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof.

(c) Issuance of Debt. On the date of receipt by Holdings or any of its Subsidiaries (other than Non-Recourse Subsidiaries) of any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(d) Revolving Loans and Swing Loans. Borrower shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

(e) Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to Sections 2.14(a) through 2.14(c), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans and/or the Revolving Commitments shall be permanently reduced in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.15. Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by Borrower in the applicable notice of prepayment; provided, in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:

first, to repay outstanding Swing Line Loans to the full extent thereof;

second, to repay outstanding Revolving Loans to the full extent thereof; and

third, to prepay the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and further applied on a pro rata basis to reduce the remaining scheduled Installments of principal of the Term Loans.

(b) Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Sections 2.14(a) through 2.14(c) shall be applied as follows:

first, to prepay Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and further applied on a pro rata basis to reduce the remaining scheduled Installments of principal of the Term Loans;

second, to prepay the Swing Line Loans to the full extent thereof;

third, to prepay the Revolving Loans to the full extent thereof;

fourth, to prepay outstanding reimbursement obligations with respect to Letters of Credit; and

fifth, to Cash Collateralize Letters of Credit.

(c) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.18(c).

2.16. General Provisions Regarding Payments.

(a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars (unless otherwise expressly provided herein) in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 1:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(g) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by Agents in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 9.2 of the Pledge and Security Agreement.

2.17. Ratable Sharing. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit

Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.17 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.18. Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Adjusted Eurodollar Rate”, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) Administrative Agent is advised by the Requisite Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event, such Lenders (or in the case of the preceding clause (i), such Lender) shall be an “Affected Lender” and such Affected Lender shall on that day give notice (by e-mail or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). If Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate

Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower. With respect to any Lender’s claim for compensation under this Section 2.18, Borrower shall not be required to compensate such Lender for any amount incurred more than 180 calendar days prior to the date that such Lender notifies Borrower of the event that gives rise to such claim.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of “Adjusted Eurodollar Rate” in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

2.19. Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule, regulation or order was issued or enacted prior to the date hereof), including the introduction of any new law, treaty or governmental rule, regulation or order but excluding solely proposals thereof, or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or (B) any guideline, request or directive by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof: (i) subjects such Lender (or its applicable lending office) or any company controlling such Lender to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of “Adjusted Eurodollar Rate”) or any company controlling such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(b)) shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy or liquidity, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments, or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (a) and (b) of this Section 2.19 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

2.20. Taxes; Withholding, Etc.

(a) Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority.

(b) Withholding of Taxes. If any Credit Party or any other Person acting as a withholding agent is (in such withholding agent’s reasonable good faith discretion) required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender (which term shall include Issuing Bank for purposes of this Section 2.20(b)) under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) the applicable withholding agent shall be entitled to make any such deduction or withholding and shall timely pay, or cause to be paid, the full amount of any such Tax deducted or withheld to the relevant Governmental Authority in accordance with applicable law before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) unless otherwise provided in this Section 2.20, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including such deductions and withholdings applicable to additional sums payable under this Section), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant Governmental Authority; provided, Borrower shall not be required to pay any additional amounts to any Lender under clause (iii) above with respect to any Excluded Taxes of any Lender.

(c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall, to the extent such Lender is legally able to do so, deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY and/or any other form prescribed by applicable law (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY, W-9 and/or any other form prescribed by applicable law (or, in each case, any successor form), or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence. Borrower shall not be required to pay any additional amount to any Lender under Section 2.20(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence required by this Section 2.20(c) or (2) to notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of this Section 2.20(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein. Notwithstanding anything in this clause (c) to the contrary, the completion, execution and submission of such documentation (other Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY or W-9 (or, in each case, any successor form) or a Certificate re Non-Bank Status) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(d) Notwithstanding anything to the contrary, Borrower shall not be required to pay any additional amount pursuant to Section 2.20(b) with respect to any United States federal withholding tax imposed on any “withholdable payments” payable to a recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA.

(e) Without limiting the provisions of Section 2.20(b), the Credit Parties shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law, or at the option of Administrative Agent, timely reimburse it for the payment of any Other Taxes, upon submission of reasonable proof of such payment. The applicable Credit Party shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(f) The Credit Parties shall jointly and severally indemnify each Beneficiary for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Beneficiary or required to be withheld or deducted from a payment to such Beneficiary and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Credit Party shall be conclusive absent manifest error. Such payment shall be due within thirty (30) days of such Credit Party’s receipt of such certificate.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.21. Obligation to Mitigate. Each Lender (which term shall include Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.22. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to Issuing Bank or Swing Line Lender hereunder; third, to Cash Collateralize Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.22(d); fourth, as Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a Deposit Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.22(d); sixth, to the payment of any amounts owing to the Lenders, Issuing Bank or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.22(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.11(a)(ii) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of the Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.22(d).

(B) With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iii) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv) Cash Collateral. If the reallocation described in clause (iii) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.22(d).

(b) Defaulting Lender Cure. If Borrower, Administrative Agent and each Swing Line Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.22(a)(iii), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with clause (a)(iii) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.22(d).

(d) Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of Administrative Agent or Issuing Bank (with a copy to Administrative Agent) Borrower shall Cash Collateralize Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iii) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Collateral Agent, for the benefit of Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.22 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.22 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by Administrative Agent and Issuing Bank that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 2.22, the Person providing Cash Collateral and Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

(e) Lender Counterparties. So long as any Lender is a Defaulting Lender, such Lender shall not be a Lender Counterparty with respect to any Hedge Agreement entered into while such Lender was a Defaulting Lender.

2.23. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) (i) any Lender shall become and continues to be a Defaulting Lender, and (ii) such Defaulting Lender shall fail to cure the default pursuant to Section 2.22(b) within five Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (a “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender, a Non-Consenting Lender or a Defaulting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled or Cash Collateralized in the Minimum Collateral Amount. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6. Any removal of Goldman Sachs or its successor as a Defaulting Lender pursuant to this Section shall also constitute the removal of Goldman Sachs or its successor as Administrative Agent and Swing Line Lender pursuant to Section 9.7.

2.24. Incremental Facilities. Borrower may by written notice to Administrative Agent elect to request (A) prior to the Revolving Commitment Termination Date, an increase to the existing Revolving Commitments (any such increase, the “New Revolving Loan Commitments”) and/or (B) prior to the Maturity Date, the establishment of one or more new term loan commitments (the “New Term Loan Commitments”), in an amount not less than $2,000,000 individually (or such lesser amount which shall be approved by Administrative Agent), and integral multiples of $100,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which Borrower proposes that the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Loan Lender” or “New Term Loan Lender”, as applicable) to whom Borrower proposes any portion of such New Revolving Loan Commitments or New Term Loan Commitments, as applicable, be allocated and the amounts of such allocations; provided that Administrative Agent may elect or decline to arrange such New Revolving Loan Commitments or New Term Loan Commitments in its sole discretion and any Lender approached to provide all or a portion of the New Revolving Loan Commitments or New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitment or a New Term Loan Commitment. Such New Revolving Loan Commitments or New Term Loan Commitments shall become effective as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments, as applicable; (2) both before and after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments, as applicable, each of the conditions set forth in Section 3.2 shall be satisfied; (3) Borrower shall be in pro forma compliance with the covenants set forth in Section 6.7(a) and, except with respect to any Initial Revolving Commitment Increase, Section 6.7(b) as of the last day of the most recently ended Fiscal Quarter after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments, as applicable; (4) except with respect to any Initial Revolving Commitment Increase, after giving pro forma effect to such New Revolving Loan Commitments or New Term Loan Commitments, as applicable, the Leverage Ratio shall not exceed 4.50:1.00; (5) the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements executed and delivered by Borrower, the New Revolving Loan Lender or New Term Loan Lender, as applicable, and Administrative Agent, and each of which shall be recorded in the Register and each New Revolving Loan Lender and New Term Loan Lender shall be subject to the requirements set forth in Section 2.20(c); (6) Borrower shall make any payments required pursuant to Section 2.18(c) in connection with the New Revolving Loan Commitments or New Term Loan Commitments, as applicable; and (7) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Commitments, (b) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto.

On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender of any Series shall make a Loan to Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

Administrative Agent shall notify Lenders promptly upon receipt of Borrower’s notice of each Increased Amount Date and in respect thereof (y) the New Revolving Loan Commitments and the New Revolving Loan Lenders or the Series of New Term Loan Commitments and the New Term Loan Lenders of such Series, as applicable, and (z) in the case of each notice to any Revolving Lender, the respective interests in such Revolving Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section 2.24.

The terms and provisions of the New Revolving Loans shall be identical to the Revolving Loans. The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be as set forth herein or in the Joinder Agreement. In any event (i) the weighted average life to maturity of all New Term Loans of any Series shall be no shorter than the weighted average life to maturity of the Revolving Loans or the Closing Date Term Loans (whichever is longest), (ii) the applicable Maturity Date of each Series shall be no shorter than the latest of the final maturity of the Revolving Loans or the Closing Date Term Loans, (iii) the Weighted Average Yield applicable to the New Term Loans of each Series shall be determined by Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided, however, that the Weighted Average Yield applicable to the New Term Loans shall not be greater than the applicable Weighted Average Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term Loans plus 0.50% per annum unless the interest rate with respect to the Closing Date Term Loans is increased so as to cause the then applicable Weighted Average Yield under this Agreement on the Closing Date Term Loans to equal the Weighted Average Yield then applicable to the New Term Loans minus 0.50% per annum, (iv) the New Term Loans may be unsecured or secured by the Collateral on a pari passu or junior basis, and (v) all other terms of the New Term Loans and New Term Loan Commitments, if not consistent with the terms of the Closing Date Term Loans, as applicable must be reasonably acceptable to the Administrative Agent. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provision of this Section 2.24.

SECTION 3. CONDITIONS PRECEDENT

3.1. Closing Date. The obligation of each Lender or Issuing Bank, as applicable, to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Credit Documents. Administrative Agent and Arrangers shall have received sufficient copies of each Credit Document as Administrative Agent shall request, originally executed and delivered by each applicable Credit Party.

(b) Organizational Documents; Incumbency. Administrative Agent and Arrangers shall have received, in respect of each Credit Party, (i) sufficient copies of each Organizational Document as Administrative Agent shall request, and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party that are executing the Credit Documents and the Funding Notice, in substantially the form of Exhibit M; (iii) resolutions of the members of Holdings or its board of directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated the Closing Date or a recent date prior thereto; and (v) such other documents as Administrative Agent may reasonably request.

(c) Organizational and Capital Structure. The organizational structure and capital structure of Holdings and its Subsidiaries shall be as set forth on Schedule 4.1.

(d) Initial Public Offering of Parent. On or before the Closing Date, the initial public offering of Parent shall have been consummated.

(e) Transaction Costs. On or prior to the Closing Date, Borrower shall have delivered to Administrative Agent Borrower’s reasonable best estimate of the Transaction Costs (other than fees payable to any Agent).

(f) Existing Indebtedness. On the Closing Date, Holdings and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder and (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Holdings and its Subsidiaries thereunder being repaid on the Closing Date.

(g) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent and Arrangers. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(h) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, each Credit Party shall have delivered to Collateral Agent:

(i) evidence satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to execute or authorize, as applicable, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii) a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby;

(iii) to the extent applicable, fully executed and notarized Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions, memorializing and recording the encumbrance of the Intellectual Property Assets listed in Schedule 5.2(II) to the Pledge and Security Agreement;

(iv) opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

(v) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral.

(i) Financial Statements; Projections. Administrative Agent and Arrangers shall have received from Borrower (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheets of Holdings and its Subsidiaries reflecting the transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance reasonably satisfactory to Administrative Agent and Arrangers and (iii) the Projections.

(j) Evidence of Insurance. Collateral Agent shall have received a certificate from the applicable Credit Party’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(k) Opinions of Counsel to Credit Parties. Agents and Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for Credit Parties, as to such matters as Administrative Agent or Arrangers may reasonably request, dated as of the Closing Date and in form and substance reasonably satisfactory to Administrative Agent and Arrangers (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(l) Fees. Borrower shall have paid to each Agent the fees payable on or before the Closing Date referred to in Section 2.11(d) and (e) and all expenses payable pursuant to Section 10.2 which have accrued to the Closing Date.

(m) Solvency Certificate. On the Closing Date, Administrative Agent and Arrangers shall have received a Solvency Certificate from the Borrower in form, scope and substance reasonably satisfactory to Administrative Agent and Arrangers, and demonstrating that after giving effect to the consummation of the transactions contemplated by the Credit Documents and any rights of contribution, the Credit Parties are and will be, on a consolidated basis, Solvent.

(n) Closing Date Certificate. Borrower shall have delivered to Administrative Agent and Arrangers an originally executed Closing Date Certificate, together with all attachments thereto.

(o) No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in writing in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent and Arrangers, singly or in the aggregate, materially impairs any of the transactions contemplated by the Credit Documents, or that could reasonably be expected to have a Material Adverse Effect.

(p) PATRIOT Act. At least 10 days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”).

(q) Credit Rating. Borrower shall have been assigned a corporate family rating from Moody’s, a corporate credit rating from S&P and the Closing Date Term Loan shall have been assigned a credit rating from each of Moody’s and S&P.

3.2. Conditions to Each Credit Extension.

(a) Conditions Precedent. The obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Closing Date, is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i) Funding Notice. Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be, executed by an Authorized Officer in accordance with Section 2.1(b) or Section 2.4(b), as applicable.

(ii) Total Utilization of Revolving Commitments. After making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect.

(iii) Accuracy of Representations and Warranties. As of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(iv) No Event of Default or a Default. As of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension and the transactions to be consummated on such Credit Date that would constitute an Event of Default or a Default.

(v) Letter of Credit. On or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit. In the case of a Letter of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Issuing Bank would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

(vi) Fees. Borrower shall have paid to Agent, or instructed Agent to pay with the proceeds of such Credit Extension, the fees payable on or before such Credit Date referred to in Section 2.11(a) and all expenses payable pursuant to Section 10.2 which have accrued to such Credit Date and been invoiced to Borrower.

(b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the close of business on the date that the telephonic notice is given. In the event of a discrepancy between the telephone notice and the written Notice, the written Notice shall govern. In the case of any Notice that is irrevocable once given, if Borrower provides telephonic notice in lieu thereof, such telephone notice shall also be irrevocable once given. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Agents, Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent, Lender and Issuing Bank, on the Closing Date and, subject to the materiality qualifier set forth in Section 3.2(a)(iii), on each Credit Date, that the following statements are true and correct:

4.1. Organization; Requisite Power and Authority; Qualification. Each of Holdings and its Subsidiaries (other than Immaterial Subsidiaries) (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and, as of the Closing Date, as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2. Equity Interests and Ownership. The Equity Interests of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2 or as permitted by Section 6.2(u), as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Borrower or any of its Subsidiaries of any additional membership interests or other Equity Interests of Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Borrower or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

4.3. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4. No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Holdings or any Credit Party or, in any material respect, any other Subsidiary of Holdings, (ii) any of the Organizational Documents of Holdings or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries except, in this clause (a)(iii), where such violation could not reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, for the benefit of the Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

4.5. Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP, Canadian GAAP, UK GAAP or IFRS, as applicable, and fairly present, in all material respects, the financial position, on a consolidated basis, of the

Persons described in such financial statements as of the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and any of its Subsidiaries taken as a whole. The representations of each Credit Party in this Section 4.7 about Historical Financial Statements for each project acquired by Holdings or its Subsidiary from a Person who is not an Affiliate of Holdings (or from a Person who is an Affiliate of Holdings if such Affiliate acquired such project after January 1, 2014) are made to the Credit Parties’ knowledge for periods prior to such acquisition.

4.8. Projections. On and as of the Closing Date, the consolidated projections of Holdings and its Subsidiaries for the period of Fiscal Year 2014 through and including Fiscal Year 2019, on a quarterly basis for Fiscal Year 2014 and Fiscal Year 2015 and a yearly basis thereafter (the “Projections”), are based on good faith estimates and assumptions made by the management of Holdings; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Holdings believed that the Projections were reasonable and attainable.

4.9. No Material Adverse Effect. No event, circumstance or change exists that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

4.10. No Restricted Junior Payments. As of and following the Closing Date, neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.4.

4.11. Adverse Proceedings, Etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12. Payment of Taxes. All income and other material Tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable (other than Taxes, assessments, fees or other governmental charges being contested in good faith by appropriate proceedings). There is no proposed Tax deficiency, in writing, against Holdings or any of its Subsidiaries which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP, shall have been made or provided therefor. Holdings is treated as a partnership for U.S. federal income tax purposes.

4.13. Properties.

(a) Title. Each of Holdings and its Subsidiaries has (i) good and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except, with respect to any Non-Recourse Subsidiary, as could not reasonably be expected to have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b) Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets (excluding easements and other ancillary real property interests that are not fee owned or leased), and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Holdings does not have knowledge of any default that has occurred and is continuing thereunder that would reasonably be expected to result in a Material Adverse Effect, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.14. Environmental Matters. Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any currently applicable Environmental Law or pursuant to any Environmental Claim that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries is subject to any pending or, to their knowledge, threatened, Environmental Claim, that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the knowledge of Holdings and its Subsidiaries, there are and have been no events, conditions or occurrences that would reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the knowledge of Holdings and its Subsidiaries, compliance with all currently applicable

Environmental Laws would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Holdings and its Subsidiaries, there are no activities, events, conditions or occurrences with respect to Holdings or any of its Subsidiaries relating to their compliance with any Environmental Law or with respect to any Release of Hazardous Materials that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

4.15. No Defaults. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16. Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date (other than agreements not material to the business of Holdings and its Subsidiaries taken as a whole), and except as described thereon, all such Material Contracts are in full force and effect and, to Holdings’ knowledge, no defaults currently exist thereunder that could reasonably be expected to have a Material Adverse Effect.

4.17. Governmental Regulation. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18. Federal Reserve Regulations; Exchange Act. (a) None of Holdings or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No portion of the proceeds of any Credit Extension shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

4.19. Employee Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of Holdings and Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of Holdings and Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries, and (c) to the best knowledge of Holdings and Borrower, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Holdings and Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.20. Employee Benefit Plans. Borrower, each of the Guarantors and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their material obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service and nothing has occurred subsequent to the issuance of such determination letter or opinion letter which would cause such Employee Benefit Plan to lose its qualified status. No material liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrower, any of the Guarantors or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower or any of the Guarantors. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower, any of the Guarantors or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower, the Guarantors and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. Borrower, each of the Guarantors and each of their ERISA Affiliates have materially complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.21. Certain Fees. No broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated hereby, except as payable to Agents and Lenders.

4.22. Solvency. The Credit Parties are, on a consolidated basis, Solvent.

4.23. Compliance with Statutes, Etc. Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.24. Disclosure. The representations and warranties of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby (other than projections and pro forma financial information), when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact (known to Holdings or Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Holdings or Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.25. PATRIOT Act. To the extent applicable, each Credit Party and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. None of the Credit Parties, nor any of their respective Subsidiaries nor, to the knowledge of the Credit Parties, any director, officer, employee, agent, affiliate or representative of the Credit Parties or any of their respective Subsidiaries, is a Person that is, or is owned or controlled by a Person that is (i) the subject of any sanctions administered or enforced by the US Department of Treasury’s Office of Foreign Assets Control or the US State Department (“Sanctions”) nor (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, Cuba, North Korea, Sudan and Syria). None of the Credit Parties will, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions.

4.26. Energy Regulatory Matters.

(a) Each of the electrical generating facilities owned by Holdings or any of its Subsidiaries located in the United States is, or will be, beginning at the time of first generating electric energy, (i) a small power production facility that is a qualifying facility (“QF”) under the Federal Energy Regulatory Commission’s (“FERC’s”) regulations at 18 C.F.R. Part 292 (“PURPA Regulations”) under the Public Utility Regulatory Policies Act of 1978 (“PURPA”) (such status as a QF “QF Status”); or, (ii) if not a QF, then an “Exempt Wholesale Generator” or “EWG” within the meaning of the Public Utility Holding Company Act of 2005 (“PUHCA”) (such status as an EWG, “EWG Status”). The QF Status of each such electrical generating facility that is a QF has been or will be, by the time such facility begins to generate electric energy, validly obtained through certification or self-certification pursuant to the PURPA Regulations, or certification or self-certification with respect to such QF Status is not required pursuant to 18 C.F.R. § 292.203(d). The EWG Status of each such electrical generating facility that is an EWG has been or will be, by the time such facility begins to generate electric energy, validly obtained through determination or self-certification pursuant to the FERC’s regulations at 18 C.F.R. Part 366 (“PUHCA Regulations”).

(b) Each Subsidiary of Holdings that directly owns electrical generating facilities located outside of the United States is a foreign utility company (“FUCO”) under the PUHCA Regulations.

(c) Holdings, SunEdison, and any of their Subsidiaries are not subject to, or are exempt from, regulation under the federal access to books and records provisions of PUHCA (the “PUHCA Exemption”). Any of Holdings, SunEdison, and any Subsidiary of either that is a holding company as defined under PUHCA, are holding companies under PUHCA solely with respect to one or more QFs, FUCOs or EWGs and are entitled to the benefit of blanket authorization under Section 203(a)(2) of the Federal Power Act (“FPA”) pursuant to 18 C.F.R. § 33.1(c)(6) and (c)(8).

(d) If and to the extent that Holdings or a Subsidiary of Holdings is subject to regulation under Sections 204, 205 and 206 of the FPA it (i) makes all of its sales of electricity exclusively at wholesale, (ii) has authority to engage in wholesale sales of electricity at market-based rates, and to the extent permitted under its market-based rate authority, other products and services at market-based rates, and (iii) has such waivers and authorizations as are customarily granted to market-based rate sellers by FERC, including blanket authorization to issue securities and assume liabilities pursuant to Section 204 of the FPA. Any such market-based rate authorizations and waivers pursuant to the previous sentence are not subject to any pending challenge or investigation at FERC, and FERC has not issued any orders imposing a rate cap, mitigation measure, or other limitation on its authority to engage in sales at market-based rates, other than challenges, investigations, rate caps and mitigation measures generally applicable to wholesale sellers participating in the applicable electric market (such waivers and authorizations are the “Market-Based Rate Authorizations” and together with QF Status, EWG Status, and the PUHCA Exemption, and the other authorizations described in paragraph (c) above, are the “Federal Energy Regulatory Authorizations, Exemptions, and Waivers”).

(e) None of Holdings or any Subsidiary of Holdings will, as the result of the ownership, leasing or operation of its electrical generating facility, the sale or transmission of electricity therefrom or Holdings’ or any of its Subsidiaries’ entering into any Credit Documents, or any transaction contemplated hereby or thereby, be subject to state laws and regulations respecting the rates of, or the financial or organizational regulation of, electric utilities (as described for purposes of the exemption provided under PURPA as defined in 18 CFR § 292.602(c)), (“State Electric Utility Regulations”), except as listed on Schedule 4.26 as such schedule may be amended by Borrower from time to time before or after the Closing Date.

(f) None of the Lenders or any of their “affiliates” (as defined under the PUHCA Regulations) of any of them will, solely as a result of each of Holdings’ and its Subsidiaries’ respective ownership, leasing or operation of its electrical generating facility, the sale or transmission of electricity therefrom or Holdings’ or any of its Subsidiaries’ entering into any Credit Documents, or any transaction contemplated hereby or thereby, be subject to regulation under the FPA, PUHCA, or state laws and regulations respecting the rates of, or the financial or organizational regulation of, electric utilities (as described for purposes of the exemption provided under PURPA as defined in 18 CFR § 292.602(c)), except that the exercise by the Administrative Agent or the Lenders of certain foreclosure remedies allowed under the Credit Documents may subject the Administrative Agent, the Lenders and their “affiliates” (as that term is defined in PUHCA) to regulation under the FPA, PUHCA or state laws and regulations respecting the rates of, or the financial or organizational regulation of, electric utilities.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit (other than contingent or indemnification obligations for which no claim has been made, and other than Letters of Credit as to which other arrangements satisfactory to the Issuing Bank shall have been made (which arrangements may include Cash Collateral or backstop letters of credit satisfactory to the Issuing Bank in an amount equal to the Minimum Collateral Amount)), each Credit Party shall perform, and if applicable shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1. Financial Statements and Other Reports. Holdings will deliver to Administrative Agent and Lenders:

(a) [Reserved];

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, commencing with the first Fiscal Quarter for which such corresponding figures are available, and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, commencing with the first Fiscal Year for which such corresponding figures are available, and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of KPMG or other independent certified public accountants of recognized national standing selected by Holdings, and reasonably satisfactory to Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(d) Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate and an updated organizational chart of the Borrower in the form of Schedule 4.1;

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;

(f) Notice of Default. Promptly upon any officer of Holdings or Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or Borrower with respect thereto; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect; or (iv) the occurrence of any default or event of default with respect to any Indebtedness of any Person that is secured by a Lien permitted under Section 6.2(r), a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(g) Notice of Litigation. Promptly upon any officer of Holdings or Borrower obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Holdings or Borrower to enable Lenders and their counsel to evaluate such matters;

(h) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower, any of the Guarantors or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of the Guarantors or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Borrower, any of the Guarantors or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(i) Financial Plan. As soon as practicable but in any event no later than the earlier of (i) twenty (20) Business Days following the occurrence of the annual investor earnings presentation of Parent and (ii) ninety (90) days following the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, and an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each month of such Fiscal Year and each Fiscal Quarter of each other Fiscal Year;

(j) Insurance Certificate. If requested by the Administrative Agent, as soon as practicable and in any event by the last day of each Fiscal Year, a certificate from Holdings’ insurance broker(s) in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such certificate by Holdings and its Subsidiaries;

(k) Notice Regarding Material Contracts. Promptly, and in any event within ten Business Days, after the termination or amendment of any Material Contract of Holdings or any of its Subsidiaries which would reasonably be expected to result in a Material Adverse Effect;

(l) Information Regarding Collateral. (a) Borrower will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate form, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. Borrower also agrees promptly to notify Collateral Agent if any portion of the Collateral is damaged or destroyed and such damage or destruction would reasonably be expected to result in a Material Adverse Effect;

(m) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Borrower shall deliver to Collateral Agent a certificate of its Authorized Officer (i) either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.1 and/or identifying such changes and (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such Collateral Questionnaire) to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(n) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, proxy statements and material reports or notices sent or made available generally by any Credit Party to its equity holders acting in such capacity other than SunEdison or any of its subsidiaries or, upon the reasonable request of the Administrative Agent, by any other Subsidiary of Holdings to its equity holders acting in such capacity other than SunEdison or any of its subsidiaries and (ii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, and (B) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender, provided that any of the foregoing information which is filed with the Securities and Exchange Commission or otherwise made available to the public, and in each case posted on an Internet website to which each Lender and the Administrative Agent have access shall be deemed to have been delivered to Administrative Agent and Lenders;

(o) Certification of Public Information. Holdings, Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Holdings or Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public

Lenders. Each of Holdings and Borrower agrees to clearly designate all information provided to Administrative Agent by or on behalf of Holdings or Borrower which is suitable to make available to Public Lenders. If Holdings or Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to Holdings, its Subsidiaries and their Securities; and

(p) Non-Recourse Project Indebtedness. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a reconciliation demonstrating in reasonable detail the amount of Non-Recourse Project Indebtedness of all Non-Recourse Subsidiaries.

5.2. Existence. Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party (other than Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person or that it is desirable to cease or change the business of such Person, and if the loss thereof is not disadvantageous in any material respect to the Borrower or to Lenders.

5.3. Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, file all income and other material Tax returns and pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).

5.4. Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, in each case except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

5.5. Insurance. Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Program, in each case in compliance with any applicable regulations of the Board of Governors, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance of a Credit Party shall (i) name Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, for the benefit of the Secured Parties, as the loss payee thereunder.

5.6. Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP, Canadian GAAP, UK GAAP or IFRS, as applicable, shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that, so long as no Default or Event of Default has occurred and is continuing, such inspections shall be limited to once per year.

5.7. Lenders Meetings. Holdings and Borrower will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held telephonically or at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.

5.8. Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and shall use commercially reasonable efforts to cause all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9. Environmental.

(a) Environmental Disclosure. Holdings will deliver to Administrative Agent and Lenders:

(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to environmental matters at any Facility or with respect to any Environmental Claims that, in either case, would be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect;

(ii) as soon as practicable following the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, and (2) any remedial action taken by Holdings or any other Person in connection with a violation of applicable Environmental Law or the Release of any Hazardous Materials, which in either event would be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect;

(iii) as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all material written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect and (2) any Release required to be reported to any Governmental Authority that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all Governmental Authorizations required under any Environmental Laws for their respective operations that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b) Response to Environmental Claims and Violations of Environmental Laws. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10. Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of Holdings or any Unrestricted Subsidiary is converted into a Restricted Subsidiary that is a Domestic Subsidiary after the Closing Date (in each case, other than a Non-Recourse Subsidiary), Borrower shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Collateral Agent. In the event that any Person becomes a Foreign Subsidiary of Borrower or any Unrestricted Subsidiary is converted into a Restricted Subsidiary that is a Foreign Subsidiary after the Closing Date (in each case, other than a Non-Recourse Subsidiary), and the ownership interests of such Foreign Subsidiary are owned by Borrower or by any Domestic Subsidiary thereof, Borrower shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b), and Borrower shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.1(h)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 65% of the outstanding voting stock and 100% of the outstanding non-voting stock of such Subsidiary, except that any such equity interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as voting stock for purposes of this Section 5.10. Notwithstanding anything to the contrary herein, in no event will any of the outstanding voting stock of a Controlled Foreign Corporation, in excess of 65% of the voting power of all classes of capital stock of such Controlled Foreign Corporation entitled to vote, be pledged. With respect to each such Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower or was converted into a Restricted Subsidiary, as applicable, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Borrower; and such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof. Notwithstanding anything to the contrary herein, neither Holdings nor any of its Subsidiaries shall be required to grant a security interest in the Equity Interests of any Non-Recourse Subsidiary or Unrestricted Subsidiary.

5.11. Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased by a Credit Party on the Closing Date becomes a Material Real Estate Asset and such interest in such Material Real Estate Asset has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets, including the following:

(i) with respect to owned Material Real Estate Assets,

(1) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions;

(2) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in the state in which such Material Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other customary matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;

(3) (A) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent (each, a “Title Policy”), in amounts not less than the fair market value of such Material Real Estate Asset, together with a title report issued by a title company with respect thereto in form and substance reasonably satisfactory to Collateral Agent, and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, and (B) evidence satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for such Material Real Estate Asset in the appropriate real estate records;

(4) (A) a completed Flood Certificate with respect to such Material Real Estate Asset, which Flood Certificate shall (x) be addressed to the Collateral Agent and (y) otherwise comply with the Flood Program; (B) if the Flood Certificate states that such Material Real Estate Asset is located in a Flood Zone, the Borrower’s written acknowledgment of receipt of written notification from the Collateral Agent (x) as to the existence of such Material Real Estate Asset and (y) as to whether the community in which such Material Real Estate Asset is located is participating in the Flood Program; and (C) if such Material Real Estate Asset is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the Borrower has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program;

(5) Administrative Agent shall have received reports and other information, in form, scope and substance satisfactory to Administrative Agent, regarding environmental matters relating to such Material Real Estate Asset; and

(6) an ALTA survey of such Material Real Estate Asset, certified to Collateral Agent; and

(ii) with respect to Leasehold Properties (unless otherwise agreed by Administrative Agent),

(1) a Landlord Consent and Estoppel; and

(2) evidence that such Leasehold Property is a Recorded Leasehold Interest.

In addition to the foregoing, Borrower shall, at the request of Collateral Agent, deliver, from time to time, to Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien. For the avoidance of doubt, this Section 5.11 shall not apply with respect to real property owned by Non-Recourse Subsidiaries.

5.12. Interest Rate Protection. No later than sixty (60) days following the Closing Date and at all times thereafter until the third anniversary of the Closing Date, Borrower shall obtain and cause to be maintained protection against fluctuations in interest rates pursuant to one or more Interest Rate Agreements in form and substance reasonably satisfactory to Administrative Agent, in order to ensure that no less than 50% of the aggregate principal amount of the Term Loans then outstanding is either (i) subject to such Interest Rate Agreements or (ii) Indebtedness that bears interest at a fixed rate.

5.13. Further Assurances. At any time or from time to time upon the reasonable request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Holdings, and its Subsidiaries (other than Non-Recourse Subsidiaries) and all of the outstanding Equity Interests of Borrower and its Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries and Non-Recourse Subsidiaries).

5.14. Cash Management Systems. Unless otherwise consented to by Agents or Requisite Lenders, the Credit Parties shall establish and maintain cash management systems reasonably acceptable to Administrative Agent.

5.15. Designation of Subsidiaries. An Authorized Officer of Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, Borrower shall be in pro forma compliance with each of the covenants set forth in Section 6.7, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any subordinated Indebtedness of any Credit Party; (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (v) Borrower shall deliver to Administrative Agent at least five Business Days prior to such designation a certificate of an Authorized Officer of Borrower, together with all relevant financial information reasonably requested by Administrative Agent, demonstrating compliance with the foregoing clauses (i) through (iv) of this Section 5.15 and, if applicable, certifying that such subsidiary meets the requirements of an “Unrestricted Subsidiary” and (vi) at least ten days prior to the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, with respect to such subsidiary. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Borrower therein at the date of designation in an amount equal to the fair market value of Borrower’s Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence by such Restricted Subsidiary at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

5.16. Ratings. At all times, Borrower shall use commercially reasonable efforts to maintain (a) a public corporate family rating issued by Moody’s and a public corporate credit rating issued by S&P and (b) a public credit rating from each of Moody’s and S&P with respect to the Term Loans.

5.17. Energy Regulatory Status. Each Credit Party shall take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to maintain the Federal Energy Regulatory Authorizations, Exemptions, and Waivers, and as applicable to maintain exemption from or compliance with any State Electric Utility Regulations, in each case, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.18. Post-Closing Obligations. Promptly but in any event by September 26, 2014 (or such later date agreed to by Administrative Agent), to the extent not delivered before the Closing

Date, Holdings shall deliver to Administrative Agent insurance certificates and endorsements, in form and substance satisfactory to Collateral Agent, naming Collateral Agent, for the benefit of Secured Parties, as additional insured and/or loss payee, as applicable, under the insurance policies required to be maintained pursuant to Section 5.5, to the extent required under that Section.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit (other than contingent or indemnification obligations for which no claim has been made, and other than Letters of Credit as to which other arrangements satisfactory to the Issuing Bank shall have been made (which arrangements may include Cash Collateral or backstop letters of credit satisfactory to the Issuing Bank in an amount equal to the Minimum Collateral Amount)), such Credit Party shall perform, and if applicable shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1. Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries (other than Immaterial Subsidiaries) to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Non-Recourse Project Indebtedness; provided that (i) Borrower shall be in pro forma compliance with each of the covenants set forth in Section 6.7 as of the last day of the most recently ended Fiscal Quarter preceding the entry into definitive documentation in respect of such Indebtedness for which financial statements are available after giving effect to the incurrence of such Indebtedness, or (ii) if Borrower is not in pro forma compliance with each of the covenants set forth in Section 6.7 as of the last day of the most recently ended Fiscal Quarter preceding the entry into definitive documentation in respect of such Indebtedness for which financial statements are available, then such Indebtedness shall be incurred in connection with a transaction the effect of which is to increase the Debt Service Coverage Ratio and decrease the Leverage Ratio;

(c) Indebtedness of a Subsidiary of Holdings owed to Holdings or a Subsidiary of Holdings in the nature of shareholder loans and, if owed to a Credit Party, evidenced by an Intercompany Note and subject to a First Priority Lien pursuant to the Pledge and Security Agreement;

(d) in connection with the consummation of any permitted Investment or permitted disposition of any business, assets or Subsidiary of Holdings or any of its Subsidiaries, Indebtedness incurred by Holdings or any Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including Earn Out Indebtedness), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance by Holdings or any such Subsidiary pursuant to such agreements; provided that each Subsidiary may only incur such Indebtedness with respect to the Subsidiaries of the Project Holdco that is the direct or indirect parent of such Subsidiary;

(e) Indebtedness of Holdings or its Subsidiaries in the nature of guaranties or letters of credit, surety bonds or performance bonds securing the performance of a Subsidiary or its Subsidiaries, in each case pursuant to an agreement such Subsidiary is not prohibited from entering into by this Agreement; provided that each Subsidiary may only incur such Indebtedness with respect to the Subsidiaries of the Project Holdco that is the direct or indirect parent of such Subsidiary;

(f) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory or appeal bonds or similar obligations incurred in the ordinary course of business; provided that each Subsidiary may only incur such Indebtedness with respect to the Subsidiaries of the Project Holdco that is the direct or indirect parent of such Subsidiary;

(g) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts;

(h) guaranties in the ordinary course of business of obligations to suppliers, customers, franchisees and licensees; provided that each Subsidiary may only incur such Indebtedness with respect to the Subsidiaries of the Project Holdco that is the direct or indirect parent of such Subsidiary;

(i) guaranties by Holdings of Indebtedness of a Guarantor or Borrower or guaranties by Borrower or a Guarantor of Indebtedness of Holdings or another Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(j) obligations (contingent or otherwise) existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly managing or mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person or such Person’s direct or indirect Subsidiary, and not for purposes of speculation or taking a “market view,” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; provided, further, that Permitted Call Transactions shall be permitted;

(k) letters of credit, as long as cash collateral has been provided or back-to-back Letters of Credit have been issued hereunder in respect of such letters of credit;

(l) Indebtedness represented by obligations in respect of capitalized leases, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement or lease of property (real or personal), plant or equipment used or useful in the business of such Person, in each case in an aggregate principal amount not to exceed the purchase price or cost of such property so acquired or designed, constructed, installed, improved or leased;

(m) the incurrence by Holdings or any of its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is covered within five (5) Business Days;

(n) unsecured Permitted Exchangeable Bond Indebtedness of Holdings;

(o) unsecured guaranties by Holdings of Permitted Convertible Bond Indebtedness;

(p) Permitted Convertible Bond Indebtedness Shareholder Loans borrowed by Holdings;

(q) other Indebtedness in an aggregate amount not to exceed $25,000,000 at any time outstanding; and

(r) other Indebtedness of Holdings and Borrower; provided that the Leverage Ratio as of the last day of the most recently ended Fiscal Quarter for which financial statements are available calculated on a pro forma basis giving effect to the incurrence of such Indebtedness shall not exceed 4.50:1.00.

6.2. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries (other than Immaterial Subsidiaries) to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries), whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b) Liens for Taxes if obligations with respect to such Taxes that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves have been made in accordance with GAAP;

(c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 4068 of ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty days) are bonded or insured or are otherwise being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar or related obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights-of-way, restrictions, encroachments, reservations of title and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries);

(f) any interest or title of a lessor or sublessor under any lease or sublease of real estate permitted hereunder (or with respect to any deposits or reserves posted thereunder);

(g) Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by Holdings or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of Holdings or such Subsidiary;

(l) Liens securing Indebtedness permitted by Section 6.1(b); provided that such Liens do not at any time encumber any property other than the property of the Subsidiaries of the Project Holdco that is the direct or indirect parent of the Non-Recourse Subsidiary owing such Indebtedness and the Equity Interests in such Subsidiaries (excluding, for the avoidance of doubt, the Equity Interests in such Project Holdco);

(m) any security given to a public authority or other service provider or any other Governmental Authority by a Non-Recourse Subsidiary when required by such public authority or other service provider or other Governmental Authority in connection with the operations of such person in the ordinary course of its business;

(n) any agreement to lease, option to lease, license, sub-lease or other right to occupancy assumed or entered by or on behalf of Holdings or any Subsidiary in the ordinary course of its business;

(o) reservations, limitations, provisos and conditions, if any, expressed in any grants from any Governmental Authority or any similar authority;

(p) Liens securing judgments not constituting an Event of Default under Section 8.1(h);

(q) Liens in the nature of restrictions on changes in the direct or indirect ownership or control of any Non-Recourse Subsidiary;

(r) Liens on the assets of any Non-Recourse Subsidiary set forth on Schedule 6.2(r) securing Indebtedness of Persons other than Holdings and its Subsidiaries; provided that the definitive documentation with respect to such Indebtedness shall provide that, upon a default thereunder, such Lien shall be released upon payment by such Non-Recourse Subsidiary of the amount set forth opposite the name of such Non-Recourse Subsidiary on Schedule 6.2(r);

(s) Liens securing Indebtedness permitted by Section 6.1(l); provided that no such Lien incurred in connection with such Indebtedness shall extend to or cover property other than the respective property so acquired or designed, constructed, installed, improved or leased;

(t) Liens on the assets of the Non-Recourse Subsidiaries securing performance of obligations under power purchase agreements and agreements for the purchase and sale of energy and renewable energy credits, climate change levy exemption certificates, embedded benefits and other environmental attributes;

(u) Liens in the nature of rights of first refusal, rights of first offer, purchase options and similar rights in respect of the Equity Interests or assets of Non-Recourse Subsidiaries included in documentation evidencing Project Obligations; and

(v) other Liens on assets other than the Collateral securing Indebtedness in an aggregate amount not to exceed $25,000,000 at any time outstanding.

6.3. No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted sale, disposition or other transfer, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) restrictions as of the Closing Date identified on Schedule 6.3, (d) restrictions on Non-Recourse Subsidiaries and the Equity Interests of Non-Recourse Subsidiaries in any Non-Recourse Project Indebtedness documentation or other Indebtedness documentation of Non-Recourse Subsidiaries permitted under Section 6.1, (e) restrictions on Non-Recourse Subsidiaries in documentation evidencing Project Obligations, and (f) restrictions on Non-Recourse Subsidiaries described in Section 6.2(q), no Credit Party or any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

6.4. Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that, without duplication:

(a) any Subsidiary of Borrower may declare and pay dividends or make other distributions ratably to its equity holders;

(b) Non-Recourse Subsidiaries may declare and pay dividends or make other distributions to their equity holders ratably or otherwise in accordance with their organizational documents and non-recourse project financing documents;

(c) Borrower may make Restricted Junior Payments to Holdings, and Holdings may make Restricted Junior Payments to its equity holders or the equity holders of any parent company of Holdings; provided that immediately prior to any such Restricted Junior Payment, and after giving effect thereto, (1) no Event of Default shall have occurred and be continuing or would result therefrom and (2) Borrower shall be in compliance on a pro forma basis with each of the financial covenants set forth in Section 6.7;

(d) Borrower and Holdings may make Permitted Tax Distributions;

(e) to the extent any cash payment and/or delivery of Parent’s common stock (or other securities or property following a merger event or other change of the common stock of Parent) by Holdings or Borrower in satisfaction of its exchange obligation or obligations to purchase notes for cash under any Permitted Exchangeable Bond Indebtedness constitutes a Restricted Junior Payment, Holdings and/or Borrower may make such Restricted Junior Payments; and

(f) Holdings and/or Borrower may settle or terminate any Permitted Warrant Transaction (including by set-off or netting, if applicable); provided that, in the case where Holdings and/or Borrower voluntarily elects to satisfy its exercise or settlement or termination obligations under any Permitted Warrant Transaction in cash, after giving effect to any such cash payment (with the effect of any such cash payment determined after also giving effect to the satisfaction of any related settlement obligations of any Permitted Hedge Transaction), (x) no Event of Default shall exist or result therefrom and (y) the Borrower shall be in pro forma compliance with the covenant set forth in Section 6.7(b) as of the last day of the most recently ended Fiscal Quarter preceding such cash payment.

6.5. Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or

(d) transfer, lease or license any of its property or assets to Borrower or any other Subsidiary of Borrower other than (i) restrictions on Non-Recourse Subsidiaries in agreements evidencing Indebtedness permitted by Section 6.1(b), (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) restrictions that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, (iv) restrictions as of the Closing Date described on Schedule 6.5, (v) customary restrictions on the transfer of non-Cash assets by Non-Recourse Subsidiaries in power purchase agreements and similar agreements, or (vi) restrictions on Non-Recourse Subsidiaries in documentation evidencing Project Obligations.

6.6. Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents;

(b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in Borrower and any Guarantor that is a wholly-owned Subsidiary of Borrower;

(c) Investments made by any Non-Recourse Subsidiary in any Subsidiary of the Project Holdco that is the direct or indirect parent of such Non-Recourse Subsidiary;

(d) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries;

(e) Permitted M&A Transactions;

(f) shareholder loans to the extent permitted under Section 6.1(c);

(g) Investments as of the Closing Date described in Schedule 6.6;

(h) other Investments solely to the extent made with the proceeds of any cash capital contributions to Holdings or Net Equity Proceeds from the sale or issuance of any common Equity Interests of Parent or Holdings, in each case, contributed by Holdings to and received by Borrower following the Closing Date;

(i) Swap Contracts permitted by Section 6.1(j);

(j) acquisitions of shelf entities in connection with internal corporate reorganizations, so long as such acquisitions are not adverse to the Lenders in any material respect;

(k) other Investments (other than any acquisition, directly or indirectly, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all or a portion of the Equity Interests of, or a business line or unit or a division of, any Person) in energy and infrastructure projects and Persons (including, for the avoidance of doubt, Subsidiaries and Unrestricted Subsidiaries) engaged in designing, developing, constructing, operating and/or owning such projects, directly or indirectly; provided that (i) Borrower shall be in pro forma compliance with each of the covenants set forth in Section 6.7 as of the last day of the most recently ended Fiscal Quarter preceding the entry into definitive documentation in respect of such Investment for which financial statements are available, or (ii) if Borrower is not in pro forma compliance with each of the covenants set forth in Section 6.7 as of the last day of the most recently ended Fiscal Quarter preceding the entry into definitive documentation in respect of such Investment for which financial statements are available, then the effect of such Investment shall be to increase the Debt Service Coverage Ratio and decrease the Leverage Ratio; and

(l) acquisitions (directly or indirectly, by contribution or otherwise) by SunE Solar Construction Holdings #2, LLC and/or SunE Solar Construction #2, LLC from Subsidiaries of Borrower of Clean Energy Systems or Persons owning Clean Energy Systems.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.

6.7. Financial Covenants.

(a) Debt Service Coverage Ratio. Borrower shall not permit the Debt Service Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2014, to be less than 1.75:1.00.

(b) Leverage Ratio. Borrower shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2014, to exceed 5.00:1.00.

(c) Pro Forma Compliance. Notwithstanding anything herein to the contrary, pro forma compliance with the financial covenants set forth in this Section 6.7 for any period prior to the initial test period of such covenants shall be calculated assuming that the required Debt Service Coverage Ratio and Leverage Ratio are equal to the required Debt Service Coverage Ratio and Leverage Ratio for the Fiscal Quarter ending December 31, 2014.

6.8. Fundamental Changes; Disposition of Assets. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation (other than in connection with an Investment permitted pursuant to Section 6.6), or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) into any other Person, or convey, sell, lease or license, exchange, transfer, assign, pledge or otherwise dispose of or encumber, in one transaction or a series of transactions, all or any part of its Equity Interests in any of its Subsidiaries (other than to qualify directors if required by applicable law), business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed except:

(a) any Subsidiary of Borrower (other than a Non-Recourse Subsidiary) may be merged with or into Borrower or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor Subsidiary; provided, in the case of such a merger, Borrower or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person;

(b) any Non-Recourse Subsidiary may be merged with or into any other Non-Recourse Subsidiary of the Project Holdco that is the direct or indirect parent of such Non-Recourse Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Non-Recourse Subsidiary of the Project Holdco that is the direct or indirect parent of such Non-Recourse Subsidiary;

(c) sales or other dispositions of assets that do not constitute Asset Sales;

(d) Asset Sales; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the manager of Holdings), (2) no less than 75% thereof shall be paid in Cash and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.14(a);

(e) disposals of obsolete, worn out or surplus property;

(f) the lease, as lessor or sublessor, or license (other than any long-term exclusive license), as licensor or sublicensor, of real or personal property or Intellectual Property in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the business of Holdings or any Subsidiary;

(g) internal corporate reorganizations of the Subsidiaries of any Project Holdco so long as any such reorganization does not involve any Person other than the Subsidiaries of such Project Holdco and is not adverse to the Lenders in any material respect;

(h) the issuance or sale by Holdings of its Equity Interests;

(i) any sale of Equity Interests pursuant to the CMP Option Agreement and any Lien permitted by Section 6.2(l);

(j) Permitted Warrant Transactions;

(k) Liens permitted by Section 6.2;

(l) the issuance or sale by Borrower or any of its Subsidiaries of Equity Interests ratably to their respective equity holders; and

(m) transfers (directly or indirectly, by merger or otherwise) to other subsidiaries of Borrower of SunE Solar Construction Holdings #2, LLC, SunE Solar Construction #2, LLC and any of their respective subsidiaries.

6.9. Reserved.

6.10. Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party or such Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any Guarantor), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any Guarantor) in connection with such lease; provided that Non-Recourse Subsidiaries shall be permitted to enter into such transactions in connection with tax equity financings and other permitted Non-Recourse Project Indebtedness.

6.11. Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings on terms, considered together with the terms of all related and substantially concurrent transactions between such Credit Party and such Affiliate of Holdings, that are less favorable to such Credit Party or Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such an Affiliate of Holdings in an arms’ length transaction; provided, the foregoing restriction shall not apply to (a) any transaction between Borrower and any Guarantor; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (c) compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; (d) transactions as of the Closing Date described in Schedule 6.11 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect and (e) Permitted Project Undertakings and Permitted Equity Commitments. Nothing in the foregoing shall be construed to prohibit the issuance of any Permitted Convertible Bond Indebtedness (or any guarantee thereof), the issuance of any Permitted Exchangeable Bond Indebtedness, or the entry into any Permitted Call Transaction.

6.12. Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and similar or related businesses, including, for the avoidance of doubt, owning, developing, constructing, leasing, financing, selling and/or operating Clean Energy Systems (including entering into Hedge Agreements related to the same) and (ii) such other lines of business as may be consented to by Requisite Lenders.

6.13. Permitted Activities of Project Holdcos. No Project Holdco shall (a) incur any Indebtedness or any other obligation or liability whatsoever other than (i) the Indebtedness and obligations under this Agreement and the other Credit Documents, (ii) pursuant to shareholder loan agreements permitted hereunder and (iii) pursuant to Swap Contracts permitted hereunder; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) holding Equity Interests of Non-Recourse Subsidiaries and other Subsidiaries of Borrower, (ii) performing its obligations and activities incidental thereto under the Credit Documents, and (iii) entering into Swap Contracts and shareholder loan agreements permitted hereunder; (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person, except as permitted pursuant to Section 6.8; (e) sell or otherwise dispose of any Equity Interests of any of its Subsidiaries, except as permitted pursuant to Section 6.8; or (f) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

6.14. Amendments or Waivers of Organizational Documents and Certain Material Contracts. No Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any amendment, restatement, supplement or other modification to, or waiver of, (a) any of its Organizational Documents or any Material Contract in a manner that could reasonably be expected to have a Material Adverse Effect or (b) the Management Services Agreement in a manner that increases amounts payable thereunder by any Credit Party or its Subsidiaries, in each case without obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver; provided, however, that any amendment, modification or change expressly required to be made (including adjustments to the exchange rate (howsoever defined)) pursuant to the terms of an indenture governing any Permitted Exchangeable Bond Indebtedness shall not require any consent from any Lenders.

6.15. Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year end from December 31.

SECTION 7. GUARANTY

7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent, for the ratable benefit of the Beneficiaries, the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations (other than contingent or indemnification obligations for which no claim has been made) or valid release of a Guarantor in accordance with the Credit Documents. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or with the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5. Waivers by Guarantors. Each Guarantor hereby waives, to the extent permitted by applicable law, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6. Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations (other than contingent or indemnification obligations for which no claim has been made) shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled (other than Letters of Credit as to which other arrangements satisfactory to the Issuing Bank shall have been made (which arrangements may include Cash Collateral or backstop letters of credit satisfactory to the Issuing Bank in an amount equal to the Minimum Collateral Amount)), each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations (other than contingent or indemnification obligations for which no claim has been made) shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled (other than Letters of Credit as to which other arrangements satisfactory to the Issuing Bank shall have been made (which arrangements may include Cash Collateral or backstop letters of credit satisfactory to the Issuing Bank in an amount equal to the Minimum Collateral Amount)), each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7. Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than contingent or indemnification obligations for which no claim has been made) shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled (other than Letters of Credit as to which other arrangements satisfactory to the Issuing Bank shall have been made (which arrangements may include Cash Collateral or backstop letters of credit satisfactory to the Issuing Bank in an amount equal to the Minimum Collateral Amount)). Each Guarantor hereby irrevocably waives, to the extent permitted by applicable law, any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9. Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10. Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes, to the extent permitted by applicable law, any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

7.11. Bankruptcy, Etc. (a) So long as any Guaranteed Obligations remain outstanding (other than contingent or indemnification obligations for which no claim has been made), no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12. Discharge of Guaranty Upon Sale of Guarantor. If (A) all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof or (B) if a Guarantor is designated as an Unrestricted Subsidiary in accordance with Section 5.15, then in the case of clauses (A) and (B), the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or other disposition.

7.13. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.13 shall remain in full force and effect until all of the Guaranteed Obligations (other than contingent or indemnification obligations for which no claim has been made) have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled (other than Letters of Credit as to which other arrangements satisfactory to the Issuing Bank shall have been made (which arrangements may include Cash Collateral or backstop letters of credit satisfactory to the Issuing Bank in an amount equal to the Minimum Collateral Amount)). Each Qualified ECP Guarantor intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 8. EVENTS OF DEFAULT

8.1. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit or any Cash Collateralization required pursuant to Section 2.22(d); or (iii) any interest on any Loan or any fee or any other amount due hereunder, in each case of this clause (iii) within five Business Days after the date due; or

(b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries (other than Immaterial Entities) to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount (or Net Mark-to-Market Exposure) of $75,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. (i) Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6(a), 5.2, 5.18 or 6 or (ii) failure for longer than ten Business Days of any Credit Party to perform or comply with any term or condition contained in Section 2.6(b), 2.6(c), 5.1(b), 5.1(c), 5.1(d) or 5.1(f); or

(d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other paragraph of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries), and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the members of Holdings or its board of directors (or similar governing body) of Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. At any time there shall exist money judgments, writs or warrants of attachment or similar process involving in the aggregate an amount in excess of $50,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) entered or filed against Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) or any of their respective assets and such money judgments, writs or warrants of attachment or similar process remain undischarged, unvacated, unbonded or unstayed for a period of sixty days; or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in liability of Borrower, any of the Guarantors or any of their respective ERISA Affiliates in excess of $50,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code or Section 4068 of ERISA upon the property and rights to property belonging to the Borrower, any of the Guarantors or any of their respective ERISA Affiliates; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations (other than contingent and indemnification obligations for which no claim has been made), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral (for the avoidance of doubt, any pledge of Equity Interests shall constitute a material portion of the Collateral) purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; or

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of

Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest and premium on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(b)(v) or Section 2.4(e); (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.1(f) and (g) to pay) to Administrative Agent such additional amounts of cash as reasonably requested by Issuing Bank, to be held as security for Borrower’s reimbursement obligations in respect of Letters of Credit then outstanding.

SECTION 9. AGENTS

9.1. Appointment of Agents. Each of Goldman Sachs, Barclays, Citigroup and JPMorgan is hereby appointed a Syndication Agent and Bookrunner hereunder and each Lender hereby authorizes Goldman Sachs, Barclays and Citigroup to act as Syndication Agents and Bookrunners in accordance with the terms hereof and the other Credit Documents. Goldman Sachs is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Goldman Sachs to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents. Santander is hereby appointed Documentation Agent hereunder, and each Lender hereby authorizes Santander to act as Documentation Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents, Lenders and Lender Counterparties and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries. Each of Syndication Agents and Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, none of Goldman Sachs, Barclays and Citigroup, in their capacities as Syndication Agents and Bookrunners shall have any obligations but shall be entitled to all benefits of this Section 9. As of the Closing Date, Santander, in its capacity as Documentation Agent, shall have no obligations but shall be entitled to all benefits of this Section 9. Each of any Syndication Agent, Documentation Agent, any Bookrunner and any Agent described in clause (vi) of the definition thereof may resign from such role at any time, with immediate effect, by giving prior written notice thereof to Administrative Agent and Borrower.

9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including, for the avoidance of doubt, refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a

Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5. Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement or a Joinder Agreement and funding its Closing Date Term Loan, and/or Revolving Loans on the Closing Date or by the funding of any New Term Loans or New Revolving Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such New Term Loans and New Revolving Loans.

9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7. Successor Administrative Agent, Collateral Agent and Swing Line Lender.

(a) Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders. Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent. If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders or Issuing Bank under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation or removal of Goldman Sachs or its successor as Administrative Agent pursuant to this Section 9.7 shall also constitute the resignation or removal of Goldman Sachs or its successor as Collateral Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b) In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Grantors, and Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and Collateral Agent signed by Requisite Lenders. Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders and Collateral Agent’s

resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent and with the consent of Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent on behalf of the Lenders or Issuing Bank under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

(c) Any resignation or removal of Goldman Sachs or its successor as Administrative Agent pursuant to this Section 9.7 shall also constitute the resignation or removal of Goldman Sachs or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (a) Borrower shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (b) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Borrower for cancellation, and (c) Borrower shall issue, if so requested by successor Administrative Agent and Swing Line Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Sublimit then in effect and with other appropriate insertions.

9.8. Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that neither

Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedge Agreement. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by Administrative Agent or Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Agent at such sale or other disposition.

(c) Rights under Hedge Agreements. No Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 10.5(c)(v) of this Agreement and Section 10 of the Pledge and Security Agreement. By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (c).

(d) Release of Collateral and Guarantees, Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than contingent or indemnification obligations for which no claim has been made and obligations in respect of any Hedge Agreement) have been paid in full and all

Commitments have terminated or expired and no Letter of Credit shall be outstanding (other than Letters of Credit as to which other arrangements satisfactory to the Issuing Bank shall have been made (which arrangements may include Cash Collateral or backstop letters of credit satisfactory to the Issuing Bank in an amount equal to the Minimum Collateral Amount)), upon request of Borrower, Collateral Agent and Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedge Agreement) each take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Obligations in respect of Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e) Notwithstanding anything to the contrary contained herein or any other Credit Document, in connection with a sale or disposition of property permitted by this Agreement, upon request of Borrower, Collateral Agent and Administrative Agent shall each (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedge Agreement) take such actions as shall be required to release its security interest in such property.

(f) The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.9. Withholding Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

9.10. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit

Party, Administrative Agent (irrespective of whether the principal of any Loan or Obligation under a Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Bank and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel and all other amounts due Administrative Agent under Sections 2.4, 2.11, 10.2 and 10.3 allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and Issuing Bank, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.11, 10.2 and 10.3. To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.11, 10.2 and 10.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders or Issuing Banks may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10. MISCELLANEOUS

10.1. Notices.

(a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agents, Collateral Agent, Administrative Agent, Swing Line Lender, Issuing Bank or Documentation Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in Section 3.2(b) or paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) as designated by Administrative Agent from time to time.

(b) Electronic Communications.

(i) Notices and other communications to any Agent, Lenders, Swing Line Lender and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Agent, any Lender, Swing Line Lender or any applicable Issuing Bank pursuant to Section 2 if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic

Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv) Each Credit Party, each Lender, Issuing Bank and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Holdings, its Subsidiaries or their securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, and, solely with respect to expenses incurred prior to the Closing Date, except as may be agreed separately in writing, Borrower agrees to pay promptly (a) all the actual and reasonable costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the actual and reasonable costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all the actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3. Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee or from a material breach of the funding obligations of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Holdings and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) Each Credit Party also agrees that no Lender or Agent nor any of their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or material breach of the funding obligations of such Lender, Agent or their respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, however, that in no event will such Lender, Agent, or their respective Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s, Agent’s or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and Issuing Bank is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or Issuing Bank to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender or Issuing Bank hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender or Issuing Bank shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Sections 2.17 and 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, Issuing Bank and their respective Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have.

10.5. Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Credit Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender (or Issuing Bank, if applicable) or the Lenders shall have received at least five Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder;

(v) extend the time for payment of any such interest, fees or premium;

(vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii) amend, modify, terminate or waive any provision of Section 2.13(b)(ii), this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(ix) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be needed for such release); or

(x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;

provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vii), (viii), (ix) and (x).

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii) amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;

(iii) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 without the consent of Lenders holding more than 50% of the aggregate Closing Date Term Loan Exposure of all Lenders, Revolving Exposure of all Lenders or New Term Loan Exposure of all Lenders, as applicable, of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(iv) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(e) without the written consent of Administrative Agent and of Issuing Bank;

(v) amend, modify or waive this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Hedge Agreements or the definition of “Excluded Hedge Obligations,” “Lender Counterparty,” “Hedge Agreement,” “Obligations,” “Qualified ECP Guarantor,” “REC Hedge,” “Secured Obligations” or “Swap Obligations” (as defined in any applicable Collateral Document) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty;

(vi) amend, modify, terminate or waive any provision of the Credit Documents as the same applies to any Agent or Arranger, or any other provision hereof as the same applies to the rights or obligations of any Agent or Arranger, in each case without the consent of such Agent or Arranger, as applicable; or

(vii) amend Section 1.5(b) or the definition of “Alternative Currency” without the written consent of each Revolving Lender.

(d) Execution of Amendments, Etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6. Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

(i) to any Person meeting the criteria of clause (i) of the definition of the term “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent; and (ii) to any Person meeting the criteria of clause

(ii) of the definition of the term “Eligible Assignee” with the consent (except in the case of assignments of Term Loans made by or to the Arrangers) of Administrative Agent and, in the case of assignments of Revolving Loans or Revolving Commitments, Borrower (such consents not to be (x) unreasonably withheld or delayed or (y) in the case of Borrower, required at any time an Event of Default shall have occurred and then be continuing); provided further that (A) Borrower shall be deemed to have consented to any such assignment of Revolving Loans or Revolving Commitments unless it shall object thereto by written notice to Administrative Agent within 5 Business Days after having received notice thereof and (B) each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (w) $1,000,000, (x) such lesser amount as agreed to by Borrower and Administrative Agent, (y) the aggregate amount of the Loans of the assigning Lender with respect to the Class being assigned or (z) the amount assigned by an assigning Lender to an Affiliate or Related Fund of such Lender.

(d) Mechanics.

(i) Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to Goldman Sachs or any Affiliate thereof or (z) in the case of an assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(ii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, Issuing Bank, Swing Line Lender and each other Lender, hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) it will not provide any information obtained by it in its capacity as a Lender to Borrower or any Affiliate of Borrower.

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (y) Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of Borrower, maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participation interest with respect to the Term Loan (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Term Loan for all purposes under this Agreement, notwithstanding any notice to the contrary.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.

(iii) Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent (not to be unreasonably withheld or delayed) and (y) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless it complies with Section 2.20(c) as though it were a Lender (it being understood that any such form required by Section 2.20(c) shall be delivered to the applicable Lender and not the Borrower or Administrative Agent); provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.17 as though it were a Lender.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent, Issuing Bank or Lenders (or to Administrative Agent, on behalf of Lenders or Issuing Bank), or any Agent, Issuing Bank or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY,

AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

10.15. CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL

INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17. Confidentiality. Each Agent and each Lender (which term shall for the purposes of this Section 10.17 include the Issuing Bank) shall hold all non-public information regarding Borrower and its Subsidiaries, Affiliates and their businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent may disclose such information to the Lenders and each Agent and each Lender and each Agent may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts or agents who need to know such information and on a confidential basis (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent or any Lender, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (vi) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform Borrower promptly thereof to the extent not prohibited by law) and (vii) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such

Person or any of its Affiliates. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

10.19. Effectiveness; Counterparts. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.20. Entire Agreement. With the exception of those terms contained in Sections 2, 3, 4 (including Annex A), 6, 7 and 9 of the engagement letter, dated May 22, 2014, among Goldman Sachs, Barclays, Citigroup, JPMorgan, Santander and Borrower (the “Engagement Letter”), which by the terms of the Engagement Letter remain in full force and effect, all of Goldman Sachs’, Barclays’, Citigroup’s, JPMorgan’s, Santander’s and their respective Affiliates’ obligations under the Engagement Letter shall terminate and be superseded by the Credit Documents and Goldman Sachs, Barclays, Citigroup, JPMorgan, Santander and their respective Affiliates shall be released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise.

10.21. PATRIOT Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.22. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

Goldman, Sachs & Co. has been engaged by certain affiliates of Borrower in connection with the evaluation of financial alternatives with respect to the capitalization or recapitalization of Borrower and/or certain of its affiliates pursuant to that certain engagement letter (as amended, the “Global Engagement Letter”), dated February 18, 2014, between SunEdison, Inc. and Goldman, Sachs & Co. Each Credit Party, for itself and its affiliates, agrees to such engagement, acknowledges the conflict of interest disclosures set forth in the Global Engagement Letter, and further agrees not to assert any claim based on any actual or potential conflicts of interest that might arise or result from such engagement or Goldman Sachs’ and Goldman Sachs’ affiliates’ relationships with the Credit Parties and/or their affiliates as described and referred to herein and in the Global Engagement Letter.

10.24. Judgment Currency. In respect of any judgment or order given or made for any amount due under this Agreement or any other Credit Document that is expressed and paid in a currency (the “Judgment Currency”) other than Dollars, the Credit Parties will indemnify Administrative Agent, the Issuing Bank and any Lender against any loss incurred by them as a result of any variation as between (i) the rate of exchange at which the Dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the rate of exchange, as quoted by Administrative Agent or by a known dealer in the Judgment Currency that is designated by Administrative Agent, at which Administrative Agent, the Issuing Bank or such Lender is able to purchase Dollars with the amount of the Judgment Currency actually received by Administrative Agent, the Issuing Bank or such Lender. The foregoing indemnity shall constitute a separate and independent obligation of the Credit Parties and shall survive any termination of this Agreement and the other Credit Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Dollars.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

TERRAFORM POWER, LLC

By:	/s/ Carlos Domenech
	Name:	Carlos Domenech
	Title:	Chief Executive Officer

TERRAFORM POWER OPERATING, LLC

By:	TERRAFORM POWER, LLC, its Sole Member and Sole Manager

By:	/s/ Carlos Domenech
	Name:	Carlos Domenech
	Title:	Chief Executive Officer

[Signature Page to Credit and Guaranty Agreement]

SUNEDISON YIELDCO CHILE HOLDCO, LLC,

SUNEDISON YIELDCO UK HOLDCO 2, LLC,

SUNEDISON YIELDCO UK HOLDCO 3, LLC,

SUNEDISON YIELDCO UK HOLDCO 4, LLC,

SUNEDISON YIELDCO NELLIS HOLDCO, LLC,

SUNEDISON CANADA YIELDCO, LLC,

SUNEDISON YIELDCO DG-VIII HOLDINGS, LLC,

SUNEDISON YIELDCO DG HOLDINGS, LLC,

SUNEDISON YIELDCO REGULUS HOLDINGS, LLC,

SUNEDISON YIELDCO ACQ1, LLC,

SUNEDISON YIELDCO ACQ2, LLC,

SUNEDISON YIELDCO ACQ3, LLC,

SUNEDISON YIELDCO ACQ4, LLC,

SUNEDISON YIELDCO ACQ5, LLC,

SUNEDISON YIELDCO ACQ6, LLC,

SUNEDISON YIELDCO ACQ7, LLC,

SUNEDISON YIELDCO ACQ8, LLC,

[Signature Page to Credit and Guaranty Agreement]

SUNEDISON YIELDCO ACQ9, LLC,

SUNEDISON YIELDCO, DGS HOLDINGS, LLC,

SUNEDISON YIELDCO, ENFINITY HOLDINGS, LLC,

TERRAFORM POWER IVS I HOLDINGS, LLC

By:	TERRAFORM POWER OPERATING, LLC,
its Sole Member and Sole Manager

By:	TERRAFORM POWER, LLC,
its Sole Member and Sole Manager

By:	/s/ Carlos Domenech
	Name:	Carlos Domenech
	Title:	Chief Executive Officer

[Signature Page to Credit and Guaranty Agreement]

GOLDMAN SACHS BANK USA,
as Administrative Agent, Collateral Agent, an Arranger, a Syndication Agent, a Bookrunner and a Lender

By:	/s/ Charles D. Johnston
Authorized Signatory

Charles D. Johnston
Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ John G. Kowalczuk
	Name:	John G. Kowalczuk
	Title:	Executive Director

[Signature Page to Credit and Guaranty Agreement]

CITIGROUP GLOBAL MARKETS INC.,
as a Lender

By:	/s/ Michael Dorenfeld
	Name:	MICHAEL DORENFELD
	Title:	DIRECTOR

[Signature Page to Credit and Guaranty Agreement]

BARCLAYS BANK PLC.,
as a Lender

By:	/s/ Kevin Crealese
	Name:	KEVIN CREALESE
	Title:	MANAGING DIRECTOR

[Signature Page to Credit and Guaranty Agreement]

SANTANDER BANK, N.A.,
as a Lender

By:	/s/ Jorge Camina
	Name:	JORGE CAMINA
	Title:	MD

By:	/s/ Nuno Dias Andrade
	Name:	NUNO DIAS ANDRADE
	Title:	EXECUTIVE DIRECTOR

[Signature Page to Credit and Guaranty Agreement]

MIHI LLC,
as a Lender

By:	/s/ Stephen Mehos
	Name:	Stephen Mehos
	Title:	Authorized Signatory

By:	/s/ Ayesha Farooqi
	Name:	Ayesha Farooqi
	Title:	Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]

APPENDIX A 1

TO CREDIT AND GUARANTY AGREEMENT

Closing Date Term Loan Commitments

Lender	Closing Date Term Loan Commitment	Pro Rata Share

Goldman Sachs Bank USA	$300,000,000	100%

Total	$300,000,000	100%

APPENDIX A-1-1

APPENDIX A 2

TO CREDIT AND GUARANTY AGREEMENT

Revolving Commitments

Lender	Revolving Commitment	Pro Rata Share

Goldman Sachs Bank USA	$25,000,000	17.86%

Barclays Bank PLC	$25,000,000	17.86%

Citigroup Global Markets Inc.	$25,000,000	17.86%

JPMorgan Chase Bank, N.A.	$25,000,000	17.86%

Santander Bank, N.A.	$25,000,000	17.86%

MIHI LLC	$15,000,000	10.71%

Total	$140,000,000	100%

APPENDIX A-2-1

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

TERRAFORM POWER, LLC AND ITS SUBSIDIARIES

TerraForm Power, LLC

12500 Baltimore Avenue

Beltsville, MD 20705

Attention: CFO

Fax: (443) 909-7150

Email: sanjeevkumar@terraform.com

with a copy to:

TerraForm Power, LLC

12500 Baltimore Avenue

Beltsville, MD 20705

Attention: General Counsel

Fax: (443) 909-7150

Email: sdeschler@terraform.com

APPENDIX B-1

GOLDMAN SACHS BANK USA,

Administrative Agent’s Principal Office and as Lender:

Goldman Sachs Bank USA

c/o Goldman, Sachs & Co.

30 Hudson Street, 36th Floor

Jersey City, NJ 07302

Attention: SBD Operations

Email: gsd.link@gs.com and gs-sbdagency-borrowernotices@ny.email.gs.com with a copy to:

Goldman Sachs Bank USA

200 West Street

New York, New York 10282-2198

Attention: SBD Operations

APPENDIX B-2

Schedule 4.1

Jurisdictions of Organization and Qualification

Name of Entity	Jurisdiction of organization and Qualification	Owner and Ownership Percentage
TerraForm Power, LLC*	State of Delaware	TerraForm Power, Inc.	100% of Class A Units
		SunEdison Holdings Corporation	100% of Class B Units
		R/C US Solar Investment Partnership	100% of Class B1 Units
TerraForm Power Operating, LLC	State of Delaware	TerraForm Power, LLC	100%
Subsidiaries for SunE Perpetual Lindsay
SunEdison Canada Yieldco, LLC*	State of Delaware	TerraForm Power Operating, LLC	100%
SunEdison Canada YieldCo Lindsay, LLC	State of Delaware	SunEdison Canada Yieldco, LLC	100%
Lindsay Solar Farm Inc.	Ontario	SunEdison Canada YieldCo Lindsay, LLC	75%
Subsidiaries for CAP
SunEdison Yieldco Chile HoldCo, LLC*	State of Delaware	TerraForm Power Operating, LLC	100%
Amanecer Solar Holding SpA	Republic of Chile	SunEdison Yieldco Chile HoldCo, LLC	100%
Amanecer Solar SpA	Republic of Chile	Amanecer Solar Holding SpA	100%
SunEdison YieldCo ACQ1, LLC*	State of Delaware	TerraForm Power Operating, LLC	100%
Subsidiaries for DG Balance Sheet
SunEdison YieldCo DG–VIII Holdings, LLC*	State of Delaware	TerraForm Power Operating, LLC	100%

*	Each entity marked with “*” will be a Guarantor.

SunEdison PR DG, LLC	State of Delaware	SunEdison YieldCo DG –VIII Holdings, LLC	100%
SunE Solar VIII, LLC	State of Delaware	SunEdison YieldCo DG –VIII Holdings, LLC	100%
SunE WF CRS, LLC	State of Delaware	SunE Solar VIII, LLC	100%
SunE Irvine Holdings, LLC	State of Delaware	SunE Solar VIII, LLC	100%
SunE HB Holdings, LLC	State of Delaware	SunE Solar VIII, LLC	100%
SunEdison Origination2, LLC	State of Delaware	SunE Solar VIII, LLC	100%
SunE Solar VIII 2, LLC	State of Delaware	SunE Solar VIII, LLC	100%
SunE GIL 1, LLC	State of Delaware	SunE Solar VIII, LLC	100%
SunE GIL 2, LLC	State of Delaware	SunE Solar VIII, LLC	100%
SunE GIL 3, LLC	State of Delaware	SunE Solar VIII, LLC	100%
SunE Gresham WWTP, LLC	State of Delaware	SunE Solar VIII, LLC	100%
SunE WF Bellingham, LLC	State of Delaware	SunE Solar VIII, LLC	100%
SunE WF Framingham, LLC	State of Delaware	SunE Solar VIII, LLC	100%
SunE KHL PSNJ, LLC	State of Delaware	SunE Solar VIII, LLC	100%
SunE WF Dedham, LLC	State of Delaware	SunE Solar VIII, LLC	100%
SunE DDR PSNJ, LLC	State of Delaware	SunE Solar VIII, LLC	100%
SunE W-PR1, LLC	Puerto Rico	SunEdison PR DG, LLC	100%
SunE WMT PR3, LLC	Puerto Rico	SunEdison PR DG, LLC	100%

*	Each entity marked with “*” will be a Guarantor.

SunE Irvine, LLC	State of Delaware	SunE Irvine Holdings, LLC	100%
SunE HB, LLC	State of Delaware	SunE HB Holdings, LLC	100%
SunE OC PSNJ, LLC	State of Delaware	SunEdison Origination2, LLC	100%
SunE GIL Holdings, LLC	State of Delaware	SunE Solar VIII 2, LLC	100%
SunE KHL968 Orange, LLC	State of Delaware	SunE GIL Holdings, LLC	100%
SunE WF10217 West Hartford, LLC	State of Delaware	SunE GIL Holdings, LLC	100%
SunE KHL1004 Hillsboro, LLC	State of Delaware	SunE GIL Holdings, LLC	100%
Subsidiaries for Stonehenge Q1 and Norrington
SunEdison Yieldco UK HoldCo 3, LLC*	State of Delaware	TerraForm Power Operating, LLC	100%
SunE Green HoldCo 3 Ltd	United Kingdom	SunEdison Yieldco UK HoldCo 3, LLC	100%
SunSave 10 Ltd (Fareham)	United Kingdom	SunE Green HoldCo 3 Ltd	100%
SunSave 15 Ltd (WestWood)	United Kingdom	SunE Green HoldCo 3 Ltd	100%
SunSave 20 Ltd (Knowlton)	United Kingdom	SunE Green HoldCo 3 Ltd	100%
Norrington Solar Farm Ltd	United Kingdom	SunE Green HoldCo 3 Ltd	100%
Subsidiaries for Stonehenge Operating
SunEdison Yieldco UK HoldCo 4, LLC*	State of Delaware	TerraForm Power Operating, LLC	100%
SunE Green Holdings Germany GmbH	Germany	SunEdison Yieldco UK HoldCo 4, LLC	100%
SunE Green HoldCo 4 Ltd	United Kingdom	SunE Green Holdings Germany GmbH	100%
Sunsave 6 Manston Ltd (Manston)	United Kingdom	SunE Green HoldCo 4 Ltd	100%
Boyton Solar Park Ltd (Langunnett)	United Kingdom	SunE Green HoldCo 4 Ltd	100%
KS SPV 24 Ltd (West Farm)	United Kingdom	SunE Green HoldCo 4 Ltd	100%

*	Each entity marked with “*” will be a Guarantor.

Subsidiaries for Crucis Farm and Says Court
SunEdison Yieldco UK HoldCo 2, LLC*	State of Delaware	TerraForm Power Operating, LLC	100%
SunE Green HoldCo 2 Ltd	United Kingdom	SunEdison Yieldco UK HoldCo 2, LLC	100%
SunE Project 1 Ltd (Crucis Farm)	United Kingdom	SunE Green HoldCo 2 Ltd	100%
AEE Renewables UK 31 Ltd (Says Court)	United Kingdom	SunE Green HoldCo 2 Ltd	100%
Subsidiaries for DG 2014
SunEdison Yieldco DG Holdings, LLC*	State of Delaware	TerraForm Power Operating, LLC	100%
SunE Solar Construction Holdings #2, LLC	State of Delaware	SunEdison Yieldco DG Holdings, LLC	100%
SunE Solar Construction #2, LLC	State of Delaware	SunE Solar Construction Holdings #2, LLC	100%
SunE Hubbardston Solar, LLC	State of Delaware	SunEdison YieldCo Origination Holdings, LLC	100%
SunE Solar Berlin I, LLC	State of Delaware	SunE Solar Construction #2, LLC	100%
BWC Origination 12, LLC	State of Delaware	SunEdison YieldCo Origination Holdings, LLC	100%
BWC Origination 2, LLC	State of Delaware	SunE Solar Construction #2, LLC	100%
SunEdison Yieldco Origination Holdings, LLC	State of Delaware	SunEdison Yieldco DG Holdings, LLC	100%
SunEdison DG14 Holdings, LLC	State of Delaware	SunEdison Yieldco Origination Holdings, LLC	100%
SunE Solar Mattapoisett I, LLC	State of Delaware	SunEdison Yieldco Origination Holdings, LLC	100%
Tioga Solar La Paz, LLC	State of Delaware	SunEdison Yieldco Origination Holdings, LLC	100%

*	Each entity marked with “*” will be a Guarantor.

SunEdison JJ Gurabo, LLC	Puerto Rico	SunEdison Yieldco Origination Holdings, LLC	100%
SunE RBPC1, LLC	State of Delaware	SunE Solar Construction #2, LLC	100%
SunE RBPC6, LLC	State of Delaware	SunE Solar Construction #2, LLC	100%
SunE RBPC7, LLC	State of Delaware	SunE Solar Construction #2, LLC	100%
SunE CRF10, LLC	State of Delaware	SunE Solar Construction #2, LLC	100%
SunE RBPC3, LLC	State of Delaware	SunE Solar Construction #2, LLC	100%
SunE RBPC4, LLC	State of Delaware	SunE Solar Construction #2, LLC	100%
SunE CREST 1, LLC	State of Delaware	SunE Solar Construction #2, LLC	100%
SunE CREST 2, LLC	State of Delaware	SunE Solar Construction #2, LLC	100%
SunE CREST 5, LLC	State of Delaware	SunEdison Yieldco Origination Holdings, LLC, prior to anticipated construction draw and assignment to SunE Solar Construction #2, LLC	100%
SunE CREST 6, LLC	State of Delaware	SunEdison Yieldco Origination Holdings, LLC, prior to anticipated construction draw and assignment to SunE Solar Construction #2, LLC	100%
SunE CREST 7, LLC	State of Delaware	SunEdison Yieldco Origination Holdings, LLC, prior to anticipated construction draw and assignment to SunE Solar Construction #2, LLC	100%
SunE LPT1, LLC	State of Delaware	SunE Solar Construction #2, LLC	100%
SunE Solar XV Holdco, LLC	State of Delaware	SunEdison Yieldco DG Holdings, LLC	100%

*	Each entity marked with “*” will be a Guarantor.

SunE Solar XV Lessor Parent, LLC	State of Delaware	SunE Solar XV Holdco, LLC	100%
SunE Solar XV Lessor, LLC	State of Delaware	SunE Solar XV Lessor Parent, LLC	100%
SunE CRF8, LLC	State of Delaware	SunE Solar Construction #2, LLC	100%
SunE CRF9, LLC	State of Delaware	SunE Solar Construction #2, LLC	100%
SunE CRF12, LLC	State of Delaware	SunE Solar Construction #2, LLC	100%
Treasure Valley Solar, LLC	State of Delaware	SunEdison Yieldco Origination Holdings, LLC	100%
Belchertown Solar, LLC	State of Delaware	SunEdison Yieldco Origination Holdings, LLC	100%
Subsidiaries for Nellis
SunEdison Yieldco Nellis HoldCo, LLC*	State of Delaware	TerraForm Power Operating, LLC	100%
NAFB LP Holdings, LLC	State of Delaware	SunEdison Yieldco Nellis HoldCo, LLC	100%
MMA NAFB Power, LLC	State of Delaware	NAFB LP Holdings, LLC	100% of Class A
Solar Star NAFB, LLC	State of Delaware	MMA NAFB Power, LLC	100%
Subsidiaries for North Carolina Portfolio
SunEdison NC Utility, LLC	State of Delaware	SunEdison Yieldco Origination Holdings, LLC	100%
Bearpond Solar Center, LLC	North Carolina	SunEdison NC Utility, LLC	100%
SunE Dessie Managing Member, LLC	State of Delaware	SunEdison NC Utility, LLC	100%
SunE Dessie Equity Holdings, LLC	State of Delaware	SunE Dessie Managing Member, LLC	100%

*	Each entity marked with “*” will be a Guarantor.

Dessie Solar Center, LLC	North Carolina	SunEdison NC Utility, LLC	100%
Shankle Solar Center, LLC	North Carolina	SunEdison NC Utility, LLC	100%
Graham Solar Center, LLC	North Carolina	SunEdison NC Utility, LLC	100%
Subsidiaries for Regulus
SunEdison YieldCo Regulus Holdings, LLC*	State of Delaware	TerraForm Power Operating, LLC	100%
SunE Regulus Managing Member, LLC	State of Delaware	SunEdison Yieldco Regulus Holdings, LLC	100%
SunE Regulus Equity Holdings, LLC	State of Delaware	SunE Regulus Managing Member, LLC	100%
SunE Regulus Dev, LLC	State of Delaware	SunE Regulus Equity Holdings, LLC	100%
SunE Regulus Holdings II, LLC	State of Delaware	SunE Regulus Dev, LLC	100%
SunE Regulus Holdings, LLC	State of Delaware	SunE Regulus Holdings II, LLC	100%
Regulus Solar, LLC	State of Delaware	SunE Regulus Holdings, LLC	100%
Subsidiaries for Meridian
SunEdison YieldCo ACQ2, LLC*	State of Delaware	TerraForm Power Operating, LLC	100%
CALRENEW-1, LLC	State of Delaware	SunEdison YieldCo ACQ2, LLC	100%
Subsidiaries for Alamosa
SunEdison YieldCo ACQ3, LLC*	State of Delaware	TerraForm Power Operating, LLC	100%
SunE Alamosa1 Holdings, LLC	State of Delaware	SunEdison YieldCo ACQ3, LLC	100%
SunE Alamosa1, LLC	State of Delaware	SunE Alamosa1 Holdings, LLC	100%
OL’s SunE Alamosa1 Trust	State of Delaware	SunE Alamosa1 Holdings, LLC	100% (beneficial interest in Trust)

*	Each entity marked with “*” will be a Guarantor.

Subsidiaries for Samsung - Atwell
SunEdison YieldCo ACQ9, LLC*	State of Delaware	TerraForm Power Operating, LLC	100%
Atwell Island Holdings, LLC	State of Delaware	SunEdison YieldCo ACQ9, LLC	100%
SPS Atwell Island, LLC	State of Delaware	Atwell Island Holdings, LLC	100%
Subsidiaries for Summit Solar Projects (US) (f/k/a Nautilus US)
SunEdison YieldCo ACQ4, LLC*	State of Delaware	TerraForm Power Operating, LLC	100%
Yieldco SunEY US Holdco, LLC	State of Delaware	SunEdison YieldCo ACQ4, LLC	100%
Nautilus Solar Silvermine, LLC	State of Delaware	Yieldco SunEY US Holdco, LLC	100%
Nautilus Solar I, LLC	State of Delaware	Yieldco SunEY US Holdco, LLC	100%
Nautilus Solar Funding II, LLC	State of Delaware	Yieldco SunEY US Holdco, LLC	100%
Nautilus Solar Power I, LLC	State of Delaware	Yieldco SunEY US Holdco, LLC	100%
Nautilus Solar Ocean City Two, LLC	State of Delaware	Yieldco SunEY US Holdco, LLC	100%
Nautilus Solar Funding IV, LLC	State of Delaware	Yieldco SunEY US Holdco, LLC	100%
Green Cove Management, LLC	Florida	Yieldco SunEY US Holdco, LLC	100%
Nautilus Solar WPU, LLC	State of Delaware	Yieldco SunEY US Holdco, LLC	100%
Nautilus Solar Lindenwold BOE, LLC	State of Delaware	Yieldco SunEY US Holdco, LLC	100%
Nautilus Solar SWBOE, LLC	State of Delaware	Yieldco SunEY US Holdco, LLC	100%
Nautilus Solar Solomon Schechter, LLC	State of Delaware	Yieldco SunEY US Holdco, LLC	100%
Nautilus Solar Dev Co, LLC	State of Delaware	Yieldco SunEY US Holdco, LLC	100%

*	Each entity marked with “*” will be a Guarantor.

Nautilus Solar Power III, LLC	State of Delaware	Yieldco SunEY US Holdco, LLC	100%
Nautilus Solar Power II, LLC	State of Delaware	Nautilus Solar Funding II, LLC	100%
Nautilus Solar Medford BOE, LLC	State of Delaware	Nautilus Solar Power II, LLC	100%
Nautilus Solar Medford Lakes, LLC	State of Delaware	Nautilus Solar Power II, LLC	100%
Nautilus Solar Wayne BOE, LLC	State of Delaware	Nautilus Solar Power II, LLC	100%
Nautilus Solar Hazlet BOE, LLC	State of Delaware	Nautilus Solar Power II, LLC	100%
Nautilus Solar Talbot County, LLC	State of Delaware	Nautilus Solar Power II, LLC	100%
Nautilus Solar Frederick BOE, LLC	State of Delaware	Nautilus Solar Power II, LLC	100%
Nautilus Sequoia I, LLC	State of Delaware	Nautilus Solar Power I, LLC	100%
Solar PPA Partnership One, LLC	New York	Nautilus Solar Power III, LLC	100%
Waldo Solar Energy Park of Gainesville, LLC	State of Delaware	Nautilus Solar Power III, LLC	100%
Nautilus Solar Cresskill BOE, LLC	State of Delaware	Nautilus Solar Power III, LLC	100%
Nautilus Solar KMBS, LLC	State of Delaware	Nautilus Solar Power III, LLC	100%
Nautilus Solar St. Joseph’s LLC	State of Delaware	Nautilus Solar I, LLC	100%
Nautilus Solar Liberty, LLC	State of Delaware	Nautilus Solar I, LLC	100%
Nautilus Solar Ocean City One, LLC	State of Delaware	Nautilus Solar I, LLC	100%
SS San Antonio West, LLC	California	Nautilus Solar Funding IV, LLC	100%
Nautilus Solar Gibbstown, LLC	State of Delaware	Nautilus Solar Funding IV, LLC	100%

*	Each entity marked with “*” will be a Guarantor.

Subsidiaries for Marsh Hill
SunEdison Yieldco ACQ5, LLC*	State of Delaware	TerraForm Power Operating, LLC	100%
SunEdison Marsh Hill, LLC	State of Delaware	SunEdison Yieldco ACQ5, LLC	100%
2413465 Ontario, Inc.	Ontario	SunEdison Marsh Hill, LLC	72%
Marsh Hill III LP	Ontario	SunEdison Marsh Hill, LLC	72%
Subsidiaries for Enfinity
SunEdison Yieldco, Enfinity Holdings, LLC*	State of Delaware	TerraForm Power Operating, LLC	100%
Enfinity SPV Holdings 2, LLC	State of Delaware	SunEdison Yieldco, Enfinity Holdings, LLC	100%
Enfinity Holdings WF, LLC	State of Delaware	Enfinity SPV Holdings 2, LLC	100%
Enfinity NorCal 1 FAA, LLC	California	Enfinity SPV Holdings 2, LLC	100%
Enfinity Colorado DHA 1, LLC	Colorado	Enfinity SPV Holdings 2, LLC	100%
Enfinity Arizona 2 Camp Verde USD, LLC	Arizona	Enfinity SPV Holdings 2, LLC	100%
Enfinity Arizona 3 Winslow USD. LLC	Arizona	Enfinity SPV Holdings 2, LLC	100%
Enfinity BNB Napoleon Solar, LLC	State of Delaware	Enfinity Holdings WF, LLC	100%
Enfinity CentralVal 5 LUESD, LLC	California	Enfinity Holdings WF, LLC	100%
Subsidiaries for U.S. State Prisons Projects
SunEdison Yieldco, DGS Holdings, LLC*	State of Delaware	TerraForm Power Operating, LLC	100%
SunE DGS Master Tenant, LLC	State of Delaware	SunEdison Yieldco, DGS Holdings, LLC	1%
SunE DGS Owner Holdco, LLC	State of Delaware	SunEdison Yieldco, DGS Holdings, LLC	51%
		SunE DGS Master Tenant, LLC	49%

*	Each entity marked with “*” will be a Guarantor.

SunE Corcoran SP Owner, LLC	State of Delaware	SunE DGS Owner Holdco, LLC	100%
SunE Solano SP Owner, LLC	State of Delaware	SunE DGS Owner Holdco, LLC	100%
SunE Wasco SP Owner, LLC	State of Delaware	SunE DGS Owner Holdco, LLC	100%
SunE Coalinga SH Owner, LLC	State of Delaware	SunE DGS Owner Holdco, LLC	100%
SunE Pleasant Valley SP Owner, LLC	State of Delaware	SunE DGS Owner Holdco, LLC	100%
Subsidiaries for MA Operating
SunEdison Yieldco ACQ7, LLC*	State of Delaware	TerraForm Power Operating, LLC	100%
MA Operating Holdings, LLC	State of Delaware	SunEdison Yieldco ACQ7, LLC	100%
Fall River Commerce Solar Holdings, LLC	State of Delaware	MA Operating Holdings, LLC	100%
Fall River Innovation Solar Holdings, LLC	State of Delaware	MA Operating Holdings, LLC	100%
South Street Solar Holdings, LLC	State of Delaware	MA Operating Holdings, LLC	100%
Uxbridge Solar Holdings, LLC	State of Delaware	MA Operating Holdings, LLC	100%
Subsidiaries for Summit Solar Projects (Canada) (f/k/a Nautilus Canada)
SunEdison YieldCo ACQ8, LLC*	State of Delaware	TerraForm Power Operating, LLC	100%
SunEdison DG Operating Holdings-2, LLC	State of Delaware	SunEdison YieldCo ACQ8, LLC	100%
Subsidiaries for SunE Solar Fund X (JPM)
SunEdison YieldCo ACQ6, LLC*	State of Delaware	TerraForm Power Operating, LLC	100%

*	Each entity marked with “*” will be a Guarantor.

TerraForm Power Solar X Holdings, LLC	State of Delaware	SunEdison YieldCo ACQ6, LLC	99%
		SunE J10 Holdings, LLC	1%
SunE Solar X, LLC	State of Delaware	TerraForm Power Solar X Holdings, LLC	100%
SunE J10 Holdings, LLC	State of Delaware	SunE Solar X, LLC	100%
SE Solar Trust X	State of Delaware	SunE Solar X, LLC	100% (beneficial interest in Trust)
Subsidiaries for Mt. Signal
TerraForm Power IVS I Holdings, LLC*	State of Delaware	TerraForm Power Operating, LLC	100%
TerraForm Power IVS I Holdings II, LLC	State of Delaware	TerraForm Power IVS I Holdings, LLC	100%
IVS I Services, LLC	State of Delaware	TerraForm Power IVS I Holdings II, LLC	100%
Imperial Valley Solar 1 Holdings II, LLC	State of Delaware	TerraForm Power IVS I Holdings II, LLC	100%
Imperial Valley Solar 1 Holdings, LLC	State of Delaware	Imperial Valley Solar 1 Holdings II, LLC	69.16%
Imperial Valley Solar 1 Intermediate Holdings, LLC	State of Delaware	Imperial Valley Solar 1 Holdings, LLC	100%
Imperial Valley Solar 1, LLC	State of Delaware	Imperial Valley Solar 1 Intermediate Holdings, LLC	100%
Unrestricted Subsidiary
SunEdison Yieldco ACQ10, LLC	State of Delaware	TerraForm Power Operating, LLC	100%

*	Each entity marked with “*” will be a Guarantor.

Schedule 4.2

Equity Interests and Ownership

1.	Options, warrants, calls, rights, commitments or other agreements:

Compañía Minera del Pacífico S.A., a sociedad anónima (corporation) formed and existing under the laws of Chile, has a call option in respect of certain interests in Amanecer Solar SpA pursuant to that certain Contrato de Opción Irrevocable de Compra de Acciones (Irrevocable Share Purchase Option Agreement) between Amanecer Solar Holding SpA and CMP, dated January 28, 2013;

2.	Ownership interests of Borrower and each of its Subsidiaries in their respective Subsidiaries:

See Schedule 4.1.

Schedule 4.7

Historical Financial Statements

Entity	Description of Financing Statements
TerraForm Power, LLC (Predecessor)	Unaudited Condensed Combined Consolidated Financial Statements
MMA NAFB Power, LLC and Subsidiary	Unaudited Consolidated Financial Statements
CalRENEW-1 LLC	Unaudited Financial Statements
SPS Atwell Island LLC	Unaudited Interim Condensed Financial Statements
Summit Solar	Unaudited Combined Carve-out Financial Statements
KS SPV 24 Limited	Interim Financial Statements
Boyton Solar Park Limited	Interim Financial Statements
SunSave 6 (Manston) Ltd	Unaudited Interim Financial Statements
Imperial Valley Solar 1 Holdings II, LLC and Subsidiaries	Unaudited Consolidated Financial Statements
TerraForm Power, LLC (Predecessor)	Audited Combined Consolidated Financial Statements
MMA NAFB Power, LLC and Subsidiary	Audited Consolidated Financial Statements
CalRENEW-1 LLC	Audited Financial Statements
SPS Atwell Island LLC	Audited Financial Statements
Summit Solar	Audited Combined Carve-out Financial Statements
KS SPV 24 Limited	Financial Statements
Boyton Solar Park Limited	Financial Statements
SunSave 6 (Manston) Ltd	Audited Financial Statements
Imperial Valley Solar 1 Holdings II, LLC and Subsidiaries	Audited Consolidated Financial Statements

Schedule 4.13

Real Estate Assets

None.

Schedule 4.16

Material Contracts

CAP

1.	Common Terms Agreement, among Amanecer Solar SpA, Overseas Private Investment Corporation and International Finance Corporation dated August 13, 2013, as amended from time to time.

2.	OPIC Finance Agreement, among Overseas Private Investment Corporation and Amanecer Solar SpA, dated August 13, 2013.

3.	Loan Agreement, among International Finance Corporation and Amanecer Solar SpA, dated August 13, 2013.

4.	Contrato de venta de energía eléctrica y de créditos ERNC, among Amanecer Solar SpA and Compañía Minera del Pacífico S.A, dated January 28, 2013, as amended from time to time.

Mt. Signal

5.	Power Purchase Agreement, dated as of February 3, 2012, by and between San Diego Gas & Electric Company and Imperial Valley Solar 1, LLC, as assignee of 82LV 8ME, LLC pursuant to that certain Assignment and Assumption Agreement, dated as of November 9, 2012.

6.	Note Purchase Agreement, dated as of November 9, 2012, by and among Imperial Valley Solar 1, LLC, The Bank of New York Mellon Trust Company, N.A., as NPA/LC Collateral Agent, and the Purchasers (as defined therein), as amended by the First Amendment to the Note Purchase Agreement, dated as of January 14, 2013, and as further amended by the Consent and Second Amendment to the Note Purchase Agreement, dated as of August 15, 2013 and the Consent and Third Amendment to the Note Purchase Agreement, dated as of July 2, 2014.

7.	Second Amended and Restated Limited Liability Company Agreement of Imperial Valley Solar 1 Holdings, LLC, dated as of June 27, 2014, by and between Imperial Valley Solar 1 Holdings II, LLC, a Delaware limited liability company, and Javelin Solar CA, LLC, a Delaware limited liability company, as amended by that certain Consent and Amendment No. 1 to the Second Amended and Restated Limited Liability Company Agreement dated as of July 2, 2014.

Regulus

8.

Renewable Power Purchase and Sale Agreement, dated as of December 21, 2010, by and between Southern California Edison Company (“SCE”) and Regulus Solar, LLC (f/k/a FRV Regulus Solar, L.P.), as amended by that certain Amendment No. 1 to the

Renewable Power Purchase and Sale Agreement, dated as of March 6, 2011, that certain Amendment No. 2 to the Renewable Power Purchase and Sale Agreement, dated as of December 21, 2011, as modified by that certain Consent to Assignment of Membership Interest, dated as of March 29, 2013, by and among SCE, Regulus Solar, LLC, Fotowatio Renewable Ventures, Inc., and SunE Regulus Holdings, LLC, as amended by that certain Amendment No. 3 to the Renewable Power Purchase and Sale Agreement, dated as of November 12, 2013, and as modified by that certain Consent to Assignment of Membership Interest, effective as of May 12, 2014, by and among SCE, Regulus Solar, LLC, Sun Edison LLC and TerraForm Power, LLC (f/k/a SunEdison YieldCo, LLC).

9.	Engineering, Procurement and Construction Contract, effective as of December 31, 2013, by and between Team-Solar Inc. and Regulus Solar, LLC, as amended by that certain Amendment No. 1 to Engineering, Procurement and Construction Contract, dated as of March 28, 2014.

10.	Financing Agreement, dated as of March 29, 2013, as amended by that certain Omnibus Amendment to Financing Agreement and Depositary Agreement (Regulus), dated as of June 28, 2013, by and among SunE Regulus Dev, LLC, the lenders party thereto from time to time, as Lenders, PV Development Loan I, LLC, as Administrative Agent and Collateral Agent for the Secured Parties (as defined therein), and Wilmington Trust, National Association, as Depositary, that certain Second Amendment to Financing Agreement, dated as of October 18, 2013, by and among SunE Regulus Dev, LLC, the lenders party thereto from time to time, as Lenders, and PV Development Loan I, LLC, as Administrative Agent and Collateral Agent for the Secured Parties (as defined therein), that certain Second Omnibus Amendment to Financing Agreement and Depositary Agreement (Regulus), dated as of December 31, 2013, by and among SunE Regulus Dev, LLC, the lenders party thereto from time to time, as Lenders, and PV Development Loan I, LLC, as Administrative Agent and Collateral Agent for the Secured Parties (as defined therein), and Wilmington Trust, National Association, as Depositary, that certain Third Omnibus Amendment to Financing Agreement and Depositary Agreement (Regulus), dated as of April 11, 2014, by and among SunE Regulus Dev, LLC, the lenders party thereto from time to time, as Lenders, and PV Development Loan I, LLC, as Administrative Agent and Collateral Agent for the Secured Parties (as defined therein), and Wilmington Trust, National Association, as Depositary, and that certain Fourth Omnibus Amendment and Consent (SunE Regulus Dev, LLC), dated as of May 28, 2014, among SunE Regulus Dev, LLC, PV Development Loan I, LLC, as Administrative Agent and Collateral Agent, CTAF Southwest Solar, LLC, ESECM Solar Loan I, LLC and NEC Sun Lender, LLC.

11.	Financing Agreement, dated as of March 28, 2014, among Regulus Solar, LLC, Wilmington Trust, National Association, as Administrative Agent and Collateral Agent, Deutsche Bank Securities Inc., as Sole Lead Arranger and Sole Book Runner, and the Lenders party thereto.

Schedule 4.26

Entities Regulated Under PURPA

None.

Schedule 5.15

Required Restricted Subsidiaries

SunEdison Canada Yieldco, LLC	State of Delaware	TerraForm Power Operating, LLC	100%
SunEdison Yieldco Chile HoldCo, LLC	State of Delaware	TerraForm Power Operating, LLC	100%
SunEdison YieldCo DG–VIII Holdings, LLC	State of Delaware	TerraForm Power Operating, LLC	100%
SunEdison Yieldco UK HoldCo 3, LLC	State of Delaware	TerraForm Power Operating, LLC	100%
SunEdison Yieldco UK HoldCo 4, LLC	State of Delaware	TerraForm Power Operating, LLC	100%
SunEdison Yieldco UK HoldCo 2, LLC	State of Delaware	TerraForm Power Operating, LLC	100%
SunEdison Yieldco DG Holdings, LLC	State of Delaware	TerraForm Power Operating, LLC	100%
SunEdison Yieldco Nellis HoldCo, LLC	State of Delaware	TerraForm Power Operating, LLC	100%
SunEdison YieldCo Regulus Holdings, LLC	State of Delaware	TerraForm Power Operating, LLC	100%
SunEdison YieldCo ACQ1, LLC	State of Delaware	TerraForm Power Operating, LLC	100%
SunEdison YieldCo ACQ2, LLC	State of Delaware	TerraForm Power Operating, LLC	100%
SunEdison YieldCo ACQ3, LLC	State of Delaware	TerraForm Power Operating, LLC	100%
SunEdison YieldCo ACQ9, LLC	State of Delaware	TerraForm Power Operating, LLC	100%
SunEdison YieldCo ACQ4, LLC	State of Delaware	TerraForm Power Operating, LLC	100%
SunEdison Yieldco ACQ5, LLC	State of Delaware	TerraForm Power Operating, LLC	100%
SunEdison Yieldco, Enfinity Holdings, LLC	State of Delaware	TerraForm Power Operating, LLC	100%

SunEdison Yieldco, DGS Holdings, LLC	State of Delaware	TerraForm Power Operating, LLC	100%
SunEdison Yieldco ACQ7, LLC	State of Delaware	TerraForm Power Operating, LLC	100%
SunEdison YieldCo ACQ8, LLC	State of Delaware	TerraForm Power Operating, LLC	100%
SunEdison YieldCo ACQ6, LLC	State of Delaware	TerraForm Power Operating, LLC	100%
TerraForm Power IVS I Holdings, LLC	State of Delaware	TerraForm Power Operating, LLC	100%

Schedule 6.2(r)

Certain Liens

Project	Project Size (kW DC)	Project Location	Amount to be paid upon default to release Liens
DG 2014
ASU - AZ - Rural Road Parking Structure 4 (PS 4)	258	1100 S. Rural Road, Tempe, AZ	$1,295,658
ASU - AZ - University Center Building B North	494	1130 E. University Dr., Tempe, AZ	$2,084,408
ASU - AZ - University Center Building C South	545	1150 E. University Dr., Tempe, AZ	$2,343,119
BlueWave Capital - Berlin 1 (Master Project)	933	258 River Road West, Berlin, MA	$3,174,363
BlueWave Capital - Berlin 2	937	258 River Road West, Berlin, MA	$3,174,363
BlueWave Capital - Berlin 3	937	258 River Road West, Berlin, MA	$3,181,441
BlueWave Capital - Berlin 4	937	258 River Road West, Berlin, MA	$3,181,441
BlueWave Capital - Holliston	3,000	56 Chestnut Street, Holliston, MA	$10,901,808
BlueWave Capital - Mattapoisett 1 (Master Project)	990	176 North Street, Mattapoisett, MA	$3,285,091
BlueWave Capital - Mattapoisett 2	990	176 North Street, Mattapoisett, MA	$3,285,091
Iron Mountain - 175 Bearfoot Road, Northboro, MA	762	175 Bearfoot Rd, Northboro, MA	$2,440,161
IUSD Stonegate Elementary School	205	100 Honors, Irvine, CA	$988,122
IUSD University High School	347	4771 Campus Drive, Irvine, CA	$1,543,535
IUSD Woodbury Elementary School	224	125 Great Lawn, Irvine, CA	$1,060,452
Nunn - GA Power 2013 ASI - SolAmerica - GA	1,000	Main St, US 341, Perry, GA	$2,486,311
PSUSD - CA - Nellie Coffman Middle School	570	34606 Plumley Rd, Cathedral City, CA	$2,473,869
PSUSD - CA - Raymond Cree Middle School	451	1011 Vista Chino, Palm Springs, CA	$1,970,576
PSUSD Bella Vista ES	457	65-750 Avenida Jalisco, Desert Hot Springs, CA	$1,305,389

SCE - Snowline - Duncan Road (North)	1,981	4678 Duncan Road, Phelan, CA	$5,606,265
SCE - Snowline - Duncan Road (South)	1,336	4678 Duncan Road, Phelan, CA	$3,982,481
SCE - Snowline - White Road (Central)	2,006	8928 White Rd, Phelan, CA	$5,728,883
SCE - Snowline - White Road (North)	2,006	8928 White Rd, Phelan, CA	$5,443,802
SCE - Snowline - White Road (South)	2,006	8928 White Rd, Phelan, CA	$5,560,549
Johnson & Johnson (Janssen) - Gurabo, PR (Ground Mount)	2,661	State Road 933 Km 0 1, Gurabo, Puerto Rico	$7,984,356
La Paz County - County Office	98	1112 S. Joshua Ave, Parker, AZ	$525,679
La Paz County - Golf Course	125	7350 Riverside Dr., Parker, AZ	$553,316
La Paz County - Public Works Facility	113	21943 Hillside Dr., Parker, AZ	$515,553
Symrise - Teterboro, NJ - Solops	421	300 North St, Teterboro, NJ	$1,409,923
Town of Quartzsite - Town Hall	81	465 North Playmouth Ave., Quartzsite, AZ	$403,820
Yavapai - AZ - Court - Real Goods Solar	228	2840 N. Commonwealth Drive, Camp Verde, AZ	$839,362
Yavapai County - Detention Center - RealGoods	564	2830 Commonwealth Drive #105, Camp Verde, AZ	$1,583,882
NC Portfolio
NC - Progress Energy Carolinas, Inc. - Bear Pond	6,479	1589 Bearpond Rd, Henderson, NC	$15,122,632
NC - Progress Energy Carolinas, Inc. - Dessie	6,479	1041 Dessie Rd, Chadbourn, NC	$15,681,104
NC - Progress Energy Carolinas, Inc. - Graham	6,479	471 Graham St, Fair Bluff, NC	$15,761,913
NC - Progress Energy Carolinas, Inc. - Shankle	6,479	Shankle Rd, Shannon, NC	$15,697,005

Schedule 6.3

Certain Negative Pledges

None.

Schedule 6.5

Certain Restrictions on Subsidiary Distributions

None.

Schedule 6.6

Certain Investments

None

Schedule 6.11

Certain Affiliate Transactions

None.

EXHIBIT A-1 TO

CREDIT AND GUARANTY AGREEMENT

FUNDING NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of July 23, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among TERRAFORM POWER OPERATING, LLC (“Borrower”), TERRAFORM POWER, LLC, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent, and the other Persons party thereto.

Pursuant to Section [2.1][2.2][2.3] of the Credit Agreement, Borrower desires that Lenders make the following Loans to Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”):

Term Loans

☐	Base Rate Loans:	$ , ,

☐	Eurodollar Rate Loans, with an initial Interest Period of month(s):	$ , ,

Revolving Loans

☐	Base Rate Loans:	$[ , , ]

☐	Eurodollar Rate Loans, with an initial Interest Period of month(s):	$[ , , ]

Swing Line Loans:		$[ , , ]

Borrower hereby certifies that:

(i) after making the Loans requested on the Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(ii) as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of the Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as

EXHIBIT A-1-1

of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(iii) as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby and the transactions to be consummated on the Credit Date that would constitute an Event of Default or a Default.

The account of Borrower to which the proceeds of the Loans requested on the Credit Date are to be made available by Administrative Agent to the Borrower is as follows:

Bank Name:
Bank Address:
ABA Number:
Account Number:
Attention:
Reference:

Date: [mm/dd/yy]	TERRAFORM POWER OPERATING, LLC

By:
Name:
Title:

EXHIBIT A-1-2

ACKNOWLEDGED BY:

GOLDMAN SACHS BANK, USA, as Administrative Agent

By:
Authorized Signatory

EXHIBIT A-1-3

EXHIBIT A-2 TO

CREDIT AND GUARANTY AGREEMENT

CONVERSION/CONTINUATION NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of July 23, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among TERRAFORM POWER OPERATING, LLC (“Borrower”), TERRAFORM POWER, LLC, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent, and the other Persons party thereto.

Pursuant to Section 2.9 of the Credit Agreement, Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of                     :

1. Term Loans:

$ , ,	Eurodollar Rate Loans to be continued with Interest Period of month(s)

$ , ,	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of month(s)

$ , ,	Eurodollar Rate Loans to be converted to Base Rate Loans

2. Revolving Loans:

$ , ,	Eurodollar Rate Loans to be continued with Interest Period of month(s)

$ , ,	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of month(s)

$ , ,	Eurodollar Rate Loans to be converted to Base Rate Loans

Borrower hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default or a Default.

Date:	[mm/dd/yy]	TERRAFORM POWER OPERATING, LLC

By:
Name:
Title:

EXHIBIT A-2-1

EXHIBIT A-3 TO

CREDIT AND GUARANTY AGREEMENT

ISSUANCE NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of July 23, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among TERRAFORM POWER OPERATING, LLC (“Borrower”), TERRAFORM POWER, LLC, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent, and the other Persons party thereto.

Pursuant to Section 2.4 of the Credit Agreement, Borrower desires a Letter of Credit to be issued in accordance with the terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”) in an aggregate face amount of $[    ,    ,    ].

Attached hereto for each such Letter of Credit are the following:

(a) the stated amount of such Letter of Credit;

(b) the name and address of the beneficiary;

(c) the expiration date; and

(d) either (i) the verbatim text of such proposed Letter of Credit, or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Bank to make payment under such Letter of Credit.

Borrower hereby certifies that:

(i) after issuing such Letter of Credit requested on the Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(ii) after issuing such Letter of Credit requested on the Credit Date, the Letter of Credit Usage shall not exceed the Letter of Credit Sublimit then in effect;

(iii) as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(iv) as of such Credit Date, no event has occurred and is continuing or would result from the consummation of the issuance contemplated hereby that would constitute an Event of Default or a Default.

EXHIBIT A-3-1

Date:	[mm/dd/yy]	TERRAFORM POWER OPERATING, LLC

By:
Name:
Title:

EXHIBIT A-3-2

EXHIBIT B-1 TO

CREDIT AND GUARANTY AGREEMENT

REVOLVING LOAN NOTE

$[ ]
[ , ]	New York, New York

FOR VALUE RECEIVED, TERRAFORM POWER OPERATING, LLC, a Delaware limited liability company (“Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns, on or before [MM/DD/YY], the lesser of (a) [         DOLLARS] ($[        ]) and (b) the unpaid principal amount of all advances made by Payee to Borrower as Revolving Loans under the Credit Agreement referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of July 23, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among BORROWER, TERRAFORM POWER, LLC, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent, and the other Persons party thereto.

This Note is one of the “Revolving Loan Notes” in the aggregate principal amount of $[150,000,000] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK

EXHIBIT B-1-1

WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-1-2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

TERRAFORM POWER OPERATING, LLC

By:
Name:
Title:

EXHIBIT B-1-3

TRANSACTIONS ON

REVOLVING LOAN NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-1-4

EXHIBIT B-2 TO

CREDIT AND GUARANTY AGREEMENT

SWING LINE NOTE

$[ ]
[ , ]	New York, New York

FOR VALUE RECEIVED, TERRAFORM POWER OPERATING, LLC, a Delaware limited liability company (“Borrower”), promises to pay [NAME OF LENDER] (“Payee”), on or before [MM/DD/YY], the lesser of (a) [         [DOLLARS] ($[        ]) and (b) the unpaid principal amount of all advances made by Payee to Borrower as Swing Line Loans under the Credit Agreement referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of July 23, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among BORROWER, TERRAFORM POWER, LLC, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent, and the other Persons party thereto.

This Note is the “Swing Line Note” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Swing Line Lender or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

EXHIBIT B-2-1

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-2-2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

TERRAFORM POWER OPERATING, LLC

By:
Name:
Title:

EXHIBIT B-2-3

TRANSACTIONS ON

SWING LINE NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-2-4

EXHIBIT B-3 TO

CREDIT AND GUARANTY AGREEMENT

TERM LOAN NOTE

$[ ]
[ , ]	New York, New York

FOR VALUE RECEIVED, TERRAFORM POWER OPERATING, LLC, a Delaware limited liability company (“Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns, on or before [MM/DD/YY], the principal amount of [         DOLLARS] ($[        ]) in the installments referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of July 23, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among BORROWER, TERRAFORM POWER, LLC, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent, and the other Persons party thereto.

Borrower shall make scheduled principal payments on this Note as set forth in Section 2.12 of the Credit Agreement.

This Note is one of the “Term Loan Notes” in the aggregate principal amount of $[300,000,000] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND

EXHIBIT B-3-1

ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-3-2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

TERRAFORM POWER OPERATING, LLC

By:
Name:
Title:

EXHIBIT B-3-3

EXHIBIT C TO

CREDIT AND GUARANTY AGREEMENT

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the Chief Financial Officer of TERRAFORM POWER, LLC (“Holdings”) and TERRAFORM POWER OPERATING, LLC (“Borrower”).

2. I have reviewed the terms of that certain Credit and Guaranty Agreement, dated as of July 23, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, Holdings, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent, and the other Persons party thereto, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in detail the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

The foregoing certifications, together with the computations set forth in Annex A hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered on                      pursuant to Section 5.1(d) of the Credit Agreement.

TERRAFORM POWER, LLC
TERRAFORM POWER OPERATING, LLC

By:
Name:
Title:	Chief Financial Officer

EXHIBIT C-1

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy].

1.	Borrower Operating Cash Flow:[1] (i) - (ii) =		$[ , , ]

	(i)	Project CAFD: (a) + (b) + (c) + (d) =	$[ , , ]

		(a) the amount of dividends paid in cash to Borrower by its Subsidiaries to the extent not funded directly with the proceeds of an Investment by Borrower:	$[ , , ]

		(b) the amount of payments received in cash by Borrower or Holdings in repayment of good faith loans made by Borrower or Holdings to its Subsidiaries:	$[ , , ]

		(c) the amount of payments received in cash by Borrower or Holdings arising out of the settlement of Hedge Agreements (less any cash losses incurred by Borrower or Holdings relating to the settlement of Hedge Agreements):	$[ , , ]

		(d) the amount of payments received in cash by Borrower or Holdings from other Investments (to the extent not funded directly with the proceeds of an Investment by Borrower or Holdings) and good faith Contractual Obligations permitted by the Agreement:	$[ , , ]

	(ii)	the sum, without duplication, of the following expenses, in each case to the extent paid in cash by Borrower or Holdings during this period and regardless of whether any such amount was accrued during this period: (a) + (b) =	$[ , , ]

		(a) income tax expense and Permitted Tax Distributions of Holdings and its Subsidiaries:	$[ , , ]

		(b) corporate overhead expense of Borrower and Holdings (including payments required to be made pursuant to the Management Services Agreement):	$[ , , ]

[1]	Borrower Operating Cash Flow (x) for the Fiscal Quarter ended March 31, 2014 shall be deemed to be $17,800,000, (y) for the Fiscal Quarter ended June 30, 2014 shall be deemed to be $32,700,000, and (z) for the Fiscal Quarter ended September 30, 2014 shall be deemed to be $38,500,000.

EXHIBIT C-2

2.	Borrower Debt Service Expense:[2] (i) + (ii) =		$[ , , ]

	(i)	Borrower Interest Expense:	$[ , , ]

	(ii)	scheduled payments of principal on Borrower Total Debt:	$[ , , ]

3.	Debt Service Coverage Ratio:[3] ((i) + (ii)) / (iii) =

	(i)	Borrower Operating Cash Flow for the most recent four-Fiscal Quarter period:	$[ , , ]

	(ii)	payments or contributions made by SunEdison in respect of interest expenses of Borrower under the Credit Agreement for the most recent four-Fiscal Quarter period:	$[ , , ]

	(iii)	Borrower Debt Service Expense for the most recent four-Fiscal Quarter period:	$[ , , ]

		Actual:	. :1.00

		Required:	. :1.00

4.	Leverage Ratio:[4] (i) / (ii) =

	(i)	Borrower Total Debt as of the last day of the Fiscal [Quarter][Year] ending [mm/dd/yy]:	$[ , , ]

	(ii)	Borrower Operating Cash Flow for the most recent four-Fiscal Quarter period:	$[ , , ]

		Actual:	. :1.00

		Required:	. :1.00

[2]	Borrower Debt Service Expense (x) for the Fiscal Quarter ended March 31, 2014 shall be deemed to be $4,500,000, (y) for the Fiscal Quarter ended June 30, 2014 shall be deemed to be $4,500,000, and (z) for the Fiscal Quarter ended September 30, 2014 shall be deemed to be $4,500,000.
[3]	Debt Service Coverage Ratio for any Fiscal Quarter in which Holdings or any of its Subsidiaries has acquired, directly or indirectly, any Equity Interests in any Person or any property with a value in excess of $2,000,000 at any time after the first day of such Fiscal Quarter shall be calculated by giving pro forma effect to such acquisition as if such acquisition had occurred on the first day of such Fiscal Quarter, and by deeming historical financial performance of such Person or property for such Fiscal Quarter and each Fiscal Quarter prior thereto to be equal to the projected financial performance for the corresponding Fiscal Quarter in the following calendar year (as determined in the good faith reasonable judgment of Borrower).
[4]	Leverage Ratio for any Fiscal Quarter in which Holdings or any of its Subsidiaries has acquired, directly or indirectly, any Equity Interests in any Person or any property with a value in excess of $2,000,000 at any time after the first day of such Fiscal Quarter shall be calculated by giving pro forma effect to such acquisition as if such acquisition had occurred on the first day of such Fiscal Quarter, and by deeming historical financial performance of such Person or property for such Fiscal Quarter and each Fiscal Quarter prior thereto to be equal to the projected financial performance for the corresponding Fiscal Quarter in the following calendar year (as determined in the reasonable judgment of Borrower).

EXHIBIT C-3

EXHIBIT D TO

CREDIT AND GUARANTY AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:	[and is [not] a Defaulting Lender]

2.	Assignee:	[and is an Affiliate/Related Fund[1] of [identify Lender]] [Assignee is not a Defaulting Lender]

Markit Entity Identifier (if any):

3.	Borrower(s):	TERRAFORM POWER OPERATING, LLC

4.	Administrative Agent:	GOLDMAN SACHS BANK USA, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $440,000,000 Credit and Guaranty Agreement dated as of July 23, 2014 by and among TERRAFORM POWER OPERATING, LLC, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent, and the other Persons party thereto

[1]	Select as applicable

EXHIBIT D-1

6.	Assigned Interest[s]:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
[3]	$	$		%

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Term Loan Commitment,” “Revolving Commitment”, etc.).

EXHIBIT D-2

[Consented to and][4] Accepted:

GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Title:

[Consented to:][5]

TERRAFORM POWER OPERATING, LLC

By:
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of Borrower or other relevant party is required by the terms of the Credit Agreement.

EXHIBIT D-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) if it is a Non-US Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.	Payments. All payments with respect to the Assigned Interests shall be made as follows:

2.1	From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

EXHIBIT D-4

3.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of laws principles thereof that would result in the application of any law other than the law of the State of New York.

[Remainder of page intentionally left blank]

EXHIBIT D-5

EXHIBIT E TO

CREDIT AND GUARANTY AGREEMENT

CERTIFICATE RE NON-BANK STATUS

Reference is made to the Credit and Guaranty Agreement, dated as of July 23, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among TERRAFORM POWER OPERATING, LLC (“Borrower”), TERRAFORM POWER, LLC, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent, and the other Persons party thereto. Pursuant to Section 2.20(c) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT E-1

EXHIBIT F-1 TO

CREDIT AND GUARANTY AGREEMENT

CLOSING DATE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:

1. We are, respectively, the chief executive officer and the chief financial officer of TERRAFORM POWER, LLC (“Holdings”), parent of TERRAFORM POWER OPERATING, LLC (“Borrower”).

2. We have reviewed the terms of Section 3 of the Credit and Guaranty Agreement, dated as of July 23, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, Holdings, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent, and the other Persons party thereto, and the definitions and provisions contained in such Credit Agreement relating thereto, and in our opinion we have made, or have caused to be made under our supervision, such examination or investigation as is necessary to enable us to express an informed opinion as to the matters referred to herein.

3. Based upon our review and examination described in paragraph 2 above, we certify, on behalf of Borrower, that as of the date hereof:

(i) the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(ii) no injunction or other restraining order has been issued and no hearing to cause an injunction or other restraining order to be issued is pending or noticed with respect to any action, suit or proceedings seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the borrowing contemplated hereby;

(iii) no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default; and

(iv) (a) each Credit Party has obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect; and (b) all applicable waiting periods have expired without any

EXHIBIT F-1-1

action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing is pending, and the time for any applicable agency to take action to set aside its consent on its own motion has expired.

4. Each Credit Party has requested that Skadden, Arps, Slate, Meagher & Flom LLP deliver to Agents and Lenders on the Closing Date favorable written opinions, as to such matters as Administrative Agent may reasonably request.

5. Attached hereto as Annex A are true, complete and correct copies of (a) the Historical Financial Statements, (b) pro forma consolidated balance sheets of Holdings and its Subsidiaries reflecting the transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, and (c) the Projections.

The foregoing certifications are made and delivered as of                     .

TERRAFORM POWER, LLC

Name:
Title:	Chief Executive Officer

Name:
Title:	Chief Financial Officer

EXHIBIT F-1-2

EXHIBIT F-2 TO

CREDIT AND GUARANTY AGREEMENT

SOLVENCY CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the chief financial officer of TERRAFORM POWER, LLC, a Delaware limited liability company (“Holdings”), parent of TERRAFORM POWER OPERATING, LLC, a Delaware limited liability company (“Borrower”).

2. Reference is made to that certain Credit and Guaranty Agreement, dated as of July 23, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, Holdings, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent, and the other Persons party thereto.

3. I have reviewed the terms of Sections 3 and 4 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4. Based upon my review and examination described in paragraph 3 above, I certify that as of the date hereof, after giving effect to the consummation of the transactions contemplated by the Credit Documents and any rights of contribution, the Credit Parties are and will be, on a consolidated basis, Solvent.

The foregoing certifications are made and delivered as of                     .

Name:
Title:	Chief Financial Officer

EXHIBIT F-2-1

EXHIBIT G TO

CREDIT AND GUARANTY AGREEMENT

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated                      (this “Counterpart Agreement”) is delivered pursuant to that certain Credit and Guaranty Agreement, dated as of July 23, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among TERRAFORM POWER OPERATING, LLC (“Borrower”), TERRAFORM POWER, LLC, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent, and the other Persons party thereto.

Section 1. Pursuant to Section 5.10 of the Credit Agreement, the undersigned hereby:

(a) agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b) represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to the undersigned is true and correct both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(c) certifies that no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default;

(d) agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Section 7 of the Credit Agreement; and

(e) (i) agrees that this counterpart may be attached to the Pledge and Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Pledge and Security Agreement as if it were an original signatory thereto, (iii) grants to Collateral Agent a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Pledge and Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same

EXHIBIT G-1

may be located and (iv) delivers to Collateral Agent supplements to all schedules attached to the Pledge and Security Agreement. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Pledge and Security Agreement.

Section 2. The undersigned agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement. Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.1 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS COUNTERPART AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

EXHIBIT G-2

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Address for Notices:

Attention:
Telecopier

with a copy to:

Attention:
Telecopier

ACKNOWLEDGED AND ACCEPTED, as of the date above first written:

GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent

By:
Name:
Title:

EXHIBIT G-3

EXHIBIT H TO

CREDIT AND GUARANTY AGREEMENT

[Separately Attached]

EXHIBIT H-1

EXECUTION VERSION

PLEDGE AND SECURITY AGREEMENT

dated as of July 23, 2014

between

EACH OF THE GRANTORS PARTY HERETO

and

GOLDMAN SACHS BANK USA,

as Collateral Agent

i

SECTION 9. REMEDIES		24
9.1	Generally	24
9.2	Application of Proceeds	25
9.3	Sales on Credit	25
9.4	Investment Related Property	26
9.5	Grant of Intellectual Property License	26
9.6	Intellectual Property	26
9.7	Cash Proceeds; Deposit Accounts	28

SECTION 10. COLLATERAL AGENT		28

SECTION 11. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS; RELEASE		29

SECTION 12. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM		30

SECTION 13. MISCELLANEOUS		30

SCHEDULE 5.1 — GENERAL INFORMATION

SCHEDULE 5.2 — COLLATERAL IDENTIFICATION

SCHEDULE 5.4 — FINANCING STATEMENTS

SCHEDULE 5.5 — LOCATION OF EQUIPMENT AND INVENTORY

EXHIBIT A — PLEDGE SUPPLEMENT

EXHIBIT B — UNCERTIFICATED SECURITIES CONTROL AGREEMENT

EXHIBIT C — SECURITIES ACCOUNT CONTROL AGREEMENT

EXHIBIT D — DEPOSIT ACCOUNT CONTROL AGREEMENT

EXHIBIT E — TRADEMARK SECURITY AGREEMENT

EXHIBIT F — PATENT SECURITY AGREEMENT

EXHIBIT G — COPYRIGHT SECURITY AGREEMENT

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This PLEDGE AND SECURITY AGREEMENT, dated as of July 23, 2014 (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), between TERRAFORM POWER, LLC (“Holdings”), TERRAFORM POWER OPERATING, LLC (the “Borrower”) and each of the subsidiaries of Holdings or the Borrower party hereto from time to time, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (each, a “Grantor”), and GOLDMAN SACHS BANK USA, as collateral agent for the Secured Parties (as herein defined) (in such capacity as collateral agent under the Credit Agreement (as defined herein), together with its successors and permitted assigns, the “Collateral Agent”).

RECITALS:

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of July 23, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, Holdings, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent, and the other Persons party thereto;

WHEREAS, subject to the terms and conditions of the Credit Agreement certain Grantors may enter into one or more Hedge Agreements with one or more Lender Counterparties;

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders and Lender Counterparties as set forth in the Credit Agreement and the Hedge Agreements, respectively, each Grantor has agreed to secure such Grantor’s obligations under the Credit Documents and the Hedge Agreements as set forth herein; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, each Grantor and the Collateral Agent agree as follows:

SECTION 1.	DEFINITIONS; GRANT OF SECURITY.

1.1 General Definitions. In this Agreement, the following terms shall have the following meanings:

“Additional Grantors” shall have the meaning assigned in Section 7.2.

“Agreement” shall have the meaning set forth in the preamble.

“Borrower” shall have the meaning set forth in the preamble.

“Cash Proceeds” shall have the meaning assigned in Section 9.7.

“Collateral” shall have the meaning assigned in Section 2.1.

“Collateral Account” shall mean any account established by the Collateral Agent.

“Collateral Agent” shall have the meaning set forth in the preamble.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Control” shall mean: (1) with respect to any Deposit Accounts, control within the meaning of Section 9-104 of the UCC, (2) with respect to any Securities Accounts, Security Entitlements, Commodity Contract or Commodity Account, control within the meaning of Section 9-106 of the UCC, (3) with respect to any Uncertificated Securities, control within the meaning of Section 8-106(c) of the UCC, (4) with respect to any Certificated Security, control within the meaning of Section 8-106(a) or (b) of the UCC, (5) with respect to any Electronic Chattel Paper, control within the meaning of Section 9-105 of the UCC, (6) with respect to Letter of Credit Rights, control within the meaning of Section 9-107 of the UCC and (7) with respect to any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), control within the meaning of Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in the jurisdiction relevant to such transferable record.

“Copyright Licenses” shall mean any and all agreements, licenses and covenants providing for the granting of any right in or to any Copyright or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(II) under the heading “Copyright Licenses” (as such schedule may be amended or supplemented by Borrower from time to time).

“Copyrights” shall mean all United States, and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and all rights in and to databases, all designs (including but not limited to industrial designs, Protected Designs within the meaning of 17 U.S.C. 1301 et. Seq. and Community designs), and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, as well as all moral rights, reversionary interests, and termination rights, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications required to be listed in Schedule 5.2(II) under the heading “Copyrights” (as such schedule may be amended or supplemented by Borrower from time to time), (ii) all extensions and renewals thereof, (iii) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

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“Credit Agreement” shall have the meaning set forth in the recitals.

“Excluded Asset” shall mean any asset of any Grantor excluded from the security interest hereunder by virtue of Section 2.2 hereof but only to the extent, and for so long as, so excluded thereunder.

“Grantors” shall have the meaning set forth in the preamble.

“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (ii) any key man life insurance policies.

“Intellectual Property” shall mean, the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under the United States, multinational or foreign laws or otherwise, including without limitation, Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets, and Trade Secret Licenses, and the right to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intellectual Property Security Agreement” shall mean each intellectual property security agreement executed and delivered by the applicable Grantors, substantially in the form set forth in Exhibit E, Exhibit F and Exhibit G, as applicable.

“Investment Accounts” shall mean the Collateral Account, Securities Accounts, Commodity Accounts and Deposit Accounts.

“Investment Related Property” shall mean: (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, the Investment Accounts and certificates of deposit.

“Lender” shall have the meaning set forth in the recitals.

“Majority Holder” shall have the meaning set forth in Section 10.

“Material Intellectual Property” shall mean any Intellectual Property included in the Collateral that is material to the business of Borrower and its Subsidiaries.

“Patent Licenses” shall mean all agreements, licenses and covenants providing for the granting of any right in or to any Patent or otherwise providing for a covenant not to sue for infringement or other violation of any Patent (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(II) under the heading “Patent Licenses” (as such schedule may be amended or supplemented by Borrower from time to time).

“Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, without limitation: (i) each patent and patent application required to be listed in

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Schedule 5.2(II) under the heading “Patents” (as such schedule may be amended or supplemented by Borrower from time to time), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all patentable inventions and improvements thereto, (iv) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Pledge Supplement” shall mean any supplement to this Agreement in substantially the form of Exhibit A.

“Pledged Debt” shall mean all indebtedness for borrowed money owed to such Grantor, whether or not evidenced by any Instrument, including, without limitation, all indebtedness described on Schedule 5.2(I) under the heading “Pledged Debt” (as such schedule may be amended or supplemented by Borrower from time to time), issued by the obligors named therein, the instruments, if any, evidencing such any of the foregoing, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.

“Pledged Equity Interests” shall mean, to the extent included in the Collateral, all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and any other participation or interests in any equity or profits of any business entity including, without limitation, any trust and all management rights relating to any entity whose equity interests are included as Pledged Equity Interests.

“Pledged LLC Interests” shall mean, to the extent included in the Collateral, as may be now owned or hereafter acquired by any Grantor, all interests in any limited liability company and each series thereof including, without limitation, all limited liability company interests listed on Schedule 5.2(I) under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented by Borrower from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and all rights as a member of the related limited liability company.

“Pledged Partnership Interests” shall mean, to the extent included in the Collateral, as may be now owned or hereafter acquired by any Grantor, all interests in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 5.2(I) under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented by Borrower from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and all rights as a partner of the related partnership.

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“Pledged Stock” shall mean, to the extent included in the Collateral, as may be now owned or hereafter acquired by any Grantor, all shares of capital stock owned by such Grantor, including, without limitation, all shares of capital stock described on Schedule 5.2(I) under the heading “Pledged Stock” (as such schedule may be amended or supplemented by Borrower from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors, secured parties or agents thereof, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or non-written forms of information related in any way to the foregoing or any Receivable.

“Secured Obligations” shall have the meaning assigned in Section 3.1.

“Secured Parties” shall mean the Agents, Lenders and the Lender Counterparties and shall include, without limitation, all former Agents, Lenders and Lender Counterparties to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Lenders or Lender Counterparties and such Obligations have not been paid or satisfied in full.

“Trademark Licenses” shall mean any and all agreements, licenses and covenants providing for the granting of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement dilution or other violation of any Trademark or permitting co-existence with respect to a Trademark (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(II) under the heading “Trademark Licenses” (as such schedule may be amended or supplemented by Borrower from time to time).

“Trademarks” shall mean all United States, and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source

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or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications required to be listed in Schedule 5.2(II) under the heading “Trademarks” (as such schedule may be amended or supplemented by Borrower from time to time), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) the right to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(II) under the heading “Trade Secret Licenses” (as such schedule may be amended or supplemented by Borrower from time to time).

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to the foregoing, and with respect to any and all of the foregoing: (i) the right to sue or otherwise recover for any past, present and future misappropriation or other violation thereof, (ii) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto; and (iii) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“United States” shall mean the United States of America.

1.2 Definitions; Interpretation.

(a) In this Agreement, the following capitalized terms shall have the meaning given to them in the UCC (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof): Account, Account Debtor, As-Extracted Collateral, Bank, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Account, Commodity Contract, Commodity Intermediary, Consignee, Consignment, Consignor, Deposit Account, Document, Entitlement Order, Electronic Chattel Paper, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Health-Care-Insurance Receivable, Instrument, Inventory, Letter of Credit Right, Manufactured Home, Money, Payment Intangible, Proceeds, Record, Securities Account, Securities Intermediary, Security Certificate, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

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(b) All other capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. The incorporation by reference of terms defined in the Credit Agreement shall survive any termination of the Credit Agreement until this Agreement is terminated as provided in Section 11 hereof. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2.	GRANT OF SECURITY.

2.1 Grant of Security. Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor including, but not limited to the following, in each case whether now or hereafter existing or in which any Grantor now has or hereafter acquires an interest and wherever the same may be located (all of which being hereinafter collectively referred to, after giving effect to Section 2.2, as the “Collateral”):

(a) Accounts;

(b) Chattel Paper;

(c) Documents;

(d) General Intangibles;

(e) Goods (including, without limitation, Inventory and Equipment);

(f) Instruments;

(g) Insurance;

(h) Intellectual Property;

(i) Investment Related Property (including, without limitation, Deposit Accounts);

(j) Letter of Credit Rights;

(k) Money;

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(l) Receivables and Receivable Records;

(m) Commercial Tort Claims now or hereafter described on Schedule 5.2;

(n) to the extent not otherwise included above, all other personal property of any kind and all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(o) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 2.1 hereof attach to (a) any lease, license, contract or agreement to which any Grantor is a party, and any of its rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of (i) any law, rule or regulation applicable to such Grantor, or (ii) a term, provision or condition of any such lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided however that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (i) or (ii) above; provided further that the exclusions referred to in clause (a) of this Section 2.2 shall not include any Proceeds of any such lease, license, contract or agreement unless such Proceeds are also excluded from the Collateral pursuant to clauses (a) through (d) of this Section 2.2; (b) any of the outstanding Equity Interests of a Controlled Foreign Corporation in excess of 65% of the voting power of all classes of Equity Interests of such Controlled Foreign Corporation entitled to vote; provided that immediately upon the amendment of the Internal Revenue Code to allow the pledge of a greater percentage of the voting power of Equity Interests in a Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, and the security interest granted by each Grantor shall attach to, such greater percentage of Equity Interests of each Controlled Foreign Corporation; (c) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law or (d) any of the outstanding Equity Interests of a Non-Recourse Subsidiary; provided however that the exclusions referred to in clause (d) of this Section 2.2 shall not include any Proceeds of any such Equity Interests unless such Proceeds are also excluded from the Collateral pursuant to clauses (a) through (d) of this Section 2.2.

SECTION 3.	SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.

3.1 Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations (the “Secured Obligations”).

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3.2 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

SECTION 4.	CERTAIN PERFECTION REQUIREMENTS

4.1 Delivery Requirements.

(a) With respect to any Certificated Securities included in the Collateral, each Grantor shall deliver to the Collateral Agent the Security Certificates evidencing such Certificated Securities duly indorsed by an effective indorsement (within the meaning of Section 8-107 of the UCC), or accompanied by share transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in each case, to the Collateral Agent or in blank. In addition, each Grantor shall cause any certificates evidencing any Pledged Equity Interests, including, without limitation, any Pledged Partnership Interests or Pledged LLC Interests, to be similarly delivered to the Collateral Agent regardless of whether such Pledged Equity Interests constitute Certificated Securities.

(b) With respect to any Instruments or Tangible Chattel Paper included in the Collateral, each Grantor shall deliver to the Collateral Agent all such Instruments or Tangible Chattel Paper to the Collateral Agent duly indorsed in blank; provided, however, that such delivery requirement shall not apply to any Instruments or Tangible Chattel Paper having a face amount of less than $500,000 individually or $2,500,000 in the aggregate.

4.2 Control Requirements.

(a) With respect to any Deposit Accounts, Securities Accounts, Security Entitlements, Commodity Accounts and Commodity Contracts included in the Collateral, each Grantor shall ensure that the Collateral Agent has Control thereof. With respect to any Securities Accounts or Securities Entitlements, such Control shall be accomplished by the Grantor causing the Securities Intermediary maintaining such Securities Account or Security Entitlement to enter into an agreement substantially in the form of Exhibit C hereto (or such other agreement in form and substance reasonably satisfactory to the Collateral Agent) pursuant to which the Securities Intermediary shall agree to comply with the Collateral Agent’s Entitlement Orders without further consent by such Grantor. With respect to any Deposit Account, each Grantor shall cause the depositary institution maintaining such account to enter into an agreement substantially in the

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form of Exhibit D hereto (or such other agreement in form and substance reasonably satisfactory to the Collateral Agent), pursuant to which the Bank shall agree to comply with the Collateral Agent’s instructions with respect to disposition of funds in the Deposit Account without further consent by such Grantor. With respect to any Commodity Accounts or Commodity Contracts each Grantor shall cause Control in favor of the Collateral Agent in a manner reasonably acceptable to the Collateral Agent.

(b) With respect to any Uncertificated Security included in the Collateral (other than any Uncertificated Securities credited to a Securities Account), each Grantor (x) with respect to an issuer that is a subsidiary, shall, and (y) with respect to an issuer that is not a subsidiary, shall use commercially reasonable efforts to, cause the issuer of such Uncertificated Security to either (i) register the Collateral Agent as the registered owner thereof on the books and records of the issuer or (ii) execute an agreement substantially in the form of Exhibit B hereto (or such other agreement in form and substance reasonably satisfactory to the Collateral Agent), pursuant to which such issuer agrees to comply with the Collateral Agent’s instructions with respect to such Uncertificated Security without further consent by such Grantor.

(c) With respect to any Letter of Credit Rights included in the Collateral (other than any Letter of Credit Rights constituting a Supporting Obligation for a Receivable in which the Collateral Agent has a valid and perfected security interest), Grantor shall use commercially reasonable efforts to ensure that Collateral Agent has Control thereof by obtaining the written consent of each issuer of each related letter of credit to the assignment of the proceeds of such letter of credit to the Collateral Agent; provided, however, that such Control requirement shall not apply to any Letter of Credit Rights having a face amount of less than $500,000 individually or $2,500,000 in the aggregate.

(d) With respect any Electronic Chattel Paper or “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) included in the Collateral, Grantor shall use commercially reasonable efforts to ensure that the Collateral Agent has Control thereof; provided, however, that such Control requirement shall not apply to any Electronic Chattel Paper or transferable record having a face amount of less than $500,000 individually or $2,500,000 in the aggregate.

4.3 Intellectual Property Recording Requirements.

(a) In the case of any Collateral (whether now owned or hereafter acquired) consisting of issued U.S. Patents and applications therefor, each Grantor shall execute and deliver to the Collateral Agent a Patent Security Agreement in substantially the form of Exhibit F hereto (or a supplement thereto) covering all such Patents in appropriate form for recordation with the U.S. Patent and Trademark Office with respect to the security interest of the Collateral Agent.

(b) In the case of any Collateral (whether now owned or hereafter acquired) consisting of registered U.S. Trademarks and applications therefor, each Grantor shall execute and deliver to the Collateral Agent a Trademark Security Agreement in substantially the form of Exhibit E hereto (or a supplement thereto) covering all such Trademarks in appropriate form for recordation with the U.S. Patent and Trademark Office with respect to the security interest of the Collateral Agent.

(c) In the case of any Collateral (whether now owned or hereafter acquired) consisting of registered U.S. Copyrights or, to the extent constituting Material Intellectual

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Property, exclusive Copyright Licenses in respect of registered U.S. Copyrights for which any Grantor is the licensee, each Grantor shall execute and deliver to the Collateral Agent a Copyright Security Agreement in substantially the form of Exhibit G hereto (or a supplement thereto) covering all such Copyrights and Copyright Licenses in appropriate form for recordation with the U.S. Copyright Office with respect to the security interest of the Collateral Agent.

4.4 Other Actions.

(a) If any issuer of any Pledged Equity Interest is organized under a jurisdiction outside of the United States, each Grantor shall take such additional actions, including, without limitation, causing the issuer to register the pledge on its books and records or making such filings or recordings, in each case as may be necessary or advisable, under the laws of such issuer’s jurisdiction as the Collateral Agent may reasonably request to ensure the validity, perfection and priority of the security interest of the Collateral Agent in such Pledged Equity Interest.

(b) With respect to any Pledged Partnership Interests and Pledged LLC Interests included in the Collateral, if the Grantors own less than 100% of the equity interests in any issuer of such Pledged Partnership Interests or Pledged LLC Interests, Grantors shall use their commercially reasonable efforts to obtain the consent of each other holder of partnership interest or limited liability company interests in such issuer to the security interest of the Collateral Agent hereunder and following an Event of Default, the transfer of such Pledged Partnership Interests and Pledged LLC Interests to the Collateral Agent of its designee, and to the substitution of the Collateral Agent or its designee as a partner or member with all the rights and powers related thereto. Each Grantor consents to the grant by each other Grantor of a Lien in all Investment Related Property to the Collateral Agent and without limiting the generality of the foregoing consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to the Collateral Agent or its designee following an Event of Default and to the substitution of the Collateral Agent or its designee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

(c) With respect to any Good which is covered by a certificate of title under a statute of any jurisdiction under the law of which indication of a security interest on such certificate is required as a condition of perfection thereof, upon the reasonable request of the Collateral Agent, such Grantor shall (A) provide information with respect to any such Goods, (B) execute and file with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created hereunder on such certificate of title, and (C) deliver to the Collateral Agent copies of all such applications or other documents filed and copies of all such certificates of title issued indicating the security interest created hereunder in the items of Goods covered thereby.

4.5 Timing and Notice. With respect to any Collateral in existence on the Closing Date, each Grantor shall comply with the requirements of Section 4 on the date hereof and, with respect to any Collateral hereafter owned or acquired, such Grantor shall comply with such requirements within fifteen (15) days of Grantor acquiring rights therein (or such longer period of time agreed to by the Collateral Agent in its sole discretion). Each Grantor shall promptly inform the Collateral Agent of its acquisition of any Collateral for which any action is required by Section 4 hereof (including, for the avoidance of doubt, the filing of any applications for, or the issuance or registration of, any Patents, Copyrights or Trademarks).

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SECTION 5.	REPRESENTATIONS AND WARRANTIES.

Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:

5.1 Grantor Information and Status.

(a) Schedule 5.1(A) and (B) (as such schedule may be amended or supplemented by Borrower from time to time) sets forth under the appropriate headings: (1) the full legal name of such Grantor, (2) all trade names or other names under which such Grantor currently conducts business, (3) the type of organization of such Grantor, (4) the jurisdiction of organization of such Grantor, (5) its organizational identification number, if any, and (6) the jurisdiction where the chief executive office or its sole place of business is located.

(b) except as provided on Schedule 5.1(C) (as such schedule may be amended or supplemented by Borrower from time to time), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) and has not done business under any other name, in each case, within the past five (5) years;

(c) it has not within the last five (5) years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated;

(d) such Grantor has been duly organized and is validly existing as an entity of the type as set forth opposite such Grantor’s name on Schedule 5.1(A) solely under the laws of the jurisdiction as set forth opposite such Grantor’s name on Schedule 5.1(A) and remains duly existing as such. Such Grantor has not filed any certificates of dissolution or liquidation, any certificates of domestication, transfer or continuance in any other jurisdiction; and

(e) no Grantor is a “transmitting utility” (as defined in Section 9-102(a)(80) of the UCC).

5.2 Collateral Identification, Special Collateral.

(a) Schedule 5.2 (as such schedule may be amended or supplemented by Borrower from time to time) sets forth under the appropriate headings all of such Grantor’s: (1) Pledged Equity Interests, (2) Pledged Debt, (3) Securities Accounts, (4) Deposit Accounts, (5) Commodity Contracts and Commodity Accounts, (6) United States and foreign registrations and issuances of and applications for Patents, Trademarks, and Copyrights owned by each Grantor, (7) Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses constituting Material Intellectual Property, (8) Commercial Tort Claims other than any Commercial Tort Claims having a value of less than $500,000 individually or $2,500,000 in the aggregate, (9) Letter of Credit Rights for letters of credit other than any Letters of Credit Rights worth less than $500,000 individually or $2,500,000 in the aggregate, (10) the name and address of any warehouseman, bailee or other third party in possession of any Inventory, Equipment and other tangible personal property other than any Inventory, Equipment or other tangible person property having a value less than $500,000 individually or $2,500,000 in the aggregate, and (11) Material Contracts. Each Grantor shall supplement such schedules as necessary to ensure that such schedules are accurate on each Credit Date;

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(b) none of the Collateral constitutes, or is the Proceeds of, (1) Farm Products, (2) As-Extracted Collateral, (3) Manufactured Homes, (4) Health-Care-Insurance Receivables; (5) timber to be cut, or (6) aircraft, aircraft engines, satellites, ships or railroad rolling stock. No material portion of the collateral consists of motor vehicles or other goods subject to a certificate of title statute of any jurisdiction;

(c) all information supplied by any Grantor with respect to any of the Collateral (taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects; and

(d) no Excluded Asset is material to the business of such Grantor other than the Equity Interests of the Non-Recourse Subsidiaries.

5.3 Ownership of Collateral and Absence of Other Liens.

(a) it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral, free and clear of any and all Liens, rights or claims of all other Persons, including, without limitation, liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person other than Permitted Liens; provided however that such Permitted Liens shall not be prior to the liens granted hereunder except for Liens permitted under Sections 6.2(b), 6.2(c), 6.2(d), 6.2(e), 6.2(f), 6.2(g), 6.2(h), 6.2(j), 6.2(l) and 6.2(v) of the Credit Agreement; and

(b) other than any financing statements filed in favor of the Collateral Agent, no effective financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (x) financing statements for which duly authorized proper termination statements have been delivered to the Collateral Agent for filing and (y) financing statements filed in connection with Permitted Liens. Other than the Collateral Agent and any automatic control in favor of a Bank, Securities Intermediary or Commodity Intermediary maintaining a Deposit Account, Securities Account or Commodity Contract, no Person is in Control of any Collateral.

5.4 Status of Security Interest.

(a) upon the filing of financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 5.4 hereof (as such schedule may be amended or supplemented by Borrower from time to time), the security interest of the Collateral Agent in all Collateral that can be perfected by the filing of a financing statement under the Uniform Commercial Code as in effect in any jurisdiction will constitute a valid, perfected, first priority Lien with respect to such Collateral, subject in the case of priority only, to any Liens permitted under Sections 6.2(b), 6.2(c), 6.2(d), 6.2(e), 6.2(f), 6.2(g), 6.2(h), 6.2(j), 6.2(l) and 6.2(v) of the Credit Agreement. Each agreement purporting to give the Collateral Agent Control over any Collateral is effective to establish the Collateral Agent’s Control of the Collateral subject thereto;

(b) to the extent perfection or priority of the security interest therein is not subject to Article 9 of the UCC, upon recordation of the security interests granted hereunder in Patents, Trademarks, Copyrights and exclusive Copyright Licenses in the United States Patent and Trademark Office and the United States Copyright Office, the security interests granted to the Collateral Agent hereunder shall constitute valid, perfected, first priority Liens with respect to Patents, Trademarks and Copyrights applied for or registered in the United States (subject, in the case of priority only, to any Liens permitted under Sections 6.2(b), 6.2(c), 6.2(d), 6.2(e), 6.2(f), 6.2(g), 6.2(h), 6.2(j), 6.2(l) and 6.2(v) of the Credit Agreement);

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(c) no authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other Person is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the filings contemplated by clause (a) above and (B) as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities; and

(d) each Grantor is in compliance with its obligations under Section 4 hereof.

5.5 Goods and Receivables.

other than any Inventory or Equipment in transit, all of the Equipment and Inventory included in the Collateral is located only at the locations specified in Schedule 5.5 (as such schedule may be amended or supplemented by Borrower from time to time).

5.6 Pledged Equity Interests, Investment Related Property.

(a) it is the record and beneficial owner of the Pledged Equity Interests free of all Liens, rights or claims of other Persons and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements (other than Organizational Documents) outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests except as set forth on Schedule 5.2 (as such schedule may be amended or supplemented by Borrower from time to time to reflect warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements, expressly permitted by the Credit Agreement;

(b) no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Pledged Equity Interests or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof except such as have been obtained; and

(c) all of the Pledged LLC Interests and Pledged Partnership Interests are or represent interests that by their terms provide that they are (i) not dealt in or traded on securities exchanges or in securities markets, (ii) not “investment company securities” (as defined in Section 8-103(b) of the UCC) and (iii) not represented by certificates (unless authorized in writing by the Collateral Agent), and no Pledged LLC Interests or Pledged Partnership Interests provide, in the related membership or partnership agreement or otherwise, that they are securities governed by the uniform commercial code of any jurisdiction (unless authorized in writing by the Collateral Agent).

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5.7 Intellectual Property.

Except in each case to the extent that would not reasonably be expected to result in a Material Adverse Effect,

(a) it is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property listed on Schedule 5.2(II) (as such schedule may be amended or supplemented by Borrower from time to time), and owns or has the valid right to use and, where such Grantor does so, sublicense others to use, all other Intellectual Property used in or necessary to conduct its business, free and clear of all Liens, claims and licenses, except for Permitted Liens (and, with respect to priority only, any Liens permitted under Sections 6.2(b), 6.2(c), 6.2(d), 6.2(e), 6.2(f), 6.2(g), 6.2(h), 6.2(j), 6.2(l) and 6.2(v) of the Credit Agreement) and the licenses set forth on Schedule 5.2(II) (as such schedule may be amended or supplemented by Borrower from time to time);

(b) all Intellectual Property of such Grantor is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, nor, in the case of Patents, is any of the Intellectual Property the subject of a reexamination proceeding, and such Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Copyrights, Patents and Trademarks of such Grantor in full force and effect;

(c) no holding, decision, ruling, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity, enforceability, or scope of, or such Grantor’s right to register, own or use, any Intellectual Property of such Grantor, and no such action or proceeding is pending or, to the best of such Grantor’s knowledge, threatened;

(d) all registrations, issuances and applications for Copyrights, Patents and Trademarks of such Grantor are standing in the name of such Grantor, and none of the Trademarks, Patents, Copyrights or Trade Secrets owned by such Grantor have been licensed by such Grantor to any Affiliate or third party, except as disclosed in Schedule 5.2(II) (as such schedule may be amended or supplemented by Borrower from time to time);

(e) all Copyrights owned by such Grantor have been registered with the United States Copyright Office or, where appropriate, any foreign counterpart.

(f) such Grantor has not made a previous assignment, sale, transfer, exclusive license, or similar arrangement constituting a present or future assignment, sale, transfer, exclusive license or similar arrangement of any Intellectual Property that has not been terminated or released;

(g) such Grantor has been using appropriate statutory notice of registration in connection with its use of registered Trademarks, proper marking practices in connection with its use of Patents, and appropriate notice of copyright in connection with the publication of Copyrights;

(h) the conduct of such Grantor’s business does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property right of any other Person; no claim has been made in the past three (3) years that the use of any Intellectual Property owned or used by such Grantor (or any of its respective licensees) infringes, misappropriates, dilutes or otherwise violates the asserted rights of any other Person; and no demand that such Grantor enter into a license or co-existence agreement has been made but not resolved;

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(i) to the best of such Grantor’s knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any rights in any Intellectual Property owned, licensed or used by such Grantor, or any of its respective licensees; and

(j) to the best of such Grantor’s knowledge, no settlement or consents, covenants not to sue, co-existence agreements, non-assertion assurances, or releases have been entered into by such Grantor or bind such Grantor in a manner that could adversely affect such Grantor’s rights to own, license or use any Intellectual Property.

SECTION 6.	COVENANTS AND AGREEMENTS.

Each Grantor hereby covenants and agrees that:

6.1 Grantor Information and Status.

(a) it shall not change such Grantor’s name, ownership of any Pledged Equity Interests, organizational identification number, chief executive office or sole place of business or type of organization or jurisdiction of organization unless it shall have (i) given prompt prior written notice to the Collateral Agent and (ii) if applicable, taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Collateral granted or intended to be granted and agreed to hereby, which in the case of any merger or other change in ownership of any Pledged Equity Interests shall include, without limitation, executing and delivering to the Collateral Agent a completed Pledge Supplement together with all Supplements to Schedules thereto, upon completion of such merger or other change in ownership of any Pledged Equity Interests confirming the grant of the security interest hereunder.

(b) it shall notify the Collateral Agent in writing within thirty (30) days of any change in such Grantor’s chief executive office and take all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Collateral granted or intended to be granted and agreed to hereby.

6.2 Collateral Identification; Special Collateral.

(a) in the event that it hereafter acquires any Collateral of a type described in Section 5.2(b) hereof, it shall promptly notify the Collateral Agent thereof in writing and take such actions and execute such documents and make such filings all at Grantor’s expense as the Collateral Agent may reasonably request in order to ensure that the Collateral Agent has a valid, perfected, first priority security interest in such Collateral, subject to Permitted Liens (and, with respect to priority only, any Liens permitted under Sections 6.2(b), 6.2(c), 6.2(d), 6.2(e), 6.2(f), 6.2(g), 6.2(h), 6.2(j), 6.2(l) and 6.2(v) of the Credit Agreement).

(b) in the event that it hereafter acquires or has any Commercial Tort Claim in excess of $500,000 individually or $2,500,000 in the aggregate, it shall deliver to the Collateral Agent a completed Pledge Supplement together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.

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6.3 Ownership of Collateral and Absence of Other Liens. Except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, other than Permitted Liens, and such Grantor shall defend the Collateral against all Persons at any time claiming any interest therein.

6.4 Status of Security Interest.

(a) subject to the limitations set forth in subsection (b) of this Section 6.4, each Grantor shall maintain the security interest of the Collateral Agent hereunder in all Collateral as valid, perfected, first priority Liens (subject, in the case of priority only, to any Liens permitted under Sections 6.2(b), 6.2(c), 6.2(d), 6.2(e), 6.2(f), 6.2(g), 6.2(h), 6.2(j), 6.2(l) and 6.2(v) of the Credit Agreement).

(b) notwithstanding the foregoing, no Grantor shall be required to take any action to perfect any Collateral that can only be perfected by (i) Control, (ii) foreign filings with respect to Intellectual Property, or (iii) filings with registrars of motor vehicles or similar governmental authorities with respect to goods covered by a certificate of title, in each case except as and to the extent specified in Section 4 hereof.

6.5 Goods and Receivables.

(a) it shall not deliver any Document evidencing any Equipment or Inventory to any Person other than the issuer of such Document to claim the Goods evidenced thereby or the Collateral Agent.

(b) if any Equipment or Inventory in excess of $500,000 individually or $2,500,000 in the aggregate is in possession or control of any warehouseman, bailee or other third party (other than a Consignee under a Consignment for which such Grantor is the Consignor), upon the Collateral Agent’s request each Grantor shall join with the Collateral Agent in notifying the third party of the Collateral Agent’s security interest and shall use commercially reasonable efforts to obtain an acknowledgment from the third party that it is holding the Equipment and Inventory for the benefit of the Collateral Agent and will permit the Collateral Agent to have access to Equipment or Inventory for purposes of inspecting such Collateral or, following an Event of Default, to remove same from such premises if the Collateral Agent so elects; and with respect to any Goods subject to a Consignment for which such Grantor is the Consignor, Grantor shall file appropriate financing statements against the Consignee and take such other action as may be necessary to ensure that the Grantor has a first priority perfected security interest in such Goods.

(c) it shall keep and maintain at its own cost and expense complete and accurate records with respect to all Receivables as is in accordance with such customary and prudent practices used in industries that are the same or similar to those in which such Grantor is engaged, including accounting records indicating all payments and proceeds received with respect to the Receivables, except where the failure to do so would not be materially adverse to the interests of the Secured Parties;

(d) other than in the ordinary course of business (i) it shall not amend, modify, terminate or waive any provision of any Receivable in any manner which could reasonably be expected to have a material adverse effect on the value of such Receivable; (ii) following and during the continuation of an Event of Default, such Grantor shall not (w) grant any extension or renewal of the time of payment of any Receivable, (x) compromise or settle any

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dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof, or (z) allow any credit or discount thereon; and

(e) the Collateral Agent shall have the right at any time to notify, or require any Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in the Receivables and any Supporting Obligation and, in addition, at any time following the occurrence and during the continuation of an Event of Default, the Collateral Agent may: (i) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent; (ii) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent; and (iii) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If the Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in the Collateral Account maintained under the sole dominion and control of the Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon.

6.6 Pledged Equity Interests, Investment Related Property.

(a) except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Pledged Equity Interest or other Investment Related Property, upon the merger, consolidation, liquidation or dissolution of any issuer of any Pledged Equity Interest or Investment Related Property, then (a) such dividends, interest or distributions shall be included in the definition of Collateral without further action and (b) such Grantor shall immediately take all steps, if any, necessary or advisable to ensure the validity, perfection, priority and, if applicable, control of the Collateral Agent over such dividends, interest or distributions and pending any such action such Grantor shall be deemed to hold such dividends, interest or distributions in trust for the benefit of the Collateral Agent and shall segregate such dividends, interest or distributions from all other property of such Grantor. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent authorizes each Grantor to retain and use all dividends, interest and distributions subject to the terms set forth in the Credit Agreement;

(b) Voting.

(i) So long as no Event of Default shall have occurred and be continuing, except as otherwise provided under the covenants and agreements relating to Investment Related Property in this Agreement or elsewhere herein or in the Credit Agreement, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; and

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(ii) Upon the occurrence and during the continuation of an Event of Default and upon prior written notice from the Collateral Agent:

(1)	all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and

(2)	in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (2) each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 8.1; and

(c) except as expressly permitted by the Credit Agreement, without the prior written consent of the Collateral Agent, it shall not vote to enable or take any other action to: (i) amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents in any way that changes the rights of such Grantor with respect to any Investment Related Property in a manner that would reasonably be expected to have a Material Adverse Effect or adversely affect the validity, perfection or priority of the Collateral Agent’s security interest, or (ii) cause any issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC; provided, however, notwithstanding the foregoing, if any issuer of any Pledged Partnership Interests or Pledged LLC Interests takes any such action in violation of the foregoing in this clause (c), such Grantor shall promptly notify the Collateral Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Collateral Agent’s “control” thereof.

6.7 Intellectual Property.

(a) it shall not do any act or omit to do any act whereby any of the Intellectual Property may lapse, or become abandoned, canceled, dedicated to the public, forfeited, unenforceable or otherwise impaired, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein, in each case except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect;

(b) it shall not, with respect to any Trademarks, cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademark at a level at least substantially consistent with the quality of such products and services as of the date hereof, and such Grantor shall take all steps necessary to insure that licensees of such Trademarks use such consistent standards of quality, in each case except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect;

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(c) it shall, within thirty (30) days of the creation or acquisition or exclusive license of any copyrightable work, apply to register the Copyright in the United States Copyright Office or, where appropriate, any foreign counterpart and, in the case of an exclusive Copyright License in respect of a registered Copyright, record such license, in the United States Copyright Office or, where appropriate, any foreign counterpart, in each case except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect;

(d) it shall promptly notify the Collateral Agent if it knows or has reason to know that any item of Intellectual Property may become (i) abandoned or dedicated to the public or placed in the public domain, (ii) invalid or unenforceable, (iii) subject to any adverse determination or development regarding such Grantor’s ownership, registration or use or the validity or enforceability of such item of Intellectual Property (including the institution of, or any adverse development with respect to, any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court) or (iv) the subject of any reversion or termination rights, in each case except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect;

(e) it shall take all reasonable steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration or issuance of each Trademark, Patent, and Copyright owned by or exclusively licensed to any Grantor, including, but not limited to, those items on Schedule 5.2(II) (as such schedule may be amended or supplemented by Borrower from time to time) except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect;

(f) it shall use best efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could or may in any way materially impair or prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any property included within the definitions of any Intellectual Property acquired under such contracts except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect;

(g) in the event that any Intellectual Property owned by or exclusively licensed to any Grantor is infringed, misappropriated, diluted or otherwise violated by a third party, such Grantor shall promptly take all reasonable actions to stop such infringement, misappropriation, dilution or other violation and protect its rights in such Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect;

(h) it shall take all steps reasonably necessary to protect the secrecy of all Trade Secrets, including, without limitation, entering into confidentiality agreements with employees and consultants and labeling and restricting access to secret information and documents except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; and

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(i) it shall continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the Material Intellectual Property or any portion thereof. In connection with such collections, such Grantor may take and, following the occurrence and during the continuance of an Event of Default at the Collateral Agent’s reasonable direction, shall take) such action as such Grantor or the Collateral Agent may deem reasonably necessary or advisable to enforce collection of such amounts. Notwithstanding the foregoing, the Collateral Agent shall have the right at any time following the occurrence and during the continuance of an Event of Default, to notify, or require any Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest created hereby.

SECTION 7.	FURTHER ASSURANCES; ADDITIONAL GRANTORS.

7.1 Further Assurances.

(a) Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

(i) file such financing or continuation statements, or amendments thereto, record security interests in Intellectual Property and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary, or as the Collateral Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby;

(ii) take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in any Intellectual Property with any intellectual property registry in which said Intellectual Property is registered or issued or in which an application for registration or issuance is pending, including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office, the various Secretaries of State, and the foreign counterparts on any of the foregoing, as applicable; provided that foreign filings with respect to Intellectual Property shall be required only upon the request of the Collateral Agent and solely to the extent the practical benefit to the Secured Parties afforded by such perfection exceeds the cost of obtaining the same (as reasonably determined by the Collateral Agent);

(iii) at any reasonable time, upon reasonable request by the Collateral Agent, assemble the Collateral and allow inspection of the Collateral by the Collateral Agent, or persons designated by the Collateral Agent;

(iv) at the Collateral Agent’s request, appear in and defend any action or proceeding that may affect such Grantor’s title to or the Collateral Agent’s security interest in all or any part of the Collateral; and

(v) furnish the Collateral Agent with such information regarding the Collateral, including, without limitation, the location thereof, as the Collateral Agent may reasonably request from time to time.

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(b) Each Grantor hereby authorizes the Collateral Agent to file a Record or Records, including, without limitation, financing or continuation statements, Intellectual Property Security Agreements and amendments and supplements to any of the foregoing, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including, without limitation, describing such property as “all assets, whether now owned or hereafter acquired, developed or created” or words of similar effect. Each Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

(c) Each Grantor hereby authorizes the Collateral Agent to modify this Agreement after obtaining such Grantor’s approval of or signature to such modification by amending Schedule 5.2 (as such schedule may be amended or supplemented by Borrower from time to time) to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.

7.2 Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Pledge Supplement. Upon delivery of any such Pledge Supplement to the Collateral Agent, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Agent not to cause any subsidiary of Borrower to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder. Notwithstanding anything herein to the contrary, in no event shall a Controlled Foreign Corporation become a Grantor or an Additional Grantor.

SECTION 8.	COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

8.1 Power of Attorney. Each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:

(a) upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Credit Agreement;

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(b) upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(d) upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(e) to prepare and file any UCC financing statements against such Grantor as debtor;

(f) to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in any Intellectual Property in the name of such Grantor as debtor;

(g) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and

(h) upon the occurrence and during the continuance of any Event of Default, generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

8.2 No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

8.3 Appointment Pursuant to Credit Agreement. The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement. The rights, duties, privileges, immunities and indemnities of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement.

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SECTION 9.	REMEDIES.

9.1 Generally.

(a) If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and

(iv) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.

(b) The Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it

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would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way limit the rights of the Collateral Agent hereunder.

(c) The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d) The Collateral Agent shall have no obligation to marshal any of the Collateral.

9.2 Application of Proceeds. Except as expressly provided elsewhere in this Agreement, all proceeds received by the Collateral Agent in the event that an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 of the Credit Agreement and in respect of any sale of, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against, the Secured Obligations in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, and all amounts for which the Collateral Agent is entitled to indemnification hereunder (in its capacity as the Collateral Agent and not as a Lender) and all advances made by the Collateral Agent hereunder for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy hereunder or under the Credit Agreement, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Secured Obligations for the ratable benefit of the Secured Parties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of the applicable Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

9.3 Sales on Credit. If Collateral Agent sells any of the Collateral upon credit, the relevant Grantor will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.

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9.4 Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

9.5 Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Section 9 hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable (during the term of this Agreement), non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks, to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired, developed or created by such Grantor, wherever the same may be located. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

9.6 Intellectual Property.

(a) Anything contained herein to the contrary notwithstanding, in addition to the other rights and remedies provided herein, upon the occurrence and during the continuation of an Event of Default:

(i) the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in the Collateral Agent’s sole discretion, to enforce any Intellectual Property rights of such Grantor, in which event such Grantor

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shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents required by the Collateral Agent in aid of such enforcement, and such Grantor shall promptly, upon demand, reimburse and indemnify the Collateral Agent as provided in Section 12 hereof in connection with the exercise of its rights under this Section 9.6, and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any Intellectual Property rights as provided in this Section 9.6, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement, misappropriation, dilution or other violation of any of such Grantor’s rights in the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing, misappropriating, diluting or otherwise violating as shall be necessary to prevent such infringement, misappropriation, dilution or other violation;

(ii) upon written demand from the Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent or such Collateral Agent’s designee all of such Grantor’s right, title and interest in and to any Intellectual Property and shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;

(iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that the Collateral Agent (or any other Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, any such Intellectual Property;

(iv) within five (5) Business Days after written notice from the Collateral Agent, each Grantor shall make available to the Collateral Agent, to the extent within such Grantor’s power and authority, such personnel in such Grantor’s employ on the date of such Event of Default as the Collateral Agent may reasonably designate, by name, title or job responsibility, to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Grantor under or in connection with any Trademarks or Trademark Licenses, such persons to be available to perform their prior functions on the Collateral Agent’s behalf and to be compensated by the Collateral Agent at such Grantor’s expense on a per diem, pro-rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default; and

(v) the Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of any Intellectual Property of such Grantor, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;

(1)	all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 9.7 hereof; and

(2)	Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

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(b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to any Intellectual Property of such Grantor shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.

9.7 Cash Proceeds; Deposit Accounts.

(a) If any Event of Default shall have occurred and be continuing and the Collateral Agent so requests in writing, in addition to the rights of the Collateral Agent specified in Section 6.5 with respect to payments of Receivables, all proceeds of any Collateral received by any Grantor consisting of cash, checks and other near-cash items (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required) and held by the Collateral Agent in the Collateral Account. Any Cash Proceeds received by the Collateral Agent (whether from a Grantor or otherwise) may, in the sole discretion of the Collateral Agent, (A) be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by the Collateral Agent against the Secured Obligations then due and owing.

(b) If any Event of Default shall have occurred and be continuing, the Collateral Agent may apply the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Collateral Agent.

SECTION 10.	COLLATERAL AGENT.

The Collateral Agent has been appointed to act as Collateral Agent hereunder by Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with

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this Agreement and the Credit Agreement; provided, the Collateral Agent shall, after payment in full of all Obligations under the Credit Agreement and the other Credit Documents, exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of the holders (the “Majority Holders”) of a majority of the aggregate “settlement amount” as defined in the Hedge Agreements (or, with respect to any Hedge Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Hedge Agreement) under all Hedge Agreements. For purposes of the foregoing sentence, settlement amount for any Hedge that has not been terminated shall be the settlement amount as of the last Business Day of the month preceding any date of determination and shall be calculated by the appropriate swap counterparties and reported to the Collateral Agent upon request; provided any Hedge Agreement with a settlement amount that is a negative number shall be disregarded for purposes of determining the Majority Holders. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Section. The provisions of the Credit Agreement relating to the Collateral Agent including, without limitation, the provisions relating to resignation or removal of the Collateral Agent and the powers and duties and immunities of the Collateral Agent are incorporated herein by this reference and shall survive any termination of the Credit Agreement.

SECTION 11.	CONTINUING SECURITY INTEREST; TRANSFER OF LOANS; RELEASE.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations (other than contingent or indemnification obligations for which no claim has been made and subject to the Borrower’s right pursuant to Section 9.8(d) of the Credit Agreement to request termination of the security interest upon payment in full of all of the Secured Obligations other than the Hedging Obligations) and the cancellation or termination of the Commitments and the cancellation, expiration, posting of backstop letters of credit or cash collateralization of all outstanding Letters of Credit satisfactory to the issuer(s) of such Letters of Credit, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full of all Secured Obligations (other than contingent or indemnification obligations for which no claim has been made) and the cancellation or termination of the Commitments and the cancellation, expiration, posting of backstop letters of credit or cash collateralization of all outstanding Letters of Credit satisfactory to the issuer(s) of such Letters of Credit, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to the Grantors. Upon any such termination the Collateral Agent shall, at the Grantors’ expense, execute and deliver to the Grantors or otherwise authorize the filing of such documents as the Grantors shall reasonably request, including financing statement amendments to evidence such termination. Upon any disposition of property permitted by the Credit Agreement, the Liens granted herein shall be deemed to be automatically released and such property shall automatically revert to the applicable Grantor with no further action on the part of any Person. The Collateral Agent shall, at the applicable Grantor’s expense, execute and deliver or otherwise authorize the filing of such

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documents as such Grantor shall reasonably request, in form and substance reasonably satisfactory to the Collateral Agent, including financing statement amendments to evidence such release.

SECTION 12.	STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 10.2 of the Credit Agreement. The Collateral Agent shall provide prompt written notice to the applicable Grantor following its performance of any such agreement which such Grantor has failed to perform under this Agreement.

SECTION 13.	MISCELLANEOUS.

Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.1 of the Credit Agreement. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and the Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder. This Agreement and the other Credit Documents embody the entire agreement and understanding between the Grantors and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or

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more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

THE PROVISIONS OF THE CREDIT AGREEMENT UNDER THE HEADINGS “CONSENT TO JURISDICTION”, “WAIVER OF JURY TRIAL” AND “AMENDMENTS AND WAIVERS” ARE INCORPORATED HEREIN BY THIS REFERENCE AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT.

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IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

TERRAFORM POWER, LLC,
as Grantor

By:
Name:
Title:

TERRAFORM POWER OPERATING, LLC, as Grantor

By:
Name:
Title:

[ADDITIONAL GUARANTORS], as Grantor

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as Collateral Agent

By:
Authorized Signatory

SCHEDULE 5.1

TO PLEDGE AND SECURITY AGREEMENT

GENERAL INFORMATION

(A)	Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business and Organizational Identification Number of each Grantor:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office/Sole Place of Business	Organization I.D.#
TerraForm Power, LLC	LLC	Delaware	12500 Baltimore Avenue, Beltsville, 20705	5482315
TerraForm Power Operating, LLC	LLC	Delaware	12500 Baltimore Avenue, Beltsville, 20705	5483468
SunEdison Yieldco Chile HoldCo, LLC	LLC	Delaware	12500 Baltimore Avenue, Beltsville, 20705	5499615
SunEdison Yieldco UK HoldCo 2, LLC	LLC	Delaware	12500 Baltimore Avenue, Beltsville, 20705	5499626
SunEdison Yieldco UK HoldCo 3, LLC	LLC	Delaware	12500 Baltimore Avenue, Beltsville, 20705	5499621
SunEdison Yieldco UK HoldCo 4, LLC	LLC	Delaware	12500 Baltimore Avenue, Beltsville, 20705	5500058
SunEdison Yieldco Nellis HoldCo, LLC	LLC	Delaware	12500 Baltimore Avenue, Beltsville, 20705	5499630
SunEdison Canada Yieldco, LLC	LLC	Delaware	12500 Baltimore Avenue, Beltsville, 20705	5496603
SunEdison Yieldco DG–VIII Holdings, LLC	LLC	Delaware	12500 Baltimore Avenue, Beltsville, 20705	5502863
SUNEDISON YIELDCO DG HOLDINGS, LLC	LLC	Delaware	12500 Baltimore Avenue, Beltsville, 20705	5503270
SunEdison Yieldco, DGS Holdings, LLC	LLC	Delaware	12500 Baltimore Avenue, Beltsville, 20705	5534963
SunEdison Yieldco, Enfinity Holdings, LLC	LLC	Delaware	12500 Baltimore Avenue, Beltsville, 20705	5534966
SunEdison Yieldco Regulus Holdings, LLC	LLC	Delaware	12500 Baltimore Avenue, Beltsville, 20705	5502878

SCHEDULE 5.1-1

SunEdison Yieldco ACQ1, LLC	LLC	Delaware	12500 Baltimore Avenue, Beltsville, 20705	5502865
SunEdison Yieldco ACQ2, LLC	LLC	Delaware	12500 Baltimore Avenue, Beltsville, 20705	5502869
SunEdison Yieldco ACQ3, LLC	LLC	Delaware	12500 Baltimore Avenue, Beltsville, 20705	5502870
SunEdison Yieldco ACQ4, LLC	LLC	Delaware	12500 Baltimore Avenue, Beltsville, 20705	5502873
SunEdison Yieldco ACQ5, LLC	LLC	Delaware	12500 Baltimore Avenue, Beltsville, 20705	5534948
SunEdison Yieldco ACQ6, LLC	LLC	Delaware	12500 Baltimore Avenue, Beltsville, 20705	5534950
SunEdison Yieldco ACQ7, LLC	LLC	Delaware	12500 Baltimore Avenue, Beltsville, 20705	5534953
SunEdison Yieldco ACQ8, LLC	LLC	Delaware	12500 Baltimore Avenue, Beltsville, 20705	5534955
SunEdison Yieldco ACQ9, LLC	LLC	Delaware	12500 Baltimore Avenue, Beltsville, 20705	5534958
TerraForm Power IVS I Holdings, LLC	LLC	Delaware	12500 Baltimore Avenue, Beltsville, 20705	5555718

(B)	Other Names (including any Trade Name or Fictitious Business Name) under which each Grantor currently conducts business:

Full Legal Name	Trade Name or Fictitious Business Name
None

(C)	Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business and Corporate Structure within past five (5) years:

Grantor	Date of Change	Description of Change
TerraForm Power, LLC	May 22, 2014	Name changed from SunEdison Yieldco, LLC to TerraForm Power, LLC
TerraForm Power Operating, LLC	May 22, 2014	Name changed from SunEdison Yieldco Operating, LLC to TerraForm Power, LLC

SCHEDULE 5.1-2

SCHEDULE 5.2

TO PLEDGE AND SECURITY AGREEMENT

COLLATERAL IDENTIFICATION

I.	INVESTMENT RELATED PROPERTY

(A)	Pledged Stock:

Grantor	Stock Issuer	Class of Stock	Certificated (Y/N)	Stock Certificate No.	Par Value	No. of Pledged Stock	Percentage of Outstanding Stock of the Stock Issuer

None

Pledged LLC Interests:

Grantor	Limited Liability Company	Certificated (Y/N)	Certificate No. (if any)	Percentage of Outstanding LLC Interests of the Limited Liability Company Pledged
TerraForm Power, LLC	TerraForm Power Operating, LLC	N	N/A	100%
TerraForm Power Operating, LLC	SunEdison Yieldco Chile HoldCo, LLC	N	N/A	100%
SunEdison Yieldco Operating, LLC	SunEdison Yieldco UK HoldCo 2, LLC	N	N/A	100%
TerraForm Power Operating, LLC	SunEdison Yieldco UK HoldCo 3, LLC	N	N/A	100%
TerraForm Power Operating, LLC	SunEdison Yieldco UK HoldCo 4, LLC	N	N/A	100%
TerraForm Power Operating, LLC	SunEdison Yieldco Nellis HoldCo, LLC	N	N/A	100%
TerraForm Power Operating, LLC	SunEdison Canada Yieldco, LLC	N	N/A	100%
TerraForm Power Operating, LLC	SunEdison Yieldco DG–VIII Holdings, LLC	N	N/A	100%
TerraForm Power Operating, LLC	SUNEDISON YIELDCO DG HOLDINGS, LLC	N	N/A	100%
TerraForm Power Operating, LLC	SunEdison Yieldco, DGS Holdings, LLC	N	N/A	100%
TerraForm Power Operating, LLC	SunEdison Yieldco, Enfinity Holdings, LLC	N	N/A	100%

SCHEDULE 5.2-1

TerraForm Power Operating, LLC	SunEdison Yieldco Regulus Holdings, LLC	N	N/A	100%
TerraForm Power Operating, LLC	SunEdison Yieldco ACQ1, LLC	N	N/A	100%
TerraForm Power Operating, LLC	SunEdison Yieldco ACQ2, LLC	N	N/A	100%
TerraForm Power Operating, LLC	SunEdison Yieldco ACQ3, LLC	N	N/A	100%
TerraForm Power Operating, LLC	SunEdison Yieldco ACQ4, LLC	N	N/A	100%
TerraForm Power Operating, LLC	SunEdison Yieldco ACQ5, LLC	N	N/A	100%
TerraForm Power Operating, LLC	SunEdison Yieldco ACQ6, LLC	N	N/A	100%
TerraForm Power Operating, LLC	SunEdison Yieldco ACQ7, LLC	N	N/A	100%
TerraForm Power Operating, LLC	SunEdison Yieldco ACQ8, LLC	N	N/A	100%
TerraForm Power Operating, LLC	SunEdison Yieldco ACQ9, LLC	N	N/A	100%
TerraForm Power Operating, LLC	TerraForm Power IVS I Holdings, LLC	N	N/A	100%

Pledged Partnership Interests:

Grantor	Partnership	Type of Partnership Interests (e.g., general or limited)	Certificated (Y/N)	Certificate No. (if any)	Percentage of Outstanding Partnership Interests of the Partnership
None

SCHEDULE 5.2-2

Trust Interests or other Equity Interests not listed above:

Grantor	Trust	Class of Trust Interests	Certificated (Y/N)	Certificate No. (if any)	Percentage of Outstanding Trust Interests of the Trust
None

Pledged Debt:

Grantor	Issuer	Original Principal Amount		Outstanding Principal Balance		Issue Date	Maturity Date
SunEdison Yieldco ACQ1, LLC	Amanecer Solar Holdings SpA	USD	43,682,351	USD	43,682,351	March 20, 2014	June 30, 2022
SunEdison Yieldco UK HoldCo 3, LLC	SunE Green Holdco3, Ltd	GBP	3,785,888	GBP	3,785,888	March 14, 2014	On demand
TerraForm Power, LLC	SunEdison Yieldco UK HoldCo 3, LLC	USD	21,800,000	USD	21,800,000	April 9, 2014	On demand
TerraForm Power, LLC	SunEdison Yieldco UK HoldCo 3	USD	11,531,280	USD	11,531,280	April 9, 2014	On demand
TerraForm Power, LLC	SunEdison Yieldco UK HoldCo 3	GBP	20,000,000	GBP	20,000,000	April 9, 2014	On demand
SunEdison Yieldco UK HoldCo 3, LLC	SunE Green Holdco3, Ltd	GBP	20,000,000	GBP	20,000,000	April 9, 2014	On demand
TerraForm Power, LLC	SunEdison Yieldco UK HoldCo 3, LLC	GBP	22,000,000	GBP	22,000,000	April 22, 2014	On demand
SunEdison Yieldco UK HoldCo 3, LLC	SunE Green Holdco3, Ltd	GBP	22,000,000	GBP	22,000,000	April 22, 2014	On demand
TerraForm Power, LLC	SunE Green Holdco4, Ltd	GBP	15,945,773	GBP	15,945,773	May 16, 2014	On demand
TerraForm Power, LLC	SunE Green Holdco2, Ltd	GBP	24,069,645	GBP	24,069,645	July 1, 2014	July 1, 2024
TerraForm Power, LLC	SunE Green Holdco2, Ltd	GBP	16,014,973	GBP	16,014,973	July 1, 2014	July 1, 2024

SCHEDULE 5.2-1

TerraForm Power, LLC	SunE Green Holdco2, Ltd	GBP	2,133,538	GBP	2,133,538	July 1, 2014	July 1, 2024
TerraForm Power, LLC	Sune Project 1 Ltd	GBP	738,679	GBP	738,679	July 1, 2014	July 1, 2024
TerraForm Power, LLC	AEE Renewables UK 31 Ltd	GBP	4,755,214	GBP	4,755,214	July 1, 2014	July 1, 2024
TerraForm Power, LLC	SunEdison Marsh Hill, LLC	CAD	19,500,000	CAD	19,500,000	June 19, 2014	December 31, 2024
TerraForm Power, LLC	SunEdison Canada Yieldco Lindsay, LLC	CAD	10,019,820	CAD	10,019,820	June 26, 2014	December 31, 2024

Securities Account:

Grantor	Share of Securities Intermediary	Account Number	Account Name

None

Deposit Accounts:

Grantor	Name of Depositary Bank	Account Numbers	Account Name

TerraForm Power, LLC	Wells Fargo Bank, National Association	4773413638	SunEdison Yieldco LLC Operating Account
TerraForm Power, LLC	Wells Fargo Bank, National Association	4773413646	SunEdison Yieldco LLC Collection Account
TerraForm Power, LLC	Wells Fargo Bank, National Association	9643481675	SunEdison Yieldco LLC Controlled Disbursement Account
TerraForm Power, LLC	Wells Fargo Bank, National Association	4855075073	SunEdison Yieldco LLC Debt Service Reserve
TerraForm Power, LLC	Wells Fargo Bank, National Association	4855075081	SunEdison Yieldco LLC Escrow Account
TerraForm Power Operating, LLC	Wells Fargo Bank, National Association	4773413653	SunEdison Yieldco Operating LLC Operating Account
TerraForm Power Operating, LLC	Wells Fargo Bank, National Association	4773413661	SunEdison Yieldco Operating LLC Collection Account
TerraForm Power Operating, LLC	Wells Fargo Bank, National Association	9643481683	SunEdison Yieldco Operating Controlled Disbursement Account

SCHEDULE 5.2-2

Commodity Contracts and Commodity Accounts:

Grantor	Name of Commodity Intermediary	Account Number	Account Name
None

II. INTELLECTUAL PROPERTY

(A)	Copyrights

Grantor	Jurisdiction	Title of Work	Registration Number (if any)	Registration Date (if any)
None

(B)	Copyright Licenses

Grantor	Description of Copyright License	Registration Number (if any) of underlying Copyright	Name of Licensor

None

(C)	Patents

Grantor	Jurisdiction	Title of Patent	Patent Number/(Application Number)	Issue Date/(Filing Date)
None

(D)	Patent Licenses

Grantor	Description of Patent License	Patent Number of underlying Patent	Name of Licensor
None

SCHEDULE 5.2-3

(E)	Trademarks

Grantor	Jurisdiction	Trademark	Registration Number/(Serial Number)	Registration Date/(Filing Date)
None

(F)	Trademark Licenses

Grantor	Description of Trademark License	Registration Number of underlying Trademark	Name of Licensor
None

(G)	Trade Secret Licenses

None

III. COMMERCIAL TORT CLAIMS

Grantor	Commercial Tort Claims
None

IV. LETTER OF CREDIT RIGHTS

Grantor	Description of Letters of Credit
None

V. WAREHOUSEMAN, BAILEES AND OTHER THIRD PARTIES IN POSSESSION OF COLLATERAL

Grantor	Description of Property	Name and Address of Third Party
None

SCHEDULE 5.2-1

VI. MATERIAL CONTRACTS

Grantor	Description of Material Contract
None

SCHEDULE 5.2-2

SCHEDULE 5.4 TO PLEDGE AND SECURITY AGREEMENT

FINANCING STATEMENTS:

Grantor	Filing Jurisdiction(s)
TerraForm Power, LLC	Delaware

TerraForm Power Operating, LLC	Delaware

SunEdison Yieldco Chile HoldCo, LLC	Delaware

SunEdison Yieldco UK HoldCo 2, LLC	Delaware

SunEdison Yieldco UK HoldCo 3, LLC	Delaware

SunEdison Yieldco UK HoldCo 4, LLC	Delaware

SunEdison Yieldco Nellis HoldCo, LLC	Delaware

SunEdison Canada Yieldco, LLC	Delaware

SunEdison Yieldco DG–VIII Holdings, LLC	Delaware

SUNEDISON YIELDCO DG HOLDINGS, LLC	Delaware

SunEdison Yieldco, DGS Holdings, LLC	Delaware

SunEdison Yieldco, Enfinity Holdings, LLC	Delaware

SunEdison Yieldco Regulus Holdings, LLC	Delaware

SunEdison Yieldco ACQ1, LLC	Delaware

SunEdison Yieldco ACQ2, LLC	Delaware

SunEdison Yieldco ACQ3, LLC	Delaware

SunEdison Yieldco ACQ4, LLC	Delaware

SunEdison Yieldco ACQ5, LLC	Delaware

SunEdison Yieldco ACQ6, LLC	Delaware

SunEdison Yieldco ACQ7, LLC	Delaware

SunEdison Yieldco ACQ8, LLC	Delaware

SCHEDULE 5.4-1

SunEdison Yieldco ACQ9, LLC	Delaware

TerraForm Power IVS I Holdings, LLC	Delaware

SCHEDULE 5.4-2

SCHEDULE 5.5

TO PLEDGE AND SECURITY AGREEMENT

Grantor	Location of Equipment and Inventory
None

SCHEDULE 5.5-1

EXHIBIT A

TO PLEDGE AND SECURITY AGREEMENT

PLEDGE SUPPLEMENT

This PLEDGE SUPPLEMENT, dated [mm/dd/yy], is delivered by [NAME OF GRANTOR] a [NAME OF STATE OF INCORPORATION] [Corporation] (the “Grantor”) pursuant to the Pledge and Security Agreement, dated as of July 23, 2014 (as it may be from time to time amended, restated, modified or supplemented, the “Security Agreement”), among TerraForm Power Operating, LLC, the other Grantors named therein, and Goldman Sachs Bank USA, as the Collateral Agent. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

Grantor hereby confirms the grant to the Collateral Agent set forth in the Security Agreement of, and does hereby grant to the Collateral Agent, a security interest in all of Grantor’s right, title and interest in, to and under all Collateral to secure the Secured Obligations, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located. Grantor represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required to be provided pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.

THIS PLEDGE SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

IN WITNESS WHEREOF, Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

[NAME OF GRANTOR]

By:
Name:
Title:

EXHIBIT A-1

SUPPLEMENT TO SCHEDULE 5.1

TO PLEDGE AND SECURITY AGREEMENT

Additional Information:

GENERAL INFORMATION

(A)	Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business and Organizational Identification Number of each Grantor:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office/Sole Place of Business	Organization I.D.#

(B)	Other Names (including any Trade Name or Fictitious Business Name) under which each Grantor currently conducts business:

Full Legal Name	Trade Name or Fictitious Business Name

(C)	Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business and Corporate Structure within past five (5) years:

Grantor	Date of Change	Description of Change

(D)	Agreements pursuant to which any Grantor is bound as debtor within past five (5) years:

Grantor	Description of Agreement

EXHIBIT A-2

SUPPLEMENT TO SCHEDULE 5.2

TO PLEDGE AND SECURITY AGREEMENT

COLLATERAL IDENTIFICATION

I.	INVESTMENT RELATED PROPERTY

(A)	Pledged Stock:

Grantor	Stock Issuer	Class of Stock	Certificated (Y/N)	Stock Certificate No.	Par Value	No. of Pledged Stock	Percentage of Outstanding Stock of the Stock Issuer

Pledged LLC Interests:

Grantor	Limited Liability Company	Certificated (Y/N)	Certificate No. (if any)	No. of Pledged Units	Percentage of Outstanding LLC Interests of the Limited Liability Company

Pledged Partnership Interests:

Grantor	Partnership	Type of Partnership Interests (e.g., general or limited)	Certificated (Y/N)	Certificate No. (if any)	Percentage of Outstanding Partnership Interests of the Partnership

Pledged Trust Interests:

Grantor	Trust	Class of Trust Interests	Certificated (Y/N)	Certificate No. (if any)	Percentage of Outstanding Trust Interests of the Trust

Pledged Debt:

Grantor	Issuer	Original Principal Amount	Outstanding Principal Balance	Issue Date	Maturity Date

EXHIBIT A-3

Securities Account:

Grantor	Share of Securities Intermediary	Account Number	Account Name

Deposit Accounts:

Grantor	Name of Depositary Bank	Account Number	Account Name

Commodities Accounts:

Grantor	Name of Commodities Intermediary	Account Number	Account Name

(B)

Grantor	Date of Acquisition	Description of Acquisition

II. INTELLECTUAL PROPERTY

(A)	Copyrights

Grantor	Jurisdiction	Title of Work	Registration Number (if any)	Registration Date (if any)

(B)	Copyright Licenses

Grantor	Description of Copyright License	Registration Number (if any) of underlying Copyright	Name of Licensor

(C)	Patents

Grantor	Jurisdiction	Title of Patent	Patent Number/(Application Number)	Issue Date/(Filing Date)

EXHIBIT A-4

(D)	Patent Licenses

Grantor	Description of Patent License	Patent Number of underlying Patent	Name of Licensor

(E)	Trademarks

Grantor	Jurisdiction	Trademark	Registration Number/(Serial Number)	Registration Date/(Filing Date)

(F)	Trademark Licenses

Grantor	Description of Trademark License	Registration Number of underlying Trademark	Name of Licensor

(G)	Trade Secret Licenses

III. COMMERCIAL TORT CLAIMS

Grantor	Commercial Tort Claims

IV. LETTER OF CREDIT RIGHTS

Grantor	Description of Letters of Credit

EXHIBIT A-5

V. WAREHOUSEMAN, BAILEES AND OTHER THIRD PARTIES IN POSSESSION OF COLLATERAL

Grantor	Description of Property	Name and Address of Third Party

VI. MATERIAL CONTRACTS

Grantor	Description of Material Contract

EXHIBIT A-6

SUPPLEMENT TO SCHEDULE 5.4 TO PLEDGE AND SECURITY AGREEMENT

Financing Statements:

Grantor	Filing Jurisdiction(s)

EXHIBIT A-7

SUPPLEMENT TO SCHEDULE 5.5

TO PLEDGE AND SECURITY AGREEMENT

Additional Information:

Name of Grantor	Location of Equipment and Inventory

EXHIBIT A-8

EXHIBIT B

TO PLEDGE AND SECURITY AGREEMENT

UNCERTIFICATED SECURITIES CONTROL AGREEMENT

This Uncertificated Securities Control Agreement dated as of [            ], 20[    ] among [                    ] (the “Pledgor”), Goldman Sachs Bank USA, as collateral agent for the Secured Parties, (the “Collateral Agent”) and [                    ], a [                    ] [corporation] (the “Issuer”). Capitalized terms used but not defined herein shall have the meaning assigned in the Pledge and Security Agreement dated as of July 23, 2014, among the Pledgor, the other Grantors party thereto and the Collateral Agent (the “Security Agreement”). All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

Section 1. Registered Ownership of Shares. The Issuer hereby confirms and agrees that as of the date hereof the Pledgor is the registered owner of [                ] shares of the Issuer’s [common] stock (the “Pledged Shares”) and the Issuer shall not change the registered owner of the Pledged Shares without the prior written consent of the Collateral Agent.

Section 2. Instructions. If at any time the Issuer shall receive instructions originated by the Collateral Agent relating to the Pledged Shares, the Issuer shall comply with such instructions without further consent by the Pledgor or any other person.

Section 3. Additional Representations and Warranties of the Issuer. The Issuer hereby represents and warrants to the Collateral Agent:

(a) It has not entered into, and until the termination of this agreement will not enter into, any agreement with any other person relating the Pledged Shares pursuant to which it has agreed to comply with instructions issued by such other person; and

(b) It has not entered into, and until the termination of this agreement will not enter into, any agreement with the Pledgor or the Collateral Agent purporting to limit or condition the obligation of the Issuer to comply with Instructions as set forth in Section 2 hereof.

(c) Except for the claims and interest of the Collateral Agent and of the Pledgor in the Pledged Shares, the Issuer does not know of any claim to, or interest in, the Pledged Shares. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Pledged Shares, the Issuer will promptly notify the Collateral Agent and the Pledgor thereof.

(d) This Uncertificated Securities Control Agreement is the valid and legally binding obligation of the Issuer.

Section 4. Choice of Law. THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

EXHIBIT B-1

Section 5. Conflict with Other Agreements. In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail. No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto.

Section 6. Voting Rights. Until such time as the Collateral Agent shall otherwise instruct the Issuer in writing, the Pledgor shall have the right to vote the Pledged Shares.

Section 7. Successors; Assignment. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law. The Collateral Agent may assign its rights hereunder only with the express written consent of the Issuer and by sending written notice of such assignment to the Pledgor.

Section 8. Indemnification of Issuer. The Pledgor and the Collateral Agent hereby agree that (a) the Issuer is released from any and all liabilities to the Pledgor and the Collateral Agent arising from the terms of this Agreement and the compliance of the Issuer with the terms hereof, except to the extent that such liabilities arise from the Issuer’s negligence and (b) the Pledgor, its successors and assigns shall at all times indemnify and save harmless the Issuer from and against any and all claims, actions and suits of others arising out of the terms of this Agreement or the compliance of the Issuer with the terms hereof, except to the extent that such arises from the Issuer’s negligence, and from and against any and all liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising by reason of the same, until the termination of this Agreement.

Section 9. Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Pledgor:	[Name and Address of Pledgor]
Attention: [ ]
Telecopier: [ ]

Collateral Agent:	[Name and Address of Collateral Agent]
Attention: [ ]
Telecopier: [ ]

Issuer:	[Insert Name and Address of Issuer]
Attention: [ ]
Telecopier: [ ]

Any party may change its address for notices in the manner set forth above.

Section 10. Termination. The obligations of the Issuer to the Collateral Agent pursuant to this Control Agreement shall continue in effect until the security interests of the Collateral Agent in the Pledged Shares have been terminated pursuant to the terms of the Security Agreement and the Collateral Agent has notified the Issuer of such termination in writing. The

EXHIBIT B-2

Collateral Agent agrees to provide Notice of Termination in substantially the form of Exhibit A hereto to the Issuer upon the request of the Pledgor on or after the termination of the Collateral Agent’s security interest in the Pledged Shares pursuant to the terms of the Security Agreement. The termination of this Control Agreement shall not terminate the Pledged Shares or alter the obligations of the Issuer to the Pledgor pursuant to any other agreement with respect to the Pledged Shares.

Section 11. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

[NAME OF PLEDGOR],
as Pledgor

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as Collateral Agent

By:
Authorized Signatory

[NAME OF ISSUER], as Issuer

By:
Name:
Title:

EXHIBIT B-3

Exhibit A

[Letterhead of Collateral Agent]

[Date]

[Name and Address of Issuer]

Attention: [                    ]

Re: Termination of Control Agreement

You are hereby notified that the Uncertificated Securities Control Agreement between you, [Name of Pledgor] (the “Pledgor”) and the undersigned (a copy of which is attached) is terminated and you have no further obligations to the undersigned pursuant to such Agreement. Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to Pledged Shares (as defined in the Uncertificated Control Agreement) from the Pledgor. This notice terminates any obligations you may have to the undersigned with respect to the Pledged Shares, however nothing contained in this notice shall alter any obligations which you may otherwise owe to the Pledgor pursuant to any other agreement.

You are instructed to deliver a copy of this notice by facsimile transmission to the Pledgor.

Very truly yours,
Goldman Sachs Bank USA, as Collateral Agent

By:
Authorized Signatory

EXHIBIT B-4

EXHIBIT C

TO PLEDGE AND SECURITY AGREEMENT

SECURITIES ACCOUNT CONTROL AGREEMENT

This Securities Account Control Agreement dated as of [            ], 20[    ] (this “Agreement”) among [                    ] (the “Debtor”), Goldman Sachs Bank USA, as collateral agent for the Secured Parties (together with its successors and assigns, the “Collateral Agent”) and [                    ], in its capacity as a “securities intermediary” as defined in Section 8-102 of the UCC (in such capacity, the “Securities Intermediary”). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Pledge and Security Agreement, dated as of July 23, 2014, among the Debtor, the other Grantors party thereto and the Collateral Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”). All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

Section 1. Establishment of Securities Account. The Securities Intermediary hereby confirms and agrees that:

(a) The Securities Intermediary has established account number [IDENTIFY ACCOUNT NUMBER] in the name “[IDENTIFY EXACT TITLE OF ACCOUNT]” (such account and any successor account, the “Securities Account”) and the Securities Intermediary shall not change the name or account number of the Securities Account without the prior written consent of the Collateral Agent;

(b) All securities or other property underlying any financial assets credited to the Securities Account shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary or in blank or credited to another securities account maintained in the name of the Securities Intermediary and in no case will any financial asset credited to the Securities Account be registered in the name of the Debtor, payable to the order of the Debtor or specially indorsed to the Debtor except to the extent the foregoing have been specially indorsed to the Securities Intermediary or in blank;

(c) All property delivered to the Securities Intermediary pursuant to the Security Agreement will be promptly credited to the Securities Account; and

(d) The Securities Account is a “securities account” within the meaning of Section 8-501 of the UCC.

Section 2. “Financial Assets” Election. The Securities Intermediary hereby agrees that each item of property (including, without limitation, any investment property, financial asset, security, instrument, general intangible or cash) credited to the Securities Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.

Section 3. Control of the Securities Account. If at any time the Securities Intermediary shall receive any order from the Collateral Agent directing transfer or redemption of any financial asset relating to the Securities Account, the Securities Intermediary shall comply with such entitlement order without further consent by the Debtor or any other person. If the Debtor is otherwise entitled to issue entitlement orders and such orders conflict with any entitlement order issued by the Collateral Agent, the Securities Intermediary shall follow the orders issued by the Collateral Agent.

EXHIBIT C-1

Section 4. Subordination of Lien; Waiver of Set-Off. In the event that the Securities Intermediary has or subsequently obtains by agreement, by operation of law or otherwise a security interest in the Securities Account or any security entitlement credited thereto, the Securities Intermediary hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent. The financial assets and other items deposited to the Securities Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Collateral Agent (except that the Securities Intermediary may set off (i) all amounts due to the Securities Intermediary in respect of customary fees and expenses for the routine maintenance and operation of the Securities Account and (ii) the face amount of any checks which have been credited to such Securities Account but are subsequently returned unpaid because of uncollected or insufficient funds).

Section 5. Choice of Law. THIS AGREEMENT AND THE SECURITIES ACCOUNT (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Securities Intermediary’s jurisdiction (within the meaning of Section 8-110 of the UCC) and the Securities Account (as well as the securities entitlements related thereto) shall be governed by the laws of the State of New York.

Section 6. Conflict with Other Agreements.

(a) In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail;

(b) No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto;

(c) The Securities Intermediary hereby confirms and agrees that:

(i) There are no other control agreements entered into between the Securities Intermediary and the Debtor with respect to the Securities Account;

(ii) It has not entered into, and until the termination of this Agreement, will not enter into, any agreement with any other person relating to the Securities Account and/or any financial assets credited thereto pursuant to which it has agreed to comply with entitlement orders (as defined in Section 8-102(a)(8) of the UCC) of such other person; and

(iii) It has not entered into, and until the termination of this Agreement, will not enter into, any agreement with the Debtor or the Collateral Agent purporting to limit or condition the obligation of the Securities Intermediary to comply with entitlement orders as set forth in Section 3 hereof.

EXHIBIT C-2

Section 7. Adverse Claims. Except for the claims and interest of the Collateral Agent and of the Debtor in the Securities Account, the Securities Intermediary does not know of any claim to, or interest in, the Securities Account or in any “financial asset” (as defined in Section 8-102(a) of the UCC) credited thereto. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Securities Account or in any financial asset carried therein, the Securities Intermediary will promptly notify the Collateral Agent and the Debtor thereof.

Section 8. Maintenance of Securities Account. In addition to, and not in lieu of, the obligation of the Securities Intermediary to honor entitlement orders as agreed in Section 3 hereof, the Securities Intermediary agrees to maintain the Securities Account as follows:

(a) Notice of Sole Control. If at any time the Collateral Agent delivers to the Securities Intermediary a Notice of Sole Control in substantially the form set forth in Exhibit A hereto, the Securities Intermediary agrees that after receipt of such notice, it will take all instruction with respect to the Securities Account solely from the Collateral Agent. The parties hereto agree that prior to the delivery of such Notice of Sole Control, the Debtor shall have the right to write checks against, and make withdrawals and transfers of amounts from, the Securities Account.

(b) Voting Rights. Until such time as the Securities Intermediary receives a Notice of Sole Control pursuant to subsection (a) of this Section 8, the Debtor shall direct the Securities Intermediary with respect to the voting of any financial assets credited to the Securities Account.

(c) Permitted Investments. Until such time as the Securities Intermediary receives a Notice of Sole Control signed by the Collateral Agent, the Debtor shall direct the Securities Intermediary with respect to the selection of investments to be made for the Securities Account; provided, however, that the Securities Intermediary shall not honor any instruction to purchase any investments other than investments of a type described on Exhibit B hereto.

(d) Statements and Confirmations. The Securities Intermediary will promptly send copies of all statements, confirmations and other correspondence concerning the Securities Account and/or any financial assets credited thereto simultaneously to each of the Debtor and the Collateral Agent at the address for each set forth in Section 12 of this Agreement.

(e) Tax Reporting. All items of income, gain, expense and loss recognized in the Securities Account shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of the Debtor.

Section 9. Representations, Warranties and Covenants of the Securities Intermediary. The Securities Intermediary hereby makes the following representations, warranties and covenants:

(a) The Securities Account has been established as set forth in Section 1 above and such Securities Account will be maintained in the manner set forth herein until termination of this Agreement; and

(b) This Agreement is the valid and legally binding obligation of the Securities Intermediary.

EXHIBIT C-3

Section 10. Indemnification of Securities Intermediary. The Debtor and the Collateral Agent hereby agree that (a) the Securities Intermediary is released from any and all liabilities to the Debtor and the Collateral Agent arising from the terms of this Agreement and the compliance of the Securities Intermediary with the terms hereof, except to the extent that such liabilities arise from the Securities Intermediary’s negligence and (b) the Debtor, its successors and assigns shall at all times indemnify and save harmless the Securities Intermediary from and against any and all claims, actions and suits of others arising out of the terms of this Agreement or the compliance of the Securities Intermediary with the terms hereof, except to the extent that such arises from the Securities Intermediary’s negligence, and from and against any and all liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising by reason of the same, until the termination of this Agreement.

Section 11. Successors; Assignment. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law. The Collateral Agent may assign its rights hereunder only with the express written consent of the Securities Intermediary and by sending written notice of such assignment to the Debtor.

Section 12. Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Debtor:	[Name and Address of Debtor]
Attention: [ ]
Telecopier: [ ]

Collateral Agent:	[Name and Address of Collateral Agent]
Attention: [ ]
Telecopier: [ ]

Securities Intermediary:	[Name and Address of Securities Intermediary]
Attention: [ ]
Telecopier: [ ]

Any party may change its address for notices in the manner set forth above.

Section 13. Termination. The obligations of the Securities Intermediary to the Collateral Agent pursuant to this Agreement shall continue in effect until the security interest of the Collateral Agent in the Securities Account has been terminated pursuant to the terms of the Security Agreement and the Collateral Agent has notified the Securities Intermediary of such termination in writing. The Collateral Agent agrees to provide Notice of Termination in substantially the form of Exhibit C hereto to the Securities Intermediary upon the request of the Debtor on or after the termination of the Collateral Agent’s security interest in the Securities Account pursuant to the terms of the Security Agreement. The termination of this Agreement shall not terminate the Securities Account or alter the obligations of the Securities Intermediary to the Debtor pursuant to any other agreement with respect to the Securities Account.

EXHIBIT C-4

Section 14. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

EXHIBIT C-5

IN WITNESS WHEREOF, the parties hereto have caused this Securities Account Control Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

[DEBTOR],
as Debtor

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as Collateral Agent

By:
Authorized Signatory

[NAME OF SECURITIES INTERMEDIARY], as Securities Intermediary

By:
Name:
Title:

EXHIBIT C-6

EXHIBIT A

TO SECURITIES ACCOUNT CONTROL AGREEMENT

[Letterhead of Collateral Agent]

[Date]

[Name and Address of Securities Intermediary]

Attention: [                    ]

Re: Notice of Sole Control

Ladies and Gentlemen:

As referenced in the Securities Account Control Agreement dated as of [            ], 20[    ] among [Name of Debtor] (the “Debtor”), you and the undersigned (a copy of which is attached), we hereby give you notice of our sole control over securities account number [                    ] (the “Securities Account”) and all financial assets credited thereto. You are hereby instructed not to accept any direction, instructions or entitlement orders with respect to the Securities Account or the financial assets credited thereto from any person other than the undersigned, unless otherwise ordered by a court of competent jurisdiction.

You are instructed to deliver a copy of this notice by facsimile transmission to the Debtor.

Very truly yours,
Goldman Sachs Bank USA, as Collateral Agent

By:
Authorized Signatory

cc:	[Name of Debtor]

EXHIBIT C-7

EXHIBIT B

TO SECURITIES ACCOUNT CONTROL AGREEMENT

Permitted Investments

EXHIBIT C-8

EXHIBIT C

TO SECURITIES ACCOUNT CONTROL AGREEMENT

[Letterhead of the Collateral Agent]

[Date]

[Name and Address of Securities Intermediary]

Attention: [                    ]

Re: Termination of Securities Account Control Agreement

You are hereby notified that the Securities Account Control Agreement dated as of [            ], 20[    ] among you, [Name of Debtor] (the “Debtor”) and the undersigned (a copy of which is attached) is terminated and you have no further obligations to the undersigned pursuant to such Agreement. Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to account number(s) [                    ] from the Debtor. This notice terminates any obligations you may have to the undersigned with respect to such account, however nothing contained in this notice shall alter any obligations which you may otherwise owe to the Debtor pursuant to any other agreement.

You are instructed to deliver a copy of this notice by facsimile transmission to the Debtor.

Very truly yours,
Goldman Sachs Bank USA, as Collateral Agent

By:
Authorized Signatory

EXHIBIT C-9

EXHIBIT D

TO PLEDGE AND SECURITY AGREEMENT

DEPOSIT ACCOUNT CONTROL AGREEMENT

This Deposit Account Control Agreement dated as of [            ], 20[    ] (this “Agreement”) among [                    ] (the “Debtor”), [        ], as collateral agent for the Secured Parties (together with its successors and assigns, the “Collateral Agent”) and [                    ], in its capacity as a “bank” as defined in Section 9-102 of the UCC (in such capacity, the “Financial Institution”). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Pledge and Security Agreement, dated as of July 23, 2014, between the Debtor, the other Grantors party thereto and the Collateral Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”). All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

Section 1. Establishment of Deposit Account. The Financial Institution hereby confirms and agrees that:

(a) The Financial Institution has established account number [IDENTIFY ACCOUNT NUMBER] in the name “[IDENTIFY EXACT TITLE OF ACCOUNT]” (such account and any successor account, the “Deposit Account”) and the Financial Institution shall not change the name or account number of the Deposit Account without the prior written consent of the Collateral Agent and, prior to delivery of a Notice of Sole Control in substantially the form set forth in Exhibit A hereto, the Debtor; and

(b) The Deposit Account is a “deposit account” within the meaning of Section 9-102(a)(29) of the UCC.

Section 2. Control of the Deposit Account. If at any time the Financial Institution shall receive any instructions originated by the Collateral Agent directing the disposition of funds in the Deposit Account, the Financial Institution shall comply with such instructions without further consent by the Debtor or any other person. The Financial Institution hereby acknowledges that it has received notice of the security interest of the Collateral Agent in the Deposit Account and hereby acknowledges and consents to such lien. If the Debtor is otherwise entitled to issue instructions and such instructions conflict with any instructions issued the Collateral Agent, the Financial Institution shall follow the instructions issued by the Collateral Agent.

Section 3. Subordination of Lien; Waiver of Set-Off. In the event that the Financial Institution has or subsequently obtains by agreement, by operation of law or otherwise a security interest in the Deposit Account or any funds credited thereto, the Financial Institution hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent. Money and other items credited to the Deposit Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Collateral Agent (except that the Financial Institution may set off (i) all amounts due to the Financial Institution in respect of customary fees and expenses for the routine maintenance and operation of the Deposit Account and (ii) the face amount of any checks which have been credited to such Deposit Account but are subsequently returned unpaid because of uncollected or insufficient funds).

Section 4. Choice of Law. THIS AGREEMENT AND THE DEPOSIT ACCOUNT (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW

EXHIBIT D-1

OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Financial Institution’s jurisdiction (within the meaning of Section 9-304 of the UCC) and the Deposit Account shall be governed by the laws of the State of New York.

Section 5. Conflict with Other Agreements.

(a) In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail;

(b) No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto; and

(c) The Financial Institution hereby confirms and agrees that:

(i) There are no other agreements entered into between the Financial Institution and the Debtor with respect to the Deposit Account [other than                     ]; and

(ii) It has not entered into, and until the termination of this Agreement, will not enter into, any agreement with any other person relating the Deposit Account and/or any funds credited thereto pursuant to which it has agreed to comply with instructions originated by such persons as contemplated by Section 9-104 of the UCC.

Section 6. Adverse Claims. The Financial Institution does not know of any liens, claims or encumbrances relating to the Deposit Account. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Deposit Account, the Financial Institution will promptly notify the Collateral Agent and the Debtor thereof.

Section 7. Maintenance of Deposit Account. In addition to, and not in lieu of, the obligation of the Financial Institution to honor instructions as set forth in Section 2 hereof, the Financial Institution agrees to maintain the Deposit Account as follows:

(a) Notice of Sole Control. If at any time the Collateral Agent delivers to the Financial Institution a Notice of Sole Control in substantially the form set forth in Exhibit A hereto, the Financial Institution agrees that after receipt of such notice, it will take all instruction with respect to the Deposit Account solely from the Collateral Agent.

(b) Statements and Confirmations. The Financial Institution will promptly send copies of all statements, confirmations and other correspondence concerning the Deposit Account simultaneously to each of the Debtor and the Collateral Agent at the address for each set forth in Section 11 of this Agreement; and

EXHIBIT D-2

(c) Tax Reporting. All interest, if any, relating to the Deposit Account, shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of the Debtor.

(d) Prior to Notice of Sole Control. Until such time as the Financial Institution receives a Notice of Sole Control pursuant to subsection (a) of this Section 7, the Debtor may operate and transact business through the Deposit Account in its normal fashion, including making withdrawals from the Deposit Account.

Section 8. Representations, Warranties and Covenants of the Financial Institution. The Financial Institution hereby makes the following representations, warranties and covenants:

(a) The Deposit Account has been established as set forth in Section 1 and such Deposit Account will be maintained in the manner set forth herein until termination of this Agreement; and

(b) This Agreement is the valid and legally binding obligation of the Financial Institution.

Section 9. Indemnification of Financial Institution. The Debtor and the Collateral Agent hereby agree that (a) the Financial Institution is released from any and all liabilities to the Debtor and the Collateral Agent arising from the terms of this Agreement and the compliance of the Financial Institution with the terms hereof, except to the extent that such liabilities arise from the Financial Institution’s negligence and (b) the Debtor, its successors and assigns shall at all times indemnify and save harmless the Financial Institution from and against any and all claims, actions and suits of others arising out of the terms of this Agreement or the compliance of the Financial Institution with the terms hereof, except to the extent that such arises from the Financial Institution’s negligence, and from and against any and all liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising by reason of the same, until the termination of this Agreement.

Section 10. Successors; Assignment. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law. The Collateral Agent may assign its rights hereunder only with the express written consent of the Financial Institution and by sending written notice of such assignment to the Debtor.

Section 11 Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Debtor:	[Name and Address of Debtor]
Attention: [ ]
Telecopier: [ ]

Collateral Agent:	[Name and Address of Collateral Agent]
Attention: [ ]
Telecopier: [ ]

EXHIBIT D-3

Financial Institution:	[Name and Address of Financial Institution]
Attention: [ ]
Telecopier: [ ]

Any party may change its address for notices in the manner set forth above.

Section 12. Termination. The obligations of the Financial Institution to the Collateral Agent pursuant to this Agreement shall continue in effect until the security interest of the Collateral Agent in the Deposit Account has been terminated pursuant to the terms of the Security Agreement and the Collateral Agent has notified the Financial Institution of such termination in writing. The Collateral Agent agrees to provide Notice of Termination in substantially the form of Exhibit A hereto to the Financial Institution upon the request of the Debtor on or after the termination of the Collateral Agent’s security interest in the Deposit Account pursuant to the terms of the Security Agreement. The termination of this Agreement shall not terminate the Deposit Account or alter the obligations of the Financial Institution to the Debtor pursuant to any other agreement with respect to the Deposit Account.

Section 13. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this Deposit Account Control Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

[DEBTOR],
as Debtor

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as Collateral Agent

By:
Authorized Signatory

[NAME OF FINANCIAL INSTITUTION], as Financial Institution

By:
Name:
Title:

EXHIBIT D-4

EXHIBIT A

TO DEPOSIT ACCOUNT CONTROL AGREEMENT

[Letterhead of Collateral Agent]

[Date]

[Name and Address of Financial Institution]

Attention: [                    ]

Re: Notice of Sole Control

Ladies and Gentlemen:

As referenced in the Deposit Account Control Agreement dated as of [            ], 20[    ] among [Name of Debtor] (the “Debtor”), you and the undersigned (a copy of which is attached), we hereby give you notice of our sole control over deposit account number [                    ] (the “Deposit Account”) and all financial assets credited thereto. You are hereby instructed not to accept any direction, instructions or entitlement orders with respect to the Deposit Account or the financial assets credited thereto from any person other than the undersigned, unless otherwise ordered by a court of competent jurisdiction.

You are instructed to deliver a copy of this notice by facsimile transmission to the Debtor.

Very truly yours,

Goldman Sachs Bank USA, as Collateral Agent

By:
Authorized Signatory

cc:	[Name of Debtor]

EXHIBIT D-5

EXHIBIT B

TO DEPOSIT ACCOUNT CONTROL AGREEMENT

[Letterhead of the Collateral Agent]

[Date]

[Name and Address of Financial Institution]

Attention: [                    ]

Re: Termination of Deposit Account Control Agreement

You are hereby notified that the Deposit Account Control Agreement dated as of [            ], 20[    ] among [Name of Debtor] (the “Debtor”), you and the undersigned (a copy of which is attached) is terminated and you have no further obligations to the undersigned pursuant to such Agreement. Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to account number(s) [                    ] from the Debtor. This notice terminates any obligations you may have to the undersigned with respect to such account, however nothing contained in this notice shall alter any obligations which you may otherwise owe to the Debtor pursuant to any other agreement.

You are instructed to deliver a copy of this notice by facsimile transmission to the Debtor.

Very truly yours,

Goldman Sachs Bank USA, as Collateral Agent

By:
Authorized Signatory

EXHIBIT D-6

EXHIBIT E

TO PLEDGE AND SECURITY AGREEMENT

FORM OF TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT, dated as of [            ], 20[    ] (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by the entities identified as grantors on the signature pages hereto (collectively, the “Grantors”) in favor of Goldman Sachs Bank USA, as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”).

WHEREAS, the Grantors are party to a Pledge and Security Agreement dated as of July 23, 2014 (the “Pledge and Security Agreement”) between each of the Grantors and the other grantors party thereto and the Collateral Agent pursuant to which the Grantors granted a security interest to the Collateral Agent in the Trademark Collateral (as defined below) and are required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1.	Defined Terms

Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2.	Grant of Security Interest in Trademark Collateral

SECTION 2.1 Grant of Security. Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the following, in each case whether now owned or existing or hereafter acquired, developed, created or arising and wherever located (collectively, the “Trademark Collateral”):

all United States, and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications listed or required to be listed in Schedule A attached hereto, (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) the right to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

EXHIBIT E-1

SECTION 2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include or the security interest granted under Section 2.1 hereof attach to any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law.

SECTION 3.	Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the Pledge and Security Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Pledge and Security Agreement, the provisions of the Pledge and Security Agreement shall control.

SECTION 4.	Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

SECTION 5.	Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

EXHIBIT E-2

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR]

By:
Name:
Title:

STATE OF	)
	)	ss.
COUNTY OF	)

On this      day of             ,          before me personally appeared                     , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of                     , who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

Notary Public

[NAME OF GRANTOR]

By:
Name:
Title:

STATE OF	)
	)	ss.
COUNTY OF	)

On this      day of             ,          before me personally appeared                     , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of                     , who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

[ADD SIGNATURE BLOCKS AND NOTARY BLOCKS FOR ANY OTHER GRANTORS]

EXHIBIT E-3

Accepted and Agreed:

GOLDMAN SACHS BANK USA,
as Collateral Agent

By:
Authorized Signatory

EXHIBIT E-4

SCHEDULE A

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND APPLICATIONS

Mark	Serial No.	Filing Date	Registration No.	Registration Date

EXHIBIT E-5

EXHIBIT F

TO PLEDGE AND SECURITY AGREEMENT

FORM OF PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT, dated as of [            ], 20[    ] (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by the entities identified as grantors on the signature pages hereto (collectively, the “Grantors”) in favor of Goldman Sachs Bank USA, as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”).

WHEREAS, the Grantors are party to a Pledge and Security Agreement dated as of July 23, 2014 (the “Pledge and Security Agreement”) between each of the Grantors and the other grantors party thereto and the Collateral Agent pursuant to which the Grantors granted a security interest to the Collateral Agent in the Patent Collateral (as defined below) and are required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Collateral Agent as follows:

SECTION. 1.	Defined Terms

Unless otherwise defined herein, terms defined in the Pledge and Security Agreement and used herein have the meaning given to them in the Pledge and Security Agreement.

SECTION 2.	Grant of Security Interest

Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the following, in each case whether now owned or existing or hereafter acquired, developed, created or arising and wherever located (collectively, the “Patent Collateral”):

all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, but not limited to: (i) each patent and patent application listed or required to be listed in Schedule A attached hereto, (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all patentable inventions and improvements thereto, (iv) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

SECTION 3.	Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the Pledge and Security Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Pledge and Security Agreement, the terms and

EXHIBIT F-1

provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Pledge and Security Agreement, the provisions of the Pledge and Security Agreement shall control.

SECTION 4.	Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

SECTION 5.	Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

EXHIBIT F-2

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR]

By:
Name:
Title:

STATE OF	)
	)	ss.
COUNTY OF	)

On this      day of             ,          before me personally appeared                     , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of                     , who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

Notary Public

[NAME OF GRANTOR]

By:
Name:
Title:

STATE OF	)
	)	ss.
COUNTY OF	)

On this      day of             ,          before me personally appeared                     , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of                     , who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

[ADD SIGNATURE BLOCKS AND NOTARY BLOCKS FOR ANY OTHER GRANTORS]

EXHIBIT F-3

Accepted and Agreed:

GOLDMAN SACHS BANK USA,
as Collateral Agent

By:
Authorized Signatory

EXHIBIT F-4

SCHEDULE A

to

PATENT SECURITY AGREEMENT

PATENTS AND PATENT APPLICATIONS

Title	Application No.	Filing Date	Patent No.	Issue Date

EXHIBIT F-5

EXHIBIT G

TO PLEDGE AND SECURITY AGREEMENT

FORM OF COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT, dated as of [            ], 20[    ] (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by the entities identified as grantors on the signature pages hereto (collectively, the “Grantors”) in favor of Goldman Sachs Bank USA, as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”).

WHEREAS, the Grantors are party to a Pledge and Security Agreement dated as of July 23, 2014 (the “Pledge and Security Agreement”) between each of the Grantors and the other grantors party thereto and the Collateral Agent pursuant to which the Grantors granted a security interest to the Collateral Agent in the Copyright Collateral (as defined below) and are required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1.	Defined Terms

Unless otherwise defined herein, terms defined in the Pledge and Security Agreement and used herein have the meaning given to them in the Pledge and Security Agreement.

SECTION 2.	Grant of Security Interest

Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the following, in each case whether now owned or existing or hereafter acquired, developed, created or arising and wherever located (collectively, the “Copyright Collateral”):

(a) all United States, and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and all rights in and to databases, all designs (including but not limited to industrial designs, Protected Designs and Community designs), and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, as well as all moral rights, reversionary interests, and termination rights, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications listed or required to be listed in Schedule A attached hereto, (ii) all extensions and renewals thereof, (iii) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world; and

(b) any and all agreements, licenses and covenants providing for the granting of any exclusive right to such Grantor in or to any registered Copyright including, without limitation, each agreement required to be listed in Schedule A attached hereto, and the right to sue

EXHIBIT G-1

or otherwise recover for past, present and future infringement or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

SECTION 3.	Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the Pledge and Security Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Pledge and Security Agreement, the provisions of the Pledge and Security Agreement shall control.

SECTION 4.	Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

SECTION 5.	Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

EXHIBIT G-2

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR]

By:
Name:
Title:

STATE OF	)
	)	ss.
COUNTY OF	)

On this      day of             ,          before me personally appeared                     , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of                     , who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

Notary Public

[NAME OF GRANTOR]

By:
Name:
Title:

STATE OF	)
	)	ss.
COUNTY OF	)

On this      day of             ,          before me personally appeared                     , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of                     , who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

[ADD SIGNATURE BLOCKS AND NOTARY BLOCKS FOR ANY OTHER GRANTORS]

EXHIBIT G-3

Accepted and Agreed:

GOLDMAN SACHS BANK USA,
as Collateral Agent

By:
Authorized Signatory

EXHIBIT G-4

SCHEDULE A

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS AND APPLICATIONS

Title	Application No.	Filing Date	Registration No.	Registration Date

EXCLUSIVE COPYRIGHT LICENSES

Description of Copyright License	Name of Licensor	Registration Number of underlying Copyright

EXHIBIT G-5

EXHIBIT I TO

CREDIT AND GUARANTY AGREEMENT

RECORDING REQUESTED BY:
[Name of Administrative Agent’s Counsel]

AND WHEN RECORDED MAIL TO:

[Name of Administrative Agent’s Counsel]
[Address]
Attn: [Name of Attorney], Esq.

Re: [NAME OF MORTGAGOR]

Location:

Municipality:

County:

State:

Space above this line for recorder’s use only

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING

This MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING, dated as of              (this “Mortgage”), by and from [NAME OF MORTGAGOR], a [Type of Person] (“Mortgagor”), to GOLDMAN SACHS BANK USA, as agent for Lenders and Lender Counterparties (in such capacity, “Mortgagee”).

RECITALS:

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of July 23, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among TERRAFORM POWER OPERATING, LLC (“Borrower”), TERRAFORM POWER, LLC, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent, and the other Persons party thereto;

WHEREAS, subject to the terms and conditions of the Credit Agreement, Mortgagor may enter into one or more Hedge Agreements with one or more Lender Counterparties; and

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders and Lender Counterparties as set forth in the Credit Agreement and the Hedge

EXHIBIT I-1

Agreements, respectively, Mortgagor has agreed, subject to the terms and conditions hereof, each other Credit Document and each of the Hedge Agreements to secure Mortgagor’s obligations under the Credit Documents and the Hedge Agreements as set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Mortgagee and Mortgagor agree as follows:

SECTION 1.	DEFINITIONS

1.1. Definitions. Capitalized terms used herein (including the recitals hereto) not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. In addition, as used herein, the following terms shall have the following meanings:

“Indebtedness” means (i) with respect to Borrower, all obligations and liabilities of every nature of Borrower now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Credit Documents and any Hedge Agreement; and (ii) with respect to any other Mortgagor, all obligations and liabilities of every nature of such Mortgagor now or hereafter existing under or arising out of or in connection with any other Credit Document, in each case together with all extensions or renewals thereof, whether for principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to Borrower, would accrue on such obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Mortgagor, any Lender or Lender Counterparty as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Mortgagor now or hereafter existing under this Mortgage. The Credit Agreement contains a revolving credit facility which permits Borrower to borrow certain principal amounts, repay all or a portion of such principal amounts, and reborrow the amounts previously paid to Administrative Agent or Lenders, all upon satisfaction of certain conditions stated in the Credit Agreement. This Mortgage secures all advances and re-advances under the revolving credit feature of the Credit Agreement.

“Mortgaged Property” means all of Mortgagor’s interest in (i) [the leasehold estate in] the real property described in Exhibit A [created by the Subject Lease (as defined below)], together with any greater or additional estate therein as hereafter may be acquired by Mortgagor (the “Land”); [(ii) all assignments, modifications, extensions and renewals of the Subject Lease and all credits, deposits, options, privileges and rights of Mortgagor as tenant under the Subject Lease, including, but not limited to, rights of first refusal, if any, and the right, if any, to renew or extend the Subject Lease for a succeeding term or terms,] (iii) all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land subject to the Permitted Liens, (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”); (iv) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or

EXHIBIT I-2

hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements (the “Fixtures”); (v) all right, title and interest of Mortgagor in and to all goods, accounts, general intangibles, instruments, documents, chattel paper and all other personal property of any kind or character, including such items of personal property as defined in the UCC (defined below), now owned or hereafter acquired by Mortgagor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”); (vi) all reserves, escrows or impounds required under the Credit Agreement and all deposit accounts maintained by Mortgagor with respect to the Mortgaged Property (the “Deposit Accounts”); (vii) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person (other than Mortgagor) a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits subject to depositors rights and requirements of law (the “Leases”); (viii) all of the rents, revenues, royalties, income, proceeds, profits, security and other types of deposits subject to depositors rights and requirements of law, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (ix) to the extent mortgageable or assignable all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”); (x) to the extent mortgageable or assignable all rights, privileges, tenements, hereditaments, rights of way, easements, appendages and appurtenances appertaining to the foregoing; (xi) all property tax refunds payable to Mortgagor (the “Tax Refunds”); (xii) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”); (xiii) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”); and (xiv) all of Mortgagor’s right, title and interest in and to any awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”). As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

“Obligations” means all of the agreements, covenants, conditions, warranties, representations and other obligations of Mortgagor (including, without limitation, the obligation to repay the Indebtedness) under the Credit Agreement, any other Credit Documents or any of the Hedge Agreements.

[“Subject Lease” means that certain [DESCRIBE LEASE], dated [mm/dd/yy], pursuant to which Mortgagor leases all or a portion of the Land from [NAME OF LANDLORD], a memorandum of which was recorded with the [FILING OFFICE].]

“UCC” means the Uniform Commercial Code of New York or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than New York, then, as to the matter in question, the Uniform Commercial Code in effect in that state.

EXHIBIT I-3

1.2. Interpretation. References to “Sections” shall be to Sections of this Mortgage unless otherwise specifically provided. Section headings in this Mortgage are included herein for convenience of reference only and shall not constitute a part of this Mortgage for any other purpose or be given any substantive effect. The rules of construction set forth in Section 1.3 of the Credit Agreement shall be applicable to this Mortgage mutatis mutandis. If any conflict or inconsistency exists between this Mortgage and the Credit Agreement, the Credit Agreement shall govern.

SECTION 2.	GRANT

To secure the full and timely payment of the Indebtedness and the full and timely performance of the Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS and CONVEYS, to Mortgagee the Mortgaged Property, subject, however, to the Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee for so long as any of the Obligations remain outstanding.

SECTION 3.	WARRANTIES, REPRESENTATIONS AND COVENANTS

3.1. Title. Mortgagor represents and warrants to Mortgagee that except for the Permitted Liens, (a) Mortgagor owns the Mortgaged Property free and clear of any liens, claims or interests, and (b) this Mortgage creates valid, enforceable first priority liens and security interests against the Mortgaged Property.

3.2. First Lien Status. Mortgagor shall preserve and protect the first lien and security interest status of this Mortgage and the other Credit Documents to the extent related to the Mortgaged Property. If any lien or security interest other than a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released.

3.3. Payment and Performance. Mortgagor shall pay the Indebtedness when due under the Credit Documents and shall perform the Obligations in full when they are required to be performed as required under the Credit Documents.

3.4. Replacement of Fixtures and Personalty. Mortgagor shall not, without the prior written consent of Mortgagee or as permitted under the Credit Agreement, permit any of the Fixtures or Personalty to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance or repair or, if removed permanently, is obsolete and is replaced by an article of equal or better suitability and value, owned by Mortgagor subject to the liens and security interests of this Mortgage and the other Credit Documents, and free and clear of any other lien or security interest except such as may be permitted under the Credit Agreement or first approved in writing by Mortgagee.

EXHIBIT I-4

3.5. Inspection. Mortgagor shall permit Mortgagee, and Mortgagee’s agents, representatives and employees, upon reasonable prior notice to Mortgagor, [and in compliance with the Subject Lease,] to inspect the Mortgaged Property and all books and records of Mortgagor located thereon, and to conduct such environmental and engineering studies as Mortgagee may reasonably require; provided, such inspections and studies shall not materially interfere with the use and operation of the Mortgaged Property.

3.6. Covenants Running with the Land. All Obligations contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Mortgaged Property. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Credit Documents; however, no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee. In addition, all of the covenants of Mortgagor in any Credit Document party thereto are incorporated herein by reference and, together with covenants in this Section, shall be covenants running with the land.

3.7. Condemnation Awards and Insurance Proceeds. Mortgagor assigns all awards and compensation to which it is entitled for any condemnation or other taking, or any purchase in lieu thereof, to Mortgagee and authorizes Mortgagee to collect and receive such awards and compensation and to give proper receipts and acquittances therefor, subject to the terms of the Credit Agreement. Mortgagor assigns to Mortgagee all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property, subject to the terms of the Credit Agreement. Mortgagor authorizes Mortgagee to collect and receive such proceeds and authorizes and directs the issuer of each of such insurance policies to make payment for all such losses directly to Mortgagee, instead of to Mortgagor and Mortgagee jointly, subject to the terms of the Credit Agreement.

3.8. Change in Tax Law. Upon the enactment of or change in (including, without limitation, a change in interpretation of) any applicable law (i) deducting or allowing Mortgagor to deduct from the value of the Mortgaged Property for the purpose of taxation any lien or security interest thereon or (ii) subjecting Mortgagee or any of the Lenders to any tax or changing the basis of taxation of mortgages, deeds of trust, or other liens or debts secured thereby, or the manner of collection of such taxes, in each such case, so as to affect this Mortgage, the Indebtedness or Mortgagee, and the result is to increase the taxes imposed upon or the cost to Mortgagee of maintaining the Indebtedness, or to reduce the amount of any payments receivable hereunder, then, and in any such event, Mortgagor shall, on demand, pay to Mortgagee and the Lenders additional amounts to compensate for such increased costs or reduced amounts, provided that if any such payment or reimbursement shall be unlawful, or taxable to Mortgagee, or would constitute usury or render the Indebtedness wholly or partially usurious under applicable law, then Mortgagor shall pay or reimburse Mortgagee or the Lenders for payment of the lawful and non usurious portion thereof.

EXHIBIT I-5

3.9. Mortgage Tax. Mortgagor shall (i) pay when due any tax imposed upon it or upon Mortgagee or any Lender pursuant to the tax law of the state in which the Mortgaged Property is located in connection with the execution, delivery and recordation of this Mortgage and any of the other Credit Documents, and (ii) prepare, execute and file any form required to be prepared, executed and filed in connection therewith.

3.10. Reduction of Secured Amount. In the event that the amount secured by this Mortgage is less than the Indebtedness, then the amount secured shall be reduced only by the last and final sums that Mortgagor [or Borrower] repays with respect to the Indebtedness and shall not be reduced by any intervening repayments of the Indebtedness unless arising from the Mortgaged Property. So long as the balance of the Indebtedness exceeds the amount secured, any payments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this Mortgage. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.

[3.11. Certain Leasehold Representations, Warranties and Covenants.

3.11.1. Mortgagor represents and warrants to Mortgagee that (a) the Subject Lease is unmodified and in full force and effect, (b) all rent and other charges therein have been paid to the extent they are payable to the date hereof, (c) Mortgagor enjoys the quiet and peaceful possession of the property demised thereby, (d) Mortgagor is not in default under any of the terms thereof and there are no circumstances which, with the passage of time or the giving of notice or both, would constitute an event of default thereunder, and (e) the lessor thereunder is not in default under any of the terms or provisions thereof on the part of the lessor to be observed or performed (but this statement is made for the benefit of and may only be relied upon by Mortgagee and Lenders). Mortgagor shall promptly pay, when due and payable, the rent and other charges payable pursuant to the Subject Lease, and will timely perform and observe all of the other terms, covenants and conditions required to be performed and observed by Mortgagor as lessee under the Subject Lease. Mortgagor shall notify Mortgagee in writing of any default by Mortgagor in the performance or observance of any terms, covenants or conditions on the part of Mortgagor to be performed or observed under the Subject Lease within ten (10) days after Mortgagor knows of such default. Mortgagor shall, promptly following the receipt thereof, deliver a copy of any notice of default given to Mortgagor by the lessor pursuant to the Subject Lease and promptly notify Mortgagee in writing of any default by the lessor in the performance or observance of any of the terms, covenants or conditions on the part of the lessor to be performed or observed thereunder. Unless required under the terms of the Subject Lease, except as set forth in the Credit Agreement, Mortgagor shall not, without the prior written consent of Mortgagee (which may be granted or withheld in Mortgagee’s sole and absolute discretion) (i) terminate or surrender the Subject Lease or (ii) enter into any modification of the Subject Lease which materially impairs the practical realization of the security interest granted by this Mortgage. Mortgagor shall, within thirty (30) days after written request from Mortgagee, use reasonable efforts to obtain from the lessor and deliver to Mortgagee a certificate setting forth the name of the tenant thereunder and stating that the Subject Lease is in full force and effect, is unmodified or, if the Subject Lease has been modified, the date of each modification (together with copies of each such modification), that no notice of termination thereon has been served on Mortgagor, that to the best of Mortgagor’s knowledge, no default or event which with notice or

EXHIBIT I-6

lapse of time (or both) would become a default is existing under the Subject Lease, and the date to which rent has been paid, and specifying the nature of any defaults, if any, and containing such other statements and representations as may be reasonably requested by Mortgagee.

3.11.2. So long as any of the Indebtedness or the Obligations remain unpaid or unperformed, the fee title to and the leasehold estate in the premises subject to each Subject Lease shall not merge but shall always be kept separate and distinct notwithstanding the union of such estates in the lessor or Mortgagor, or in a third party, by purchase or otherwise. If Mortgagor acquires the fee title or any other estate, title or interest in the property demised by the Subject Lease, or any part thereof, the lien of this Mortgage shall attach to, cover and be a lien upon such acquired estate, title or interest and the same shall thereupon be and become a part of the Mortgaged Property with the same force and effect as if specifically encumbered herein. Mortgagor agrees to execute all instruments and documents that Mortgagee may reasonably require to ratify, confirm and further evidence the lien of this Mortgage on the acquired estate, title or interest. Furthermore, Mortgagor hereby appoints Mortgagee as its true and lawful attorney in fact to execute and deliver, following an Event of Default, all such instruments and documents in the name and on behalf of Mortgagor. This power, being coupled with an interest, shall be irrevocable as long as any portion of the Indebtedness remains unpaid.

3.11.3. If the Subject Lease shall be terminated prior to the natural expiration of its term due to default by Mortgagor or any tenant thereunder, and if, pursuant to the provisions of the Subject Lease, Mortgagee or its designee shall acquire from the lessor a new lease of the premises subject to the Subject Lease, Mortgagor shall have no right, title or interest in or to such new lease or the leasehold estate created thereby, or renewal privileges therein contained.

3.11.4. Notwithstanding anything to the contrary contained herein, this Mortgage shall not constitute an assignment of any Subject Lease within the meaning of any provision thereof prohibiting its assignment and Mortgagee shall have no liability or obligation thereunder by reason of its acceptance of this Mortgage. Mortgagee shall be liable for the obligations of the tenant arising out of any Subject Lease for only that period of time for which Mortgagee is in possession of the premises demised thereunder or has acquired, by foreclosure or otherwise, and is holding all of Mortgagor’s right, title and interest therein.]

SECTION 4.	DEFAULT AND FORECLOSURE

4.1. Remedies. If an Event of Default has occurred and is continuing, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses: (a) declare the Indebtedness to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable; (b) enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Mortgagor remains in possession of the Mortgaged Property after an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor; (c) hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other

EXHIBIT I-7

actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions hereof; (d) institute proceedings for the complete foreclosure of this Mortgage, either by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee or any of the Lenders may be a purchaser at such sale and if Mortgagee is the highest bidder, Mortgagee shall credit the portion of the purchase price that would be distributed to Mortgagee against the Indebtedness in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived; (e) make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Indebtedness, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions hereof; and/or (f) exercise all other rights, remedies and recourses granted under the Credit Documents or otherwise available at law or in equity.

4.2. Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect; the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

4.3. Remedies Cumulative, Concurrent and Nonexclusive. Mortgagee shall have all rights, remedies and recourses granted in the Credit Documents and available at law or equity (including the UCC), which rights (a) shall be cumulated and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Credit Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee or the Lenders, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee or the Lenders in the enforcement of any rights, remedies or recourses under the Credit Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

EXHIBIT I-8

4.4. Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Credit Documents or their status as a first and prior lien and security interest in and to the Mortgaged Property. For payment of the Indebtedness, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.

4.5. Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment; (b) all notices of any Event of Default or of Mortgagee’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Credit Documents; and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

4.6. Discontinuance of Proceedings. If Mortgagee or the Lenders shall have proceeded to invoke any right, remedy or recourse permitted under the Credit Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or the Lenders shall have the unqualified right to do so and, in such an event, Mortgagor and Mortgagee or the Lenders shall be restored to their former positions with respect to the Indebtedness, the Obligations, the Credit Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee or the Lenders shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or the Lenders thereafter to exercise any right, remedy or recourse under the Credit Documents for such Event of Default.

4.7. Application of Proceeds. The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Mortgagee (or the receiver, if one is appointed) in the following order unless otherwise required by applicable law: first, to the payment of the costs and expenses of taking possession of the Mortgaged Property and of holding, using, leasing, repairing, improving and selling the same, including, without limitation, (a) receiver’s fees and expenses, including the repayment of the amounts evidenced by any receiver’s certificates, (b) court costs, (c) reasonable attorneys’ and accountants’ fees and expenses, (d) costs of advertisement [, and (e) the payment of all rent and other charges under the Subject Lease]; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Lenders and the Lender Counterparties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of Mortgagor or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

4.8. Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the

EXHIBIT I-9

property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

4.9. Additional Advances and Disbursements; Costs of Enforcement. If any Event of Default exists, Mortgagee and each of the Lenders shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor in accordance with the Credit Agreement. All sums advanced and expenses incurred at any time by Mortgagee or any Lender under this Section, or otherwise under this Mortgage or any of the other Credit Documents or applicable law, shall bear interest from the date that such sum is advanced or expense incurred if not repaid within five (5) days after demand therefor, to and including the date of reimbursement, computed at the rate or rates at which interest is then computed on the Indebtedness, and all such sums, together with interest thereon, shall be secured by this Mortgage. Mortgagor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage and the other Credit Documents, or the enforcement, compromise or settlement of the Indebtedness or any claim under this Mortgage and the other Credit Documents, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee or the Lenders in respect thereof, by litigation or otherwise.

4.10. No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Section, the assignment of the Rents and Leases under Section 5, the security interests under Section 6, nor any other remedies afforded to Mortgagee or the Lenders under the Credit Documents, at law or in equity shall cause Mortgagee or any Lender to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any Lender to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

SECTION 5.	ASSIGNMENT OF RENTS AND LEASES

5.1. Assignment. In furtherance of and in addition to the assignment made by Mortgagor herein, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Mortgagor, the license herein granted shall automatically expire and terminate, without notice by Mortgagee (any such notice being hereby expressly waived by Mortgagor).

EXHIBIT I-10

5.2. Perfection Upon Recordation. Mortgagor acknowledges that Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Liens and in the case of security deposits, rights of depositors and requirements of law. Mortgagor acknowledges and agrees that upon recordation of this Mortgage, Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

5.3. Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

SECTION 6.	SECURITY AGREEMENT

6.1. Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards. To this end, Mortgagor grants to Mortgagee a first and prior security interest in the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the payment of the Indebtedness and performance of the Obligations subject to the Permitted Liens, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Mortgagor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Mortgagor.

6.2. Financing Statements. Mortgagor shall authorize and deliver to Mortgagee, in form and substance satisfactory to Mortgagee, such financing statements and such further assurances as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder and Mortgagee may cause such statements and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Mortgagor’s chief executive office is at the address set forth on Appendix B to the Credit Agreement.

EXHIBIT I-11

6.3. Fixture Filing. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. Information concerning the security interest herein granted may be obtained at the addresses of Debtor (Mortgagor) and Secured Party (Mortgagee) as set forth in the first paragraph of this Mortgage.

SECTION 7.	ATTORNEY IN FACT

Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns as its attorney in fact, which agency is coupled with an interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Fixtures, Personalty, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) while any Event of Default exists, to perform any obligation of Mortgagor hereunder; provided, (i) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (ii) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest is then computed on the Indebtedness provided that from the date incurred said advance is not repaid within five (5) days demand therefor; (iii) Mortgagee as such attorney in fact shall only be accountable for such funds as are actually received by Mortgagee; and (iv) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section.

SECTION 8.	MORTGAGEE AS AGENT

Mortgagee has been appointed to act as Mortgagee hereunder by Lenders and, by their acceptance of the benefits hereof, Lender Counterparties. Mortgagee shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Mortgaged Property), solely in accordance with this Mortgage and the Credit Agreement; provided, Mortgagee shall exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of (a) Requisite Lenders, or (b) after payment in full of all Obligations under the Credit Agreement and the other Credit Documents, the holders of a majority of the aggregate notional amount (or, with respect to any Hedge Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Hedge Agreement) under all Hedge Agreements. In furtherance of the foregoing provisions of this Section, each Lender Counterparty, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Mortgaged Property, it being understood and agreed by such Lender Counterparty that all rights

EXHIBIT I-12

and remedies hereunder may be exercised solely by Mortgagee for the benefit of Lenders and Lender Counterparties in accordance with the terms of this Section. Mortgagee shall at all times be the same Person that is Collateral Agent under the Credit Agreement. Written notice of resignation by Collateral Agent pursuant to terms of the Credit Agreement shall also constitute notice of resignation as Mortgagee under this Mortgage; removal of Collateral Agent pursuant to the terms of the Credit Agreement shall also constitute removal as Mortgagee under this Mortgage; and appointment of a successor Collateral Agent pursuant to the terms of the Credit Agreement shall also constitute appointment of a successor Mortgagee under this Mortgage. Upon the acceptance of any appointment as Collateral Agent under the terms of the Credit Agreement by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Mortgagee under this Mortgage, and the retiring or removed Mortgagee under this Mortgage shall promptly (i) transfer to such successor Mortgagee all sums, securities and other items of Mortgaged Property held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Mortgagee under this Mortgage, and (ii) execute and deliver to such successor Mortgagee, or otherwise authorize the filing of, such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Mortgagee of the security interests created hereunder, whereupon such retiring or removed Mortgagee shall be discharged from its duties and obligations under this Mortgage thereafter accruing. After any retiring or removed Collateral Agent’s resignation or removal hereunder as Mortgagee, the provisions of this Mortgage shall continue to enure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was Mortgagee hereunder.

SECTION 9.	LOCAL LAW PROVISIONS

[to be provided, if any, by local counsel]

SECTION 10.	MISCELLANEOUS

Any notice required or permitted to be given under this Mortgage shall be given in accordance with Section 10.1 of the Credit Agreement. No failure or delay on the part of Mortgagee or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Mortgage and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Mortgage shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Mortgage shall be binding upon and inure to the benefit of Mortgagee and Mortgagor and their respective successors and assigns. Except as permitted in the Credit

EXHIBIT I-13

Agreement, Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder. Notwithstanding anything to the contrary contained herein, (i) when all Obligations (other than contingent or indemnification obligations for which no claim has been made and obligations in respect of any Hedge Agreement) have been paid in full and all Commitments have terminated or expired and no Letter of Credit is outstanding (other than Letters of Credit as to which other arrangements satisfactory to the Issuing Bank shall have been made (which arrangements may include Cash Collateral or backstop letters of credit satisfactory to the Issuing Bank in an amount equal to the Minimum Collateral Amount)) or (ii) upon prepayment of a portion of the Indebtedness equal to the Net Asset Sale Proceeds for the Mortgaged Property in connection with a permitted Asset Sale, subject to and in accordance with the terms and provisions of the Credit Agreement, Mortgagee, at Mortgagor’s expense, shall release the liens and security interests created by this Mortgage or reconvey the Mortgaged Property to Mortgagor or, at the request of Mortgagor, assign this Mortgage without recourse. This Mortgage and the other Credit Documents embody the entire agreement and understanding between Mortgagee and Mortgagor and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

THE PROVISIONS OF THIS MORTGAGE REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED. ALL OTHER PROVISIONS OF THIS MORTGAGE AND THE RIGHTS AND OBLIGATIONS OF MORTGAGOR AND MORTGAGEE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

EXHIBIT I-14

IN WITNESS WHEREOF, Mortgagor has, effective as of the date first above written, caused this instrument to be duly executed and delivered by authority duly given.

[NAME OF MORTGAGOR]

By:
Name:
Title:

[APPROPRIATE NOTARY BLOCK]

EXHIBIT I-15

EXHIBIT A TO

MORTGAGE

Legal Description of Premises:

EXHIBIT I-A-1

EXHIBIT J TO

CREDIT AND GUARANTY AGREEMENT

RECORDING REQUESTED BY:
[Name of Administrative Agent’s Counsel]

AND WHEN RECORDED MAIL TO:

[Name of Administrative Agent’s Counsel]
[Address]
Attn: [Name of Attorney], Esq.

Re: TERRAFORM POWER OPERATING, LLC

Space above this line for recorder’s use only

LANDLORD PERSONAL PROPERTY COLLATERAL ACCESS AGREEMENT

This LANDLORD PERSONAL PROPERTY COLLATERAL ACCESS AGREEMENT (this “Agreement”) is dated as of                      and entered into by [NAME OF LANDLORD] (“Landlord”), to and for the benefit of GOLDMAN SACHS BANK USA, as collateral agent for Lenders and Lender Counterparties (in such capacity “Collateral Agent”).

RECITALS:

WHEREAS, [NAME OF GRANTOR], a [Type of Person] (“Tenant”), has possession of and occupies all or a portion of the property described on Exhibit A annexed hereto (the “Premises”);

WHEREAS, Tenant’s interest in the Premises arises under the lease agreement (the “Lease”) more particularly described on Exhibit B annexed hereto, pursuant to which Landlord has rights, upon the terms and conditions set forth therein, to take possession of, and otherwise assert control over, the Premises;

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of July 23, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among TERRAFORM POWER OPERATING, LLC (“Borrower”), TERRAFORM POWER, LLC, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent, and the other Persons party thereto, pursuant to which Tenant has executed a security agreement, mortgages, deeds of trust, deeds to secure debt and assignments of rents and leases, and other collateral documents in relation to the Credit Agreement;

EXHIBIT J-1

WHEREAS, Tenant’s repayment of the extensions of credit made by Lenders under the Credit Agreement will be secured, in part, by all Inventory of Tenant (including all Inventory of Tenant now or hereafter located on the Premises (the “Subject Inventory”)) and all Equipment used in Tenant’s business (including all Equipment of Tenant now or hereafter located on the Premises (the “Subject Equipment”; and, together with the Subject Inventory, the “Collateral”)); and

WHEREAS, Collateral Agent has requested that Landlord execute this Agreement as a condition to the extension of credit to Tenant under the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents and warrants to, and covenants and agrees with, Collateral Agent as follows:

1. Capitalized terms used herein (including the recitals hereto) not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement or, if not defined therein, in the Pledge and Security Agreement.

2. Landlord hereby (a) waives and releases unto Collateral Agent and its successors and assigns any and all rights granted by or under any present or future laws to levy or distraint for rent or any other charges which may be due to Landlord against the Collateral, and any and all other claims, liens and demands of every kind which it now has or may hereafter have against the Collateral, and (b) agrees that any rights it may have in or to the Collateral, no matter how arising (to the extent not effectively waived pursuant to clause (a) of this paragraph 2), shall be second and subordinate to the rights of Collateral Agent in respect thereof. Landlord acknowledges that the Collateral is and will remain personal property and not fixtures even though it may be affixed to or placed on the Premises.

3. Landlord certifies that (a) Landlord is the landlord under the Lease, (b) the Lease is in full force and effect and has not been amended, modified, or supplemented except as set forth on Exhibit B annexed hereto, (c) to the knowledge of Landlord, there is no defense, offset, claim or counterclaim by or in favor of Landlord against Tenant under the Lease or against the obligations of Landlord under the Lease, (d) no notice of default has been given under or in connection with the Lease which has not been cured, and Landlord has no knowledge of the occurrence of any other default under or in connection with the Lease, and (e) except as disclosed to Collateral Agent, no portion of the Premises is encumbered in any way by any deed of trust or mortgage lien or ground or superior lease.

4. Landlord consents to the installation or placement of the Collateral on the Premises, and Landlord grants to Collateral Agent a license to enter upon and into the Premises to do any or all of the following with respect to the Collateral: assemble, have appraised, display, remove, maintain, prepare for sale or lease, repair, transfer, or sell (at public or private sale). In entering upon or into the Premises, Collateral Agent hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, judgments, liabilities, costs and expenses incurred by Landlord caused solely by Collateral Agent’s entering upon or into the Premises and taking any of the foregoing actions with respect to the Collateral. Such costs shall include any damage to the Premises made by Collateral Agent in severing and/or removing the Collateral therefrom.

EXHIBIT J-2

5. Landlord agrees that it will not prevent Collateral Agent or its designee from entering upon the Premises at all reasonable times to inspect or remove the Collateral. In the event that Landlord has the right to, and desires to, obtain possession of the Premises (either through expiration of the Lease or termination thereof due to the default of Tenant thereunder), Landlord will deliver notice (the “Landlord’s Notice”) to Collateral Agent to that effect. Within the 45 day period after Collateral Agent receives the Landlord’s Notice, Collateral Agent shall have the right, but not the obligation, to cause the Collateral to be removed from the Premises. During such 45 day period, Landlord will not remove the Collateral from the Premises nor interfere with Collateral Agent’s actions in removing the Collateral from the Premises or Collateral Agent’s actions in otherwise enforcing its security interest in the Collateral. Notwithstanding anything to the contrary in this paragraph, Collateral Agent shall at no time have any obligation to remove the Collateral from the Premises.

6. Landlord shall send to Collateral Agent a copy of any notice of default under the Lease sent by Landlord to Tenant. In addition, Landlord shall send to Collateral Agent a copy of any notice received by Landlord of a breach or default under any other lease, mortgage, deed of trust, security agreement or other instrument to which Landlord is a party which may affect Landlord’s rights in, or possession of, the Premises.

7. All notices to Collateral Agent under this Agreement shall be in writing and sent to Collateral Agent at its address set forth on the signature page hereof by telefacsimile, by United States mail, or by overnight delivery service.

8. The provisions of this Agreement shall continue in effect until Landlord shall have received Collateral Agent’s written certification that all amounts advanced under the Credit Agreement have been paid in full.

9. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

EXHIBIT J-3

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the day and year first set forth above.

[NAME OF LANDLORD]

By:
Name:
Title:

Attention:
Telecopier:

By its acceptance hereof, as of the day and year first set forth above, Collateral Agent agrees to be bound by the provisions hereof.

GOLDMAN SACHS BANK USA,
as Collateral Agent

By:
Name:
Title:

Attention:
Telecopier:

[APPROPRIATE NOTARY BLOCKS]

EXHIBIT J-4

EXHIBIT A TO

LANDLORD PERSONAL PROPERTY COLLATERAL ACCESS AGREEMENT

Legal Description of Premises:

EXHIBIT J A-1

EXHIBIT B TO

LANDLORD PERSONAL PROPERTY COLLATERAL ACCESS AGREEMENT

Description of Lease:

EXHIBIT J B-1

EXHIBIT K TO

CREDIT AND GUARANTY AGREEMENT

INTERCOMPANY NOTE

Note Number:	Dated: [ ], 2014

FOR VALUE RECEIVED, each of TERRAFORM POWER OPERATING, LLC (“Borrower”), TERRAFORM POWER, LLC (“Holdings”) and each Subsidiary of Borrower (collectively, the “Group Members” and each, a “Group Member”) which is a party to this subordinated intercompany note (this “Promissory Note”) as a borrower (in such capacity each, a “Payor”) promises to pay to the order of such other Group Member as a lender (in such capacity each, a “Payee”) as it makes loans to such Payor, on demand, in lawful money as may be agreed upon from time to time by the relevant Payor and Payee, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other Indebtedness now or hereafter owing by such Payor to such Payee as shown either on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee. The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder. Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Credit and Guaranty Agreement dated as of July 23, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent (the “Collateral Agent”).

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the relevant Payor and Payee. Interest shall be due and payable at such times as may be agreed upon from time to time by the relevant Payor and Payee. Upon demand for payment of any principal amount hereof, accrued but unpaid interest on such principal amount shall also be due and payable. Interest shall be paid in any lawful currency as may be agreed upon by the relevant Payor and Payee and in immediately available funds. Unless otherwise agreed by the relevant Payor and Payee, interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 days.

Each Payor and any endorser of this Promissory Note hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note has been pledged by each Payee that is a Credit Party to the Collateral Agent, for the benefit of the Secured Parties, as security for such Payee’s obligations, if any, under the Credit Documents to which such Payee is a party. Each Payor acknowledges and agrees that after the occurrence of and during the continuation of an Event of Default (as defined in the Credit Agreement), the Collateral Agent and the other Secured Parties may exercise all the rights of each Payee that is a Credit Party under this Promissory Note, in accordance with the terms and conditions of the Pledge and Security Agreement, and will not be subject to any abatement, reduction, recoupment, defense (other than indefeasible payment in full in cash), setoff or counterclaim available to such Payor.

Each Payee agrees that any and all claims of such Payee arising under the Promissory Note against any Payor that is a Credit Party or any endorser of this Promissory Note, or against any of their respective properties, shall be subordinate and subject in right of payment to the Secured Obligations (as defined in the Pledge and Security Agreement) until all of the Secured Obligations (other than contingent or indemnification obligations for which no claim has been made and obligations in respect of any Hedge Agreement) have been paid in full and all Commitments have terminated or expired and no Letter of Credit shall be outstanding (other than Letters of Credit as to which other arrangements satisfactory to the Issuing Bank shall have been made (which arrangements may include Cash Collateral or backstop letters of credit satisfactory to the Issuing Bank in an amount equal to the Minimum Collateral Amount)); provided, that each Payor that is a Credit Party may make payments to the applicable Payee so long as no Event of Default shall have occurred and be continuing and, upon waiver, remedy or cure of each such Event of Default, so long as no other Event of Default shall have occurred and be continuing, such payments shall be permitted, including any payment to bring any missed payments during the period of Event of Default current; and provided, further, that all loans and advances made by a Payee pursuant to this Promissory Note shall be received by the applicable Payor subject to the provisions of the Credit Documents. Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee under this Promissory Note, whether now or hereafter arising and howsoever existing, in any assets of any Payor (whether constituting part of the security or collateral given to any Secured Party to secure payment of all or any part of the Secured Obligations or otherwise) shall be and hereby are subordinated to the rights of the Secured Parties in such assets. Except as expressly permitted by the Credit Documents, the Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until all of the Secured Obligations shall have been performed and paid in full (other than contingent indemnification obligations and other obligations not due and payable which expressly survive termination) and all commitments to extend credit under any Credit Document have expired or been terminated.

After the occurrence of and during the continuation of an Event of Default, if all or any part of the assets of any Payor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of any Payor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any Payor is dissolved or if (except as expressly permitted by the Credit Documents) all or substantially all of the assets of any Payor are sold, then, and in any such event, any payment or distribution of any kind or character, whether in cash, securities or other investment property, or otherwise, which shall be payable or deliverable upon or with respect to any indebtedness of such Payor to any Payee (“Payor Indebtedness”) shall be paid or delivered directly to the Collateral Agent for application to any of the Secured Obligations, due or to become due, until the date on which the Secured Obligations (other than contingent or indemnification obligations for which no claim has been made and obligations in respect of any Hedge Agreement) have been paid in full and all Commitments have terminated or expired and no Letter of Credit shall be outstanding (other than Letters of Credit as to which other arrangements satisfactory to the Issuing Bank shall have been

EXHIBIT K-2

made (which arrangements may include Cash Collateral or backstop letters of credit satisfactory to the Issuing Bank in an amount equal to the Minimum Collateral Amount)). After the occurrence of and during the continuation of an Event of Default, each Payee that is a Credit Party irrevocably authorizes, empowers and appoints the Collateral Agent as such Payee’s attorney-in-fact (which appointment is coupled with an interest and is irrevocable) to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of such Payee such proofs of claim and take such other action, in the Collateral Agent’s own names or in the name of such Payee or otherwise, as the Collateral Agent may deem necessary or advisable for the enforcement of this Promissory Note. After the occurrence of and during the continuation of an Event of Default, each Payee that is a Credit Party also agrees to execute, verify, deliver and file any such proofs of claim in respect of the Payor Indebtedness requested by the Collateral Agent. After the occurrence of and during the continuation of an Event of Default, the Collateral Agent may vote such proofs of claim in any such proceeding (and the applicable Payee shall not be entitled to withdraw such vote), receive and collect any and all dividends or other payments or disbursements made on Payor Indebtedness in whatever form the same may be paid or issued and apply the same on account of any of the Secured Obligations in accordance with the Credit Agreement. Upon the occurrence and during the continuation of any Event of Default, should any payment, distribution, security or other investment property or instrument or any proceeds thereof be received by any Payee that is a Credit Party upon or with respect to Payor Indebtedness owing to such Payee prior to such time as the Secured Obligations (other than contingent or indemnification obligations for which no claim has been made and obligations in respect of any Hedge Agreement) have been paid in full and all Commitments have terminated or expired and no Letter of Credit shall be outstanding (other than Letters of Credit as to which other arrangements satisfactory to the Issuing Bank shall have been made (which arrangements may include Cash Collateral or backstop letters of credit satisfactory to the Issuing Bank in an amount equal to the Minimum Collateral Amount)), such Payee that is a Credit Party shall receive and hold the same for the benefit of the Secured Parties, and shall forthwith deliver the same to the Collateral Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of such Payee where necessary or advisable in the Collateral Agent’s judgment), for application to any of the Secured Obligations in accordance with the Credit Agreement, due or not due, and, until so delivered, the same shall be segregated from the other assets of such Payee for the benefit of the Secured Parties. Upon the occurrence and during the continuance of an Event of Default, if such Payee fails to make any such endorsement or assignment to the Collateral Agent, the Collateral Agent or any of its officers, employees or representatives are hereby irrevocably authorized to make the same. Each Payee that is a Credit Party agrees that until the Secured Obligations (other than contingent or indemnification obligations for which no claim has been made and obligations in respect of any Hedge Agreement) have been paid in full and all Commitments have terminated or expired and no Letter of Credit shall be outstanding (other than Letters of Credit as to which other arrangements satisfactory to the Issuing Bank shall have been made (which arrangements may include Cash Collateral or backstop letters of credit satisfactory to the Issuing Bank in an amount equal to the Minimum Collateral Amount)), such Payee will not (i) assign or transfer, or agree to assign or transfer, to any Person (other than any other Group Member (if such assignment or transfer or agreement to assign or transfer is in accordance with the terms of the Credit Agreement) or in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Pledge and Security Agreement or as otherwise permitted pursuant to the Credit

EXHIBIT K-3

Documents) any claim such Payee has or may have against any Payor, (ii) upon the occurrence and during the continuance of an Event of Default, discount or extend the time for payment of any Payor Indebtedness, or (iii) otherwise amend, modify, supplement, waive or fail to enforce any provision of this Promissory Note except to the extent otherwise permitted pursuant to the Credit Documents.

The Secured Parties shall be third party beneficiaries hereof and shall be entitled to enforce the subordination and other provisions hereof.

Notwithstanding anything to the contrary contained herein, in any other Credit Document or in any such promissory note or other instrument, this Promissory Note shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Group Member to any other Group Member (except any amendments or amendments and restatements of this Promissory Note made in accordance with the terms of the Credit Agreement, or any supplements to Schedule A hereto made hereby in accordance with the terms hereof).

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

From time to time after the date hereof, additional Subsidiaries of the Group Members may become parties hereto by executing a counterpart signature page to this Promissory Note (each additional Subsidiary, an “Additional Group Member”). Upon delivery of such counterpart signature page to the Agent and Borrower, notice of which is hereby waived by the other Group Members, each Additional Group Member shall be a Group Member and shall be as fully a party hereto as if such Additional Group Member were an original signatory hereof. Each Group Member expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Group Member hereunder. This Promissory Note shall be fully effective as to any Group Member that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Group Member hereunder.

This Promissory Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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EXHIBIT K-4

IN WITNESS WHEREOF, each Group Member has caused this Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

TERRAFORM POWER OPERATING, LLC

By:
Name:
Title:

TERRAFORM POWER, LLC

By:
Name:
Title:

[ ][1]

By:
Name:
Title:

[1]	At least Credit Parties and Subsidiaries which are parties to intercompany loans with Credit Parties are required to sign this Intercompany Note. Borrower to complete signature pages accordingly.

EXHIBIT K-5

Schedule A

TRANSACTIONS UNDER PROMISSORY NOTE

Date	Name of Payor	Name of Payee	Amount of Advance This Date	Amount of Principal Paid This Date	Outstanding Principal Balance from Payor to Payee This Date	Notation Made By

EXHIBIT K A-1

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to                      all of its right, title and interest in and to the Intercompany Note, dated [                 ], 2014 (as amended, supplemented or otherwise modified from time to time, the “Promissory Note”), made by TERRAFORM POWER OPERATING, LLC (“Borrower”), TERRAFORM POWER, LLC and certain Subsidiaries of the Borrower or any other Person that is or becomes a party thereto, and payable to the undersigned. This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Group Members (as defined in the Promissory Note) party to the Promissory Note. From time to time after the date thereof, additional Subsidiaries of the Group Members shall become parties to the Promissory Note (each, an “Additional Payee”) and a signatory to this endorsement by executing a counterpart signature page to the Promissory Note and to this endorsement. Upon delivery of such counterpart signature page to the Agent and Borrower, notice of which is hereby waived by the other Payees, each Additional Payee shall be a Payee and shall be as fully a Payee under the Promissory Note and a signatory to this endorsement as if such Additional Payee were an original Payee under the Promissory Note and an original signatory hereof. Each Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Promissory Note or hereunder. This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee to the Promissory Note or hereunder.

Dated:

TERRAFORM POWER OPERATING, LLC

By:
Name:
Title:

TERRAFORM POWER, LLC

By:
Name:
Title:

EXHIBIT K A-2

[	]

By:
Name:
Title:

EXHIBIT K A-3

EXHIBIT L TO

CREDIT AND GUARANTY AGREEMENT

JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of [                 , 20    ] (this “Agreement”), by and among [NEW LENDERS] (each a “Lender” and collectively the “Lenders”), TERRAFORM POWER OPERATING, LLC, a Delaware limited liability company (“Borrower”), TERRAFORM POWER, LLC, a Delaware limited liability company corporation (“Holdings”), and CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, GOLDMAN SACHS BANK USA (“GS Bank”), as Administrative Agent.

RECITALS:

WHEREAS, reference is hereby made to the Credit and Guaranty Agreement, dated as of July 23, 2014 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent, and the other Persons party thereto; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, Borrower may increase the existing Revolving Commitments and/or provide New Term Loan Commitments by entering into one or more Joinder Agreements with the New Term Loan Lenders and/or New Revolving Loan Lenders, as applicable.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Lender party hereto hereby agrees to commit to provide its respective Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement (this “Agreement”) and it is sophisticated with respect to decisions to make loans similar to those contemplated to be made hereunder and it is experienced in making loans of such type; (ii) agrees that it will, independently and without reliance upon Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes Administrative Agent [and Syndication Agent] to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to Administrative Agent [and Syndication Agent], as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

EXHIBIT L-4

Each Lender hereby agrees to make its Commitment on the following terms and conditions1:

1.	Applicable Margin. The Applicable Margin for each Series [ ] New Term Loan shall mean, as of any date of determination, [ ]% per annum

2.	Principal Payments. Borrower shall make principal payments on the Series [ ] New Term Loans in installments on the dates and in the amounts set forth below:

(A) Payment Date	(B) Scheduled Repayment of Series [ ] New Term Loans
$
$
$
$
$
$
$
$
$
$
$
$
$
$

TOTAL	$

3.	Voluntary and Mandatory Prepayments. Scheduled installments of principal of the [Series [ ]] New Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the [Series [ ]] New Term Loans in accordance with Sections 2.12, 2.13 and 2.14 of the Credit Agreement, respectively.

4.	Prepayment Fees. Borrower agrees to pay to each [New Term Loan Lender] the following prepayment fees, if any: [ ].

[1]	Insert completed items 1-7 as applicable, with respect to New Term Loans with such modifications as may be agreed to by the parties hereto to the extent consistent with Section 2.24 of the Credit Agreement.

EXHIBIT L-5

[Insert other additional prepayment provisions with respect to New Term Loans]

5.	Other Fees. Borrower agrees to pay each [New Term Loan Lender] [New Revolving Loan Lender] its Pro Rata Share of an aggregate fee equal to [ , ] on [ , ].

6.	Proposed Borrowing. This Agreement represents Borrower’s request to borrow [Series [ ] New Term Loans] from New Term Loan Lender as follows (the “Proposed Borrowing”):

a.	Business Day of Proposed Borrowing: ,

b.	Amount of Proposed Borrowing: $

c. Interest rate option:	☐	a.	Base Rate Loan(s)
	☐	b.	Eurodollar Rate Loans with an initial Interest Period of month(s)

7.	[New Lenders. Each [New Term Loan Lender] [New Revolving Loan Lender] acknowledges and agrees that upon its execution of this Agreement [and the making of [New Term Loans] Series New Term Loans] that such [New Term Loan Lender] [New Revolving Loan Lender] shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.][2]

8.	Credit Agreement Governs. Except as set forth in this Agreement, [New Revolving Loans] [Series [ ] New Term Loans] shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

9.	Borrower’s Certifications. By its execution of this Agreement, the undersigned officer and Borrower hereby certify that:

i.	The representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

[2]	Insert bracketed language if the lending institution is not already a Lender.

EXHIBIT L-6

ii.	No event has occurred and is continuing or would result from the consummation of the Proposed Borrowing contemplated hereby that would constitute a Default or an Event of Default; and

iii.	Borrower has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.

10.	Borrower Covenants. By its execution of this Agreement, Borrower hereby covenants that:

i.	[Borrower shall make any payments required pursuant to Section 2.18(c) of the Credit Agreement in connection with the New Revolving Loan Commitments;][3]

ii.	Borrower shall deliver or cause to be delivered the following legal opinions and documents: [ ], together with all other legal opinions and other documents reasonably requested by Administrative Agent in connection with this Agreement; and

iii.	Set forth on the attached Officer’s Certificate are the calculations (in reasonable detail) demonstrating compliance with the financial tests described in Section 6.7 of the Credit Agreement.

11.	Eligible Assignee. By its execution of this Agreement, each [New Term Loan Lender] [New Revolving Loan Lender] represents and warrants that it is an Eligible Assignee.

12.	Notice. For purposes of the Credit Agreement, the initial notice address of each [New Term Loan Lender] [New Revolving Loan Lender] shall be as set forth below its signature below.

13.	Non-US Lenders. For each [New Revolving Loan Lender] [New Term Loan Lender] that is a Non-US Lender, delivered herewith to Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such [New Revolving Loan Lender] [New Term Loan Lender] may be required to deliver to Administrative Agent pursuant to Section 2.20(c) of the Credit Agreement.

14.	Recordation of the New Loans. Upon execution and delivery hereof, Administrative Agent will record the [Series [ ] New Term Loans] [New Revolving Loans] made by [New Term Loan Lenders] [New Revolving Loan Lenders] in the Register.

15.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

[3]	Select this provision in the circumstance where the Lender is a New Revolving Lender.

EXHIBIT L-7

16.	Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

17.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

18.	Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

19.	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

EXHIBIT L-8

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [            ,         ].

[NAME OF LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

TERRAFORM POWER OPERATING, LLC

By:
Name:
Title:

TERRAFORM POWER, LLC

By:
Name:
Title:

[NAME OF SUBSIDIARY]

By:
Name:
Title:

EXHIBIT L-9

Consented to by:

GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Authorized Signatory]

EXHIBIT L-10

SCHEDULE A TO JOINDER AGREEMENT

Name of Lender	Type of Commitment		Amount
[ ]	[New Term Loan Commitment]		$
[New Revolving Loan Commitment]

		Total:	$

EXHIBIT L-11

EXHIBIT M TO

CREDIT AND GUARANTY AGREEMENT

INCUMBENCY CERTIFICATE

Reference is made to the Credit and Guaranty Agreement, dated as of July 23, 2014; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among TERRAFORM POWER OPERATING, LLC (“Borrower”), TERRAFORM POWER, LLC (“Holdings”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent, and the other Persons party thereto.

The following persons are now duly elected and qualified officers of Holdings, each holding the respective office or offices indicated next to his or her name below, and the signature set forth opposite his or her name below is the true and genuine signature of such officer, and such officer is duly authorized to execute and deliver, on behalf of Holdings, the Borrower and the Guarantors, the Credit Documents to which Holdings, the Borrower and the Guarantors, respectively, are party and any certificate or other document to be delivered by Holdings, the Borrower and any of the Guarantors pursuant to the Credit Documents:

Name	Office	Signature

[Remainder of page intentionally left blank]

EXHIBIT M-1

IN WITNESS WHEREOF, I have caused this Certificate to be duly executed and delivered as of the date and at the place first written above.

By:
Name:
Title:	Secretary

EXHIBIT M-2